Exhibit 10.6

Confidential Treatment Requested. Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as “[Redacted].” A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

CREDIT CARD PROGRAM AGREEMENT

by and among

FEDERATED DEPARTMENT STORES, INC.,

FDS BANK,

FACS GROUP, INC.,

and

CITIBANK, N.A.

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		1
1.1	Generally	1
1.2	Miscellaneous	17

ARTICLE II ESTABLISHMENT OF THE PROGRAM		17
2.1	Credit Program	17
2.2	Exclusivity	17
2.3	Retail Portfolio Acquisitions	19
2.4	Retail Portfolio Dispositions	21
2.5	Partner Exclusivity	21
2.6	General Electric Capital Corporation / Macy’s Credit Card Program	22

ARTICLE III PROGRAM MANAGEMENT AND ADMINISTRATION		22
3.1	Program Objectives	22
3.2	Operating Committee	22
3.3	Executive Committee	26
3.4	Program Relationship Managers; Partner Program Team	26

ARTICLE IV PROGRAM OPERATIONS		27
4.1	Operation of the Program	27
4.2	Certain Responsibilities of the FDS Companies	28
4.3	Certain Responsibilities of Bank	29
4.4	Ownership of Accounts	30
4.5	Branding of Accounts/Credit Cards/Credit Card Documentation/Solicitation Materials	30
4.6	Underwriting and Risk Management	31
4.7	Cardholder Terms	32
4.8	Value Propositions	32
4.9	Participation in Reversals	33
4.10	Sales Taxes	35

ARTICLE V MARKETING		36
5.1	Promotion of Program	36
5.2	Marketing Commitment	36
5.3	Communications with Cardholders	37
5.4	Additional Marketing Support	38
5.5	Ancillary Products	38
5.6	Marketing Plan	39

ARTICLE VI CARDHOLDER INFORMATION		39
6.1	Customer Information	39
6.2	Cardholder Data	40
6.3	FDS Shopper Data; FDS Prospect List	44

i

ARTICLE VII OPERATING STANDARDS		45
7.1	Reports	45
7.2	Servicing; Interim Servicing; Transition of Services at the Election of the FDS Companies	46
7.3	Service Level Standards	46
7.4	Credit Systems	48
7.5	Systems Interface; Technical Support	49

ARTICLE VIII MERCHANT SERVICES		50
8.1	Transmittal and Authorization of FDS Charge Transaction Data	50
8.2	POS Terminals	50
8.3	In-Store Payments	50
8.4	Settlement Procedures	51
8.5	Bank’s Right to Charge Back	52
8.6	No Processing Fees	52

ARTICLE IX PROGRAM ECONOMICS		53
9.1	Bank’s Responsibility for Program Operation	53
9.2	Settlement Statements	53
9.3	FDS Compensation	53
9.4	Budgeting	54

ARTICLE X INTELLECTUAL PROPERTY		55
10.1	The FDS Licensed Marks	55
10.2	Bank Licensed Marks	57
10.3	Intellectual Property	58

ARTICLE XI REPRESENTATIONS, WARRANTIES AND COVENANTS		59
11.1	General Representations and Warranties of FDS	59
11.2	General Representations and Warranties of Bank	61
11.3	General Covenants of the FDS Companies	62
11.4	General Covenants of Bank	63

ARTICLE XII ACCESS, AUDIT AND DISPUTE RESOLUTION		64
12.1	Access Rights	64
12.2	Audit Rights	64
12.3	Dispute Resolution	65

ARTICLE XIII CONFIDENTIALITY		69
13.1	General Confidentiality	69
13.2	Use and Disclosure of Confidential Information	70
13.3	Unauthorized Use or Disclosure of Confidential Information	70
13.4	Return or Destruction of Confidential Information	70

ARTICLE XIV EVENTS OF DEFAULT; RIGHTS AND REMEDIES		71
14.1	Events of Default	71
14.2	Defaults by Bank	72

14.3	Defaults by the FDS Companies	72
14.4	Remedies for Events of Default	73

ARTICLE XV TERM/TERMINATION		73
15.1	Term	73
15.2	Termination by the FDS Companies Prior to the End of the Initial Term or Renewal Term	73
15.3	Termination by Bank Prior to the End of the Initial Term or Renewal Term	74
15.4	Automatic Termination	74

ARTICLE XVI EFFECTS OF TERMINATION		74
16.1	General Effects	74
16.2	The FDS Companies’ Option to Purchase the Program Assets	75
16.3	Dedicated Program Personnel	77
16.4	Rights of Bank if Purchase Option Not Exercised	77

ARTICLE XVII INDEMNIFICATION		78
17.1	FDS Indemnification of Bank	78
17.2	Bank Indemnification of the FDS Companies	79
17.3	Procedures	80
17.4	Notice and Additional Rights	81

ARTICLE XVIII MISCELLANEOUS		82
18.1	Securitization	82
18.2	Assignment	82
18.3	Sale or Transfer of Accounts	83
18.4	Subcontracting	83
18.5	Amendment	83
18.6	Non-Waiver	83
18.7	Severability	83
18.8	Waiver of Jury Trial and Venue	83
18.9	Governing Law; Compliance with Law	84
18.10	Specific Performance	84
18.11	Captions	84
18.12	Notices	84
18.13	Coordination of Consents and Approvals	85
18.14	Further Assurances	85
18.15	No Joint Venture	85
18.16	Press Releases	85
18.17	No Set-Off	86
18.18	Conflict of Interest	86
18.19	Third Parties	86
18.20	Force Majeure	86
18.21	Entire Agreement	86
18.22	Binding Effect	87
18.23	Counterparts/Facsimiles	87

18.24	Financial Statements	87
18.25	Survival	87

CREDIT CARD PROGRAM AGREEMENT

This Credit Card Program Agreement is made as of the 1st day of June, 2005, by and among Federated Department Stores, Inc., a Delaware corporation, (“FDS”), FDS Bank, a federally-chartered stock savings bank (“FDS Bank”), FACS Group, Inc., an Ohio corporation (“FACS”, and together with FDS and FDS Bank, the “FDS Companies”), and Citibank, N.A., a national banking association (“Bank”).

W I T N E S S E T H:

WHEREAS, the FDS Companies, directly and through subsidiaries, are engaged in, among other activities, operating retail department stores and a Credit Card Business (as hereinafter defined);

WHEREAS, concurrently with the execution of this Agreement, FDS, FDS Bank and Bank are entering a purchase and sale agreement (the “Purchase Agreement”; unless otherwise defined herein, terms defined therein being used in this Agreement as so defined) pursuant to which Bank shall purchase the Credit Card Business, subject to the satisfaction of certain conditions, in the following transactions, as more fully set forth in the Purchase Agreement: (1) at the First Closing, Bank shall purchase the FDS Accounts and certain related assets and liabilities; (2) at the Second Closing, Bank shall purchase the GE/Macy’s Accounts and certain related assets and liabilities; and (3) at the Third Closing, Bank shall purchase the May Accounts and certain related assets and liabilities;

WHEREAS, the FDS Companies have requested that Bank establish a program pursuant to which, from and after the Effective Date of this Agreement, Bank shall issue private label and co-branded credit cards to be serviced, marketed and promoted in accordance with the terms hereof;

WHEREAS, the parties hereto agree that the goodwill associated with the FDS Licensed Marks contemplated for use hereunder are of substantial value that is dependent upon the maintenance of high quality services and appropriate use of the trademarks pursuant to this Agreement; and

NOW, THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Generally. The following terms shall have the following meanings when used in this Agreement:

“AAA” means the American Arbitration Association.

“Account” means any account under which a purchase, cash advance, convenience check or balance transfer transaction may be or has been made by or to a Person (or any Person authorized by such Person) pursuant to a Credit Card Agreement established pursuant to the terms of this Agreement or acquired pursuant to the Purchase Agreement. For the avoidance of doubt, the term Account shall include (i) the Purchased Accounts from their respective dates of purchase pursuant to the Purchase Agreement, and (ii) all Accounts established or reactivated from and after the Effective Date, including the Private Label Accounts, the General Purpose Accounts and the Employee Accounts.

“Account Documentation” means, with respect to an Account, any and all documentation arising from that Account, including Credit Card Documentation, checks or other forms of payment arising from that Account, notices to Cardholders, credit bureau reports (to the extent not prohibited from transfer by contract with the credit bureau), adverse action notices, change of terms notices, other notices, correspondence, memoranda, documents, stubs, instruments, certificates, agreements, magnetic tapes, disks, hard copy formats or other computer-readable data transmissions, any microfilm, electronic or other copy of any of the foregoing, and any other written, electronic or other records or materials of whatever form or nature, including tangible and intangible information, arising from any of the foregoing to the extent related to the Program; provided that Account Documentation shall not include FDS’s or any of its Affiliates’ register tapes, invoices, sales or shipping slips, delivery or other receipts or other indicia of the sale of FDS Goods and Services, or any reports, analyses or other documentation prepared by any of the FDS Companies or their Affiliates for use in the retail business operated by the FDS Companies and their Affiliates regardless of whether derived in whole or in part from the Account Documentation; and provided, further, that notwithstanding that certain information included in the Account Documentation might also constitute FDS Shopper Data, nothing contained in this definition shall limit FDS’s rights in and to the FDS Shopper Data as set forth in Section 6.3.

“Additional Marketing Commitment” means the obligation of Bank to pay the amounts set forth in Schedule 1.1(l) for the purposes specified by the Operating Committee.

“Additional Premium” means the collective reference to (i) the “Additional Premium” portion of the FDS Purchase Price, as defined on the Final First Closing Statement, as finally determined in accordance with Section 2.3 of the Purchase Agreement, (ii) the “Additional Premium” portion of the GE/Macy’s Purchase Price, as defined on the Final Second Closing Statement, as finally determined in accordance with Section 3.3 of the Purchase Agreement, and (iii) the “Additional Premium” portion of the May Purchase Price, as defined on the Final Third Closing Statement, as finally determined in accordance with Section 4.3 of the Purchase Agreement.

“Adjusted Fair Market Value” has the meaning set forth in Schedule 16.2(d)(i).

“Adverse Sales Development” means, with respect to any twelve (12) Fiscal Month period after the Benchmark Year (as defined below), (i) a decrease of thirty-three percent (33%) or more in the aggregate sales volume in the FDS Channels as compared to the immediately preceding twelve (12) Fiscal Month period or (ii) aggregate sales volume in the FDS Channels is less than sixty-six percent (66%) of the aggregate sales volume in the FDS Channels during the Benchmark Year; provided, however, that, to the extent that Bank is servicing Program Assets related to any Sold Chain or Sold Area Stores pursuant to any agreement or arrangement with the purchaser thereof, the aggregate sales volume in the FDS Channels for any period referred to above shall include the aggregate sales volume at such Sold Chain or Sold Area Stores during the twelve (12) Fiscal Month period ending prior to the sale of such Sold Chain or Sold Area Store. For purposes hereof, “Benchmark Year” means the twelve (12) Fiscal Month period beginning with the Fiscal Month in which the Third Closing Date occurs.

“Affiliate” means, with respect to any Person, each Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement and regardless of its characterization under Applicable Law, CEBA Bank shall be deemed to be an Affiliate of Bank and not an Affiliate of FDS, except as otherwise expressly provided in this Agreement and except that for purposes of Articles VI and XIII hereof, CEBA Bank also shall be deemed to be an Affiliate of FDS.

“Agreement” means this Program Agreement, together with all of its schedules and exhibits, as modified, altered, supplemented, amended and/or restated from time to time.

“Ancillary Products” means (i) any financial services or financial or credit related products (other than FDS Credit Cards), including insurance products and services, credit protection products, investment and securities products, home equity products, wealth accumulation products, savings and deposit products and debt suspension products and (ii) any auto, travel or other membership clubs and similar services that are not FDS Goods and Services.

“Applicable Law” means, to the extent applicable to the Program or any Party hereto, all federal, state and local laws (including common law), statutes, regulations, injunctions, written regulatory guidance, substantive recommendations (which Bank shall request in writing if so requested by FDS), orders, judgments, directives or determinations of any Governmental Authority or any order or judgment of any arbitrator, as may be amended and in effect from time to time during the Term, including (i) the Truth in Lending Act and Regulation Z; (ii) the Equal Credit Opportunity Act and Regulation B; (iii) the Fair Debt Collection Practices Act; (iv) the Fair Credit Reporting Act; (v) the Gramm-Leach-Bliley Act; and (vii) the USA PATRIOT Act, and, in each case, any implementing regulations or interpretations issued thereunder.

“Applicable Order” means, with respect to any Person, a judgment, injunction, writ, decree or order of any Governmental Authority, in each case legally binding on that Person or on any material amount of its property.

“Approved Ancillary Products” means the products listed on Schedule 1.1(a) and any additional Ancillary Products approved for offering under the Program after the Effective Date pursuant to the terms of this Agreement.

“Average Private Label Interest Free Receivables” means, for any twelve (12) consecutive Fiscal Month period, the Average Private Label Receivables that are unbilled and subject to any active interest free payment plan or three (3) or six (6) month deferred payment plan plus the Average Private Label Receivables that have been billed under (i) the 12-PAY or twelve (12) months SEAT plans or (ii) other new Account types introduced pursuant to Article III and designated for inclusion in the calculation of Average Private Label Interest Free Receivables in connection with such introduction.

“Average Private Label Receivables” means, for any twelve (12) consecutive Fiscal Month period, Average Receivables under Private Label Accounts.

“Average Receivables” means, (a) for any Fiscal Month, the Cardholder Indebtedness calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, and (b) for any Fiscal Year, (i) the sum of the amounts determined pursuant to clause (a) for each Fiscal Month in such Fiscal Year divided by (ii) the number of Fiscal Months in such Fiscal Year.

“Bad Debt Reserve” means the bad debt reserve maintained by Bank solely with respect to the Accounts under the Program in an amount, from time to time, equal to the product of (i) forty percent (40%) of the aggregate amount of Cardholder Indebtedness multiplied by (ii) the Loss Rate multiplied by (iii) 7/12. For purposes of this definition, “Loss Rate” means, with respect to the twelve (12) Fiscal Month period with respect to which the calculation of the Bad Debt Reserve is being made, a percentage equal to (i) (A) the aggregate amount of Cardholder Indebtedness that is forecasted by Bank (in a manner consistent with its forecasts for partner Credit Card portfolios managed by Bank of a similar size and nature) to be written-off under the Program during such twelve (12) Fiscal Month period, calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, minus (B) the aggregate amount forecasted by Bank (in a manner consistent with its forecasts for partner Credit Card portfolios managed by Bank of a similar size and nature) to be recovered with respect to previously written-off Cardholder Indebtedness during such twelve (12) Fiscal Month period (including recovery of sales taxes paid on written-off Cardholder Indebtedness), divided by (ii) the aggregate amount of the average amount of Cardholder Indebtedness under the Program forecasted for each Fiscal Month during such twelve (12) Fiscal Month period (in each case, calculated on a sum of cycles basis of reporting monthly receivables under the Accounts for each Fiscal Month).

“Bank” has the meaning set forth in the preamble hereof; provided that Bank shall mean CEBA Bank with respect to Bank’s rights and obligations hereunder following the assignment of this Agreement to CEBA Bank pursuant to Section 18.2.

“Bank Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of Bank listed on Schedule 1.1(b) and licensed to the FDS Companies under Section 10.2 hereof.

“Bank Manager” has the meaning set forth in Section 3.4(a) hereof.

“Bank Parent” means Citigroup, Inc.

“Bank Systems” means Systems owned, leased or licensed by and operated by or on behalf of Bank or any of its controlled Affiliates; provided that a System shall not be a Bank System if access or permission to use such System must be granted by FDS or any of its Affiliates in order for Bank or any of its Affiliates to use such System hereunder.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any other applicable state or federal bankruptcy, insolvency, moratorium or other similar law and all laws relating thereto.

“Billing Cycle” means the interval of time between regular periodic Billing Dates for an Account.

“Billing Date” means, for any Account, the last day of a Billing Cycle as of when the Account is billed.

“Billing Statement” means a summary of Account credit and debit transactions for a Billing Cycle including a descriptive statement covering purchases, charges, past due account information and Loyalty Program information.

“Budget” means the semi-annual or annual (as the case may be) budget for the Program, in substantially the form attached hereto as Schedule 9.4(a) or such other form as may be approved by the Operating Committee, which in each case shall set forth, among other information determined by the Operating Committee, the projected account volumes, revenues, expenses, write-offs, and funding needs and obligations for the Program for the period covered and an explanation of how such needs will be met.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, on which both FDS and Bank are open for business at their respective U.S. headquarters.

“Business Plan” means a three-year business plan for the Program, in substantially the form agreed upon by the Parties on or prior to the Effective Date or such other form as may be approved by the Operating Committee, which shall in each case describe strategies for Program growth and shall include detailed financial statements, a schedule of all major assumptions underlying such financial statements, a description of all capital expenditures and Systems improvements projected for the period, the projected funding needs of the Program for such period, and an explanation of how those needs will be met.

“Card Association” means Visa International Inc. and Visa U.S.A. Inc. or any successor thereto and, to the extent that, any time following the Effective Date, FDS Bank approves the issuance pursuant hereto of Co-Branded Credit Cards bearing the mark of any other card association or card network (e.g., MasterCard, American Express or Discover), such other card association or card network.

“Cardholder” means any Person who has been issued an FDS Credit Card and includes authorized user(s).

“Card Association Contract” has the meaning set forth in Section 9.3(c) hereof.

“Cardholder Data” means (i) the Cardholder List and (ii) all other personally identifiable information about a Cardholder (A) received by or on behalf of Bank (including by the FDS Servicer in its capacity as such) in connection with the Cardholder’s application for use of an FDS Credit Card or Account or (B) otherwise obtained by or on behalf of Bank (including information obtained by the FDS Servicer in its capacity as such and information contained in the Master File conveyed to Bank pursuant to the Purchase Agreement) for inclusion in its database of Cardholder information (including information about a Cardholder purchased by Bank), including all transaction and experience information collected by or on behalf of Bank (including by the FDS Servicer in its capacity as such) with regard to each purchase charged by a Cardholder using his or her FDS Credit Card (including FDS Charge Transaction Data with respect to charges on Private Label Accounts and transaction and experience information with respect to charges on General Purpose Accounts).

“Cardholder Indebtedness” means all amounts charged and owing to Bank by Cardholders with respect to Accounts (including principal balances from outstanding charges, charges for Approved Ancillary Products, balance transfers, convenience checks, cash advances, finance charges, NSF fees, late charges, pay-by-phone fees and any other fees and charges), whether or not billed, less the amount of any credit balances owing by Bank to Cardholders, including in respect of any payments and any credits associated with returns of goods and/or services and other credits and adjustments, whether or not billed.

“Cardholder List” means any list (whether in hardcopy, magnetic tape, electronic or other form) that identifies Cardholders, including any such listing that sets forth the names, addresses, email addresses (as available), telephone numbers or social security numbers of any or all Cardholders.

“Change of Control” means, with respect to any Person (the “subject Person”), (i) a Person or group becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (except that a Person or group shall be deemed to own all securities it has the right to acquire)), directly or indirectly, of more than fifty percent (50%) of the total voting power of the subject Person, (ii) such subject Person merges, consolidates, acquires, is acquired by, or otherwise combines with any other Person in a transaction in which the subject Person is not the surviving entity or which constitutes a “merger of equals”, it being understood that a subject Person shall not be considered the “surviving entity” of a transaction if either (A) the members of the Board of Directors of the subject Person immediately prior to the transaction constitute less than a majority of the members of the Board of Directors of the ultimate parent entity of the entity surviving or resulting from the transaction or (B) securities of the subject Person that are outstanding immediately prior to the transaction (or securities into which such securities are converted in the transaction) represent less than fifty percent (50%) of the total voting power of the ultimate parent entity of the entity surviving or resulting from the transaction, or (iii) the subject Person sells all or substantially all of its assets to a Person that is not an Affiliate of the subject Person.

“Co-Branded Credit Card” means a Credit Card, including the Credit Cards listed on Schedule 1.1(c) as “Co-Branded Credit Cards,” that (i) bears an FDS Licensed Mark and a trademark, tradename, service mark, logo or other proprietary designation of a Card Association and (ii) is linked to a General Purpose Account and (except in the case of SAV Visa Accounts or as otherwise agreed by the Parties) a Private Label Account.

“Confidential Information” has the meaning set forth in Section 13.1(a) hereof.

“Conversion Costs” has the meaning set forth in Section 16.2(d)(iii) hereof.

“CPI” means the Consumer Price Index for All Urban Consumers (CPI-U) for the U.S. City Average for All Items, as published by the United States Department of Labor Bureau of Labor Statistics, or any successor organization.

“Credit Card” means a credit card pursuant to which the cardholder or authorized user may purchase goods and services, obtain cash advances or convenience checks, and transfer balances through open-end revolving credit, commonly known as a credit or charge card; provided that the term does not include: (i) any gift card; (ii) any debit card, smart card, stored value card, electronic or digital cash card or any other card that does not provide the holder thereof with the ability to obtain credit other than through an overdraft line or similar feature; (iii) any secured card, including any card secured by a lien on real or other property or by a deposit (but excluding any credit card issued in respect of an Employee Account, which shall be deemed a Credit Card for purposes of this Agreement); (iv) any card issued to the holder of a securities brokerage account that allows the holder to obtain credit through a margin account; or (v) any credit or charge card designated as a corporate credit or charge card.

“Credit Card Agreement” means the Credit Card agreement between Bank (including as an assignee of FDS Bank, GE Bank or May Bank (as defined in the Purchase Agreement)) and a Cardholder (and any replacement of such agreement), governing the use of an Account, together with any amendments, modifications or supplements that now or hereafter may be made to such Credit Card Agreement (and any replacement of such agreement).

“Credit Card Application” means the credit application that must be completed and submitted in order to establish an Account (including any such application submitted at the POS, by phone or via the Internet).

“Credit Card Business” means the Business, as that term is defined in the Purchase Agreement.

“Credit Card Documentation” means, with respect to the Accounts, all Credit Card Applications; Credit Card Agreements; FDS Credit Cards; documentation containing the terms and conditions of any Loyalty Programs mailed or sent to Cardholders; and Billing Statements, in each case relating to such Accounts.

“Disclosing Party” has the meaning set forth in Section 13.1(d) hereof.

“Early Age Collection” has the meaning set forth in Section 4.2(a)(iv) hereof.

“Effective Date” means the First Cut-Off Time (as defined in the Purchase Agreement).

“Employee Accounts” means the Prepaid Employee Accounts and Private Label Accounts designated (including by designation in the master file) by an FDS Company as Accounts that are eligible for any employee discount or otherwise designated by an FDS Company as “Employee Accounts” from time to time.

“Equity Holder” means the FDS entity that is the owner of the preferred equity interests of CEBA Bank that are issued pursuant to the Purchase Agreement.

“Estimated Remittance” has the meaning set forth in Section 8.4(c) hereof.

“Event of Default” means the occurrence of any one of the events listed in Section 14.1 hereof.

“Exchange Act” means the Securities and Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Executive Committee” has the meaning set forth in Section 3.3 hereof.

“FACS” has the meaning set forth in the preamble hereof.

“Fair Market Value” has the meaning set forth in Schedule 16.2(e).

“FDIC” means the Federal Deposit Insurance Corporation.

“FDS” has the meaning set forth in the preamble hereof.

“FDS Accounts” has the meaning set forth in the Purchase Agreement.

“FDS Bank” has the meaning set forth in the preamble hereof.

“FDS Bank Designees” has the meaning set forth in Section 3.2(c) hereof.

“FDS Channels” means (i) all retail establishments owned or operated by FDS or its Affiliates (including Licensee departments therein), (ii) all websites owned or operated by FDS or its Affiliates or their Licensees, and (iii) all mail order, catalog and other direct access media that are owned or operated by FDS or its Affiliates or their Licensees.

“FDS Charge Transaction Data” means the transaction information (in the form of electronic information) with regard to a charge on an Account with respect to each purchase of FDS Goods and Services or Approved Ancillary Products by a Cardholder on credit and each return of FDS Goods and Services or Approved Ancillary Products for credit.

“FDS Companies” has the meaning set forth in the preamble hereof.

“FDS Credit Card” means a Co-Branded Credit Card, a Private Label Credit Card or a Credit Card linked to a Prepaid Employee Account.

“FDS Debit Cards” has the meaning set forth in Section 2.2(d) hereof.

“FDS Event of Default” means the occurrence of any one of the events listed in Section 14.3 hereof or an Event of Default where an FDS Company is the defaulting Party.

“FDS Goods and Services” means the products and services sold, charged or offered by or through FDS Channels, including for personal, household, or business purposes, and including accessories, delivery services, protection agreements, gift cards, shipping and handling, and work or labor to be performed for the benefit of customers of the FDS Channels.

“FDS Licensed Marks” means the trademarks, tradenames, service marks, logos and other proprietary designations of the FDS Companies listed on Schedule 1.1(e) and licensed to Bank by the FDS Companies under Section 10.1 hereof.

“FDS Manager” has the meaning set forth in Section 3.4(a) hereof.

“FDS Marketing Commitment” means the obligation of Bank to pay the amounts set forth in Schedule 1.1(l) for marketing purposes as set forth in, and in accordance with, Section 5.2(b).

“FDS Matters” has the meaning set forth in Section 3.2(f) hereof.

“FDS Profit Share” has the meaning set forth in Schedule 1.1(i).

“FDS Prospect List” has the meaning set forth in Section 6.3(b) hereof.

“FDS Revenue Share” means the sum of the Net Credit Sale Share (as set forth on Schedule 9.3(a)) plus the New Account Payments (as set forth on Schedule 9.3(a)).

“FDS Servicer” means FDS Bank or such of its Affiliates, including FACS, responsible for performing the servicing functions referred to in Section 7.2(a).

“FDS Servicing Charge” means, for any Fiscal Month, the amount calculated as set forth in Schedule 1.1(g).

“FDS Shopper” means any Person who makes purchases of FDS Goods and Services.

“FDS Shopper Data” means all personally identifiable information regarding an FDS Shopper that is obtained by (or on behalf of) FDS or any of its Affiliates at any time (including prior to the date hereof), including personally identifiable information obtained in connection with such FDS Shopper making a purchase of FDS Goods and Services.

“FDS Systems” means Systems owned, leased or licensed by and operated by or on behalf of FDS or its Affiliates; provided that a System shall not be an FDS System if access or permission to use such System must be granted by Bank or any of its Affiliates in order for FDS or any of its Affiliates to use such System hereunder.

“FDS Transaction” means any purchase, exchange or return of FDS Goods and Services by a Cardholder using an FDS Credit Card.

“FedCustomer” means the retail marketing database used by FDS and its Affiliates.

“Federal Funds Rate” means the offered rate as reported in The Wall Street Journal in the “Money Rates” section for reserves traded among commercial banks for overnight use in amounts of one million dollars ($1,000,000) or more or, if no such rate is published for a day, the rate published for the preceding Business Day, calculated on a daily basis based on a 365 day year.

“Finance Charge Reversal Percentage” means, with respect to any Fiscal Quarter, an amount, expressed as a percentage, equal to (i) the aggregate amount of all finance charges that had been assessed on the Accounts and then reversed by FDS or its Subsidiaries (other than System generated refunds of provisional finance charges assessed prior to on time payment in full of amounts due by a Cardholder) during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, divided by (ii) the aggregate amount of all finance charges assessed on the Accounts during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts.

“Fiscal Month” means each four (4) or five (5) week period designated as such in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided, that the Fiscal Month in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Quarter” means each three (3) Fiscal Month period set forth in the calendar published by the National Retail Federation for retailers on a Fiscal Year-reporting basis; provided that the Fiscal Quarter in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Fiscal Year” means the fiscal year set forth in the calendar published by the National Retail Federation setting forth the fiscal year for retailers on a 52/53 week fiscal year ending on the Saturday closest to January 31; provided that the Fiscal Year in which the Effective Date occurs shall be deemed to begin on the Effective Date.

“Force Majeure Event” has the meaning set forth in Section 18.20 hereof.

“Funding Costs” has meaning set forth on Schedule 1.1(m).

“Future Subcontractors” has the meaning set forth in Section 6.2(h)(i) hereof.

“GE Bank” means GE Capital Consumer Card Co., an Ohio banking corporation.

“GE/Macy’s Account” has the meaning set forth in the GE/Macy’s Program Agreement.

“GE/Macy’s Program Agreement” means the Amended and Restated Credit Card Program Agreement, dated as of June 4, 1996, by and among GE Bank, FDS and the other parties thereto, as amended, restated or otherwise modified from time to time.

“GE/Macy’s Receivables” has the meaning set forth in the GE/Macy’s Program Agreement.

“General Purpose Account” means an Account linked to any Co-Branded Credit Card and usable solely for the purpose of financing (i) purchases (and all fees and charges relating thereto) of goods and services through sellers or channels other than the FDS Channels and (ii) purchases (and all fees and charges relating thereto) of FDS Goods and Services through any FDS Channel that does not honor the Private Label Account linked to such Co-Branded Credit Card (e.g., purchase of FDS Goods and Services at a Macy’s store using a Bloomingdale’s branded FDS Credit Card).

“Governmental Authority” means any federal, state or local domestic, foreign or supranational governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other governmental, regulatory or self-regulatory entity.

“Gross Receivables” means amounts owing (net of credit balances) from cardholders with respect to accounts in a Credit Card portfolio (including outstanding loans, cash advances and other extensions of credit; billed or unbilled finance charges and late charges; and any other billed or unbilled fees, charges and interest assessed on such accounts).

“Guidelines” has the meaning set forth in Section 6.1(b) hereof.

“High Collar” has the meaning set forth on Schedule 1.1(f) hereto.

“Indemnified Party” has the meaning set forth in Section 17.3(b) hereof.

“Indemnifying Party” has the meaning set forth in Section 17.3(b) hereof.

“Initial Term” has the meaning set forth in Section 15.1 hereof.

“Inserts” has the meaning set forth in Section 5.3(a) hereof.

“In-Store Payment” means any payment on an Account made in a retail store owned or operated by FDS or any of its Subsidiaries by a Cardholder or a person acting on behalf of a Cardholder.

“Intellectual Property” means, on a worldwide basis, all intellectual property, including (i) rights associated with works of authorship, including copyrights, moral rights and mask-works; (ii) trademarks, service marks, internet domain names and other source indicators and the goodwill associated therewith; (iii) trade secret rights; (iv) patents, designs, algorithms and other industrial property rights; (v) other intellectual and industrial property rights of every kind and nature, however designated, whether arising by operation of law, contract, license or otherwise; and (vi) applications, registrations, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force (including any rights in any of the foregoing).

“Interchange Fees” means the interchange fees or interchange reimbursement fees paid or payable to Bank by the Card Association with respect to the Accounts, in Bank’s capacity as a Credit Card issuer, and in connection with Cardholder usage of the Accounts.

“Interim Services” means the services set forth in Schedule 1.1(n).

“Joint IP” has the meaning set forth in Section 10.3(b) hereof.

“Knowledge” means, with respect to any of the FDS Companies or Bank, the actual knowledge of the executive officers of the organization who have managerial responsibility for the Program, after reasonable inquiry.

“Late Fee Reversal Percentage” means, with respect to any Fiscal Quarter, an amount equal to (i) the aggregate amount of all late fees that had been assessed on the Accounts and then reversed by FDS or its Subsidiaries during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts, divided by (ii) the aggregate amount of all late fees assessed on the Accounts during the twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Accounts.

“Legally Required Communications” means any communications with Cardholders (including any communications relating to customer service, account management and collections) that are required by Applicable Law.

“LIBOR” means the London Interbank Offered Rates.

“Licensee” means any Person authorized by FDS or any of its Subsidiaries to operate in and sell FDS Goods and Services from the FDS Channels under the FDS Licensed Marks, solely with respect to such Person’s or any of its Subsidiaries’ operation in and sale of FDS Goods and Services from the FDS Channels or under the FDS Licensed Marks.

“Low Collar” has the meaning set forth on Schedule 1.1(f) hereto.

“Loyalty Programs” has the meaning set forth in Section 4.8(a) hereof.

“Manager” has the meaning set forth in Section 3.4(a) hereof.

“Marketing Plan” has the meaning set forth in Section 5.6(a) hereof.

“May Co.” means The May Department Stores Company, a Delaware corporation.

“May Merger” means the merger of May Co. with and into Milan Acquisition Corp., a Subsidiary of FDS, pursuant to the Agreement and Plan of Merger, dated as of February 27, 2005, by and among FDS, Milan Acquisition Corp. and May Co., as amended or otherwise modified from time to time.

“Merchant Discount” means a discount rate generally applied against settlements due to merchants for transactions with respect to the use of a Credit Card, which includes the Interchange Fees as well as any other transaction fees.

“Monthly Settlement Sheet” has the meaning set forth in Section 9.2(a) hereof.

“MSA” means a metropolitan statistical area as defined by the U.S. Office of Management and Budget and announced in an OMB Bulletin.

“Net Credit Sales” means, for any Fiscal Year or Fiscal Month, an amount equal to (i) gross credit sales on Accounts (including gift card sales, sales tax, delivery charges, Licensee sales and any other amount included in the full amount charged by Cardholders) during such Fiscal Year or Fiscal Month, minus (ii) the sum of credits for returned goods and cancelled services and other credits (such as concessions, discounts and adjustments) on Accounts during such Fiscal Year or Fiscal Month.

“Net FDS Write-offs” means, with respect to Accounts that have been written-off in a Fiscal Month as losses on a sum of cycles basis of reporting monthly receivables under the Accounts in accordance with the credit and collection policies contained in the Risk Management Policies, (a) amounts charged to the written-off Accounts, identified by Account, relating to the sale of FDS Goods and Services, including sales and use tax but excluding finance charges and late charges, minus (b) the portion of any recoveries received during such Fiscal Month on previously written-off Accounts attributable to the sale of FDS Goods and Services, including sales and use taxes but excluding finance charges and late charges.

“New Account Payments” has the meaning set forth in Schedule 9.3(a) hereof.

“New Bank Mark” has the meaning set forth in Section 10.2(b) hereof.

“New FDS Mark” has the meaning set forth in Section 10.1(b) hereof.

“Nominated Purchaser” has the meaning set forth in Section 16.2(a) hereof.

“Operating Committee” has the meaning set forth in Section 3.2(a) hereof.

“Operating Procedures” means the operating procedures for the Program in effect from time to time in accordance with Section 4.1(b) hereof.

“Parties” means the collective reference to the FDS Companies and Bank; and unless the context otherwise requires, “Party” means either the collective reference to the FDS Companies, on the one hand, or Bank, on the other hand.

“Partner Designees” has the meaning set forth in Section 3.2(c) hereof.

“Partner Event of Default” means the occurrence of any one of the events listed in Section 14.2 hereof or an Event of Default where a Bank is the defaulting Party.

“Partner Matters” has the meaning set forth in Section 3.2(g) hereof.

“Partner Servicing Charge” means the amount calculated as set forth on Schedule 1.1(g).

“Person” or “person” means any individual, corporation, business trust, partnership, association, limited liability company or similar organization, or any Governmental Authority.

“POS” means point of sale.

“Premium” means the collective reference to (i) the “Premium” portion of the FDS Purchase Price, as defined on the Final First Closing Statement, as finally determined in accordance with Section 2.3 of the Purchase Agreement, (ii) the “Premium” portion of the GE/Macy’s Purchase Price, as defined on the Final Second Closing Statement, as finally determined in accordance with Section 3.3 of the Purchase Agreement, and (iii) the “Premium” portion of the May Purchase Price, as defined on the Final Third Closing Statement, as finally determined in accordance with Section 4.3 of the Purchase Agreement.

“Prepaid Employee Account” means a payment product issued to an employee of FDS or any of its Subsidiaries that may be used for the purchases of FDS Goods and Services and otherwise has the same functionality and features as a Private Label Account, except that the terms of such Account shall require the applicable employee to prepay the amount that can be utilized for purchases pursuant to that Account, and is designated by an FDS Company as an Account that is eligible for an employee discount.

“Pre-Tax Profit” has the meaning set forth in Schedule 1.1(i).

“Previously Disclosed” means a disclosure in writing setting forth an exception to the representations and warranties of FDS or Bank, as applicable, in each case as set forth in the corresponding Schedule to this Agreement, which Schedules are being delivered by FDS and Bank concurrently with the execution and delivery of this Agreement by the Parties.

“Primary Initial Program Terms” means (a) the credit offerings and cardholder terms described in Section 4.7 and Schedule 4.7, (b) the Value Propositions described in Section 4.8 and Schedules 4.8(a) and 4.8(b), (c) the Risk Management Policies set forth in Schedules 4.6(b), 4.6(c)(i) and 4.6(c)(ii), and (d) the SLAs set forth in Schedule 7.3.

“Private Label Accounts” means the (i) Accounts linked to Private Label Credit Cards and (ii) Accounts linked to Co-Branded Credit Cards solely for the purpose of financing the purchase of FDS Goods and Services (and all fees and charges relating thereto) through any FDS Channel (except any such FDS Channel that has not provided for cross-acceptance of such Credit Card from another FDS Channel, the marks of which are linked to such Co-Branded Credit Card).

“Private Label Credit Card” means a Credit Card that bears an FDS Licensed Mark and may be used solely to finance purchases of FDS Goods and Services through any FDS Channel associated with the FDS Licensed Marks appearing on the face of such Credit Card, including the Credit Cards listed on Schedule 1.1(c) as “Private Label Credit Cards”. Each Private Label Credit Card is linked to solely a Private Label Account (and not a General Purpose Account).

“Program” means the Private Label Credit Card and Co-Branded Credit Card program established pursuant to this Agreement.

“Program Assets” means the Accounts, Account Documentation, Cardholder List, Cardholder Data, Solicitation Materials and all Cardholder Indebtedness (whether held by Bank or a third party).

“Program Expenses” has the meaning set forth in Schedule 1.1(i).

“Program Objectives” has the meaning set forth in Section 3.1 hereof.

“Program Privacy Policy” means the privacy policy and associated disclosures to be provided by Bank to Cardholders in connection with the Program, as set forth in Section 6.2(a) and as modified from time to time in accordance with such Section, provided, however, that the Program Privacy Policy shall be deemed not to include the portion of the notice set forth in Schedule 6.2(b) entitled “Citigroup Privacy Promise to Consumers”.

“Program Purchase Date” has the meaning set forth in Section 16.2(c) hereof.

“Purchase Agreement” has the meaning set forth in the recitals hereof.

“Purchased Accounts” means the collective reference to (i) the FDS Accounts from and after the occurrence of the First Closing, (ii) the GE/Macy’s Accounts from and after the occurrence of the Second Closing and (iii) the May Accounts from and after the occurrence of the Third Closing.

“Quarterly Settlement Sheet” has the meaning set forth in Section 9.2(b) hereof.

“Receiving Party” has the meaning set forth in Section 13.1(d) hereof.

“Retail Merchants” has the meaning set forth in Section 8.1 hereof.

“Renewal Term” has the meaning set forth in Section 15.1 hereof.

“Right of First Offer” has the meaning set forth in Schedule 2.2.

“Risk Management Policies” means the underwriting and risk management policies, procedures and practices applicable to the Program, consistent with this Agreement, including policies, procedures and practices for credit and Account openings, transaction authorization, fraud, collections, credit line assignment, increases and decreases, over-limit decisions, Account closures, payment crediting and charge-offs.

“Sales Tax Refunds” means refunds, rebates, credits or deductions of sales and use tax by any taxing authority in respect of an Account, and all allowable interest relating thereto.

“Second Look Program” has the meaning set forth in Section 2.2(c) hereof.

“Services Transition Date” has the meaning set forth in Section 7.2(d) hereof.

“Significant Portfolio” has the meaning set forth in Section 2.3(b)(i) hereof.

“SLA” means each individual performance standard set forth on Schedule 7.3.

“Small Portfolio” has the meaning set forth in Section 2.3(a) hereof.

“Sold Area Stores” has the meaning set forth in Section 2.4 hereof.

“Sold Chain” has the meaning set forth in Section 2.4 hereof.

“Solicitation Materials” means works of authorship, documentation, materials, artwork, copy, brochures, applications, any other written or recorded materials and any advertisements in any format or media (including television, internet and radio), used to promote or identify the Program to Cardholders and potential Cardholders, including direct mail solicitation materials and coupons.

“Special Condition” has the meaning set forth in Section 11.4(g) hereof.

“SPIFs” has the meaning set forth in Section 5.2(a)(v) hereof.

“Subsidiary” when used with respect to any Person, means another Person, where an amount of the voting securities, or other voting ownership or voting partnership interests of the second Person sufficient to elect at least a majority of its board of directors or similar governing body (or if there are not such voting interests, fifty percent (50%) or more of the equity interest of which) is owned directly or indirectly by the first Person or by another Subsidiary of the first Person.

“Systems” means software, databases, computers, systems and networks.

“Systems Transition Date” has the meaning set forth in Section 7.4(a) hereof.

“Term” means the Initial Term and each Renewal Term.

“Termination Period” means the period beginning on the earlier of the date of expiration of this Agreement or the date of any notice of termination pursuant to Article XV and ending on either (i) the date the Program Assets are purchased pursuant to Section 16.2, if FDS or a Nominated Purchaser purchases the Program Assets, or (ii) the date that either (A) the FDS Companies deliver written notice to Bank of their election not to purchase the Program Assets or (B) the right of the FDS Companies to purchase the Program Assets expires in accordance with the terms of this Agreement.

“Total Servicing Transfer” has the meaning set forth in Section 7.2(c) hereof.

“Trademark Style Guide” means any rules governing the manner of usage of trademarks, tradenames, service marks, logos and other proprietary designations.

“Transition Plan” means the transition plan agreed upon by the Parties on or before the Effective Date as to the actions the Parties shall take to initiate the Program in accordance with this Agreement and which shall be attached hereto as Schedule 1.1(j).

“Unamortized Premium” has the meaning set forth in Schedule 1.1(k).

“Unapproved Matter” has the meaning set forth in Section 3.2(e)(ii)(B) hereof.

“Value Propositions” means the value propositions described in Section 4.8 and any other card-related promotional or rewards programs as may be established by the Operating Committee from time to time.

“Year-End Settlement Sheet” has the meaning set forth in Section 9.2(c) hereof.

1.2 Miscellaneous. As used herein: (a) all references to the plural number shall include the singular number (and vice versa); (b) all references to “herein,” “hereunder,” “hereof” or like words shall refer to this Agreement as a whole and not to any particular section, subsection or clause contained in this Agreement; (c) all references to “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (d) unless specified as Business Days, all references to days or months shall be deemed references to calendar days or months; and (e) all references to “$” or “dollars” shall be deemed references to United States dollars.

ARTICLE II

ESTABLISHMENT OF THE PROGRAM

2.1 Credit Program. Beginning as of the Effective Date, Bank shall offer and issue the FDS Credit Cards, and shall issue (or arrange to be issued by an Affiliate or another third party acceptable to FDS or currently offering such products on Bank’s behalf) the Approved Ancillary Products. Bank shall promptly open a new Account and issue a new Private Label Credit Card or Co-Branded Credit Card with respect to each Credit Card Application approved in accordance with the Risk Management Policies. In addition, in the case of any employee of FDS or any of its Subsidiaries who applies for an FDS Credit Card but is not approved for a Private Label Account in accordance with the Risk Management Policies, Bank shall arrange for an Affiliate to offer, or cause to be offered, and Bank shall issue, or arrange for the issuance by an Affiliate of, a Prepaid Employee Account. To the extent approved in accordance with the terms of this Agreement, in addition to the FDS Credit Cards and Approved Ancillary Products, the Program shall include such other Ancillary Products and other payment products as shall be incorporated in the Program in the future.

2.2 Exclusivity.

(a) General. Except as otherwise provided in this Section 2.2 and in Section 2.3, during the Term, each of the FDS Companies, on behalf of itself and its Affiliates, agrees that it shall not, by itself or in conjunction with or pursuant to agreements with others, directly or indirectly: (i) issue, offer or market in the United States a Credit Card, whether or not bearing an FDS Licensed Mark or any other mark comprised, in whole or in part, of the name of any FDS retail entity, other than through the Program; (ii) expressly authorize any third party to issue, offer or market in the United States a revolving credit or installment loan product bearing an FDS Licensed Mark or any other mark comprised, in whole or in part, of the name of any FDS retail entity, other than through the Program; or (iii) sell, rent or otherwise make available, or allow others to sell, rent or otherwise make available, any FDS Shopper Data or other Cardholder information for marketing, issuance or offering of any revolving credit or installment loan product bearing an FDS Licensed Mark or any other mark comprised, in whole or in part, of the name of any FDS retail entity.

(b) GE/Macy’s and May Credit Cards. Notwithstanding Section 2.2(a), (i) FDS and its Affiliates shall have the right to continue to exercise their rights and perform their obligations pursuant to the GE/Macy’s Program Agreement until the termination thereof; provided that FDS shall not permit the term of such agreement to be extended or renewed and (ii) following the May Merger and prior to the Third Closing Date, FDS and its Affiliates shall be entitled to offer the May Accounts and operate the May Business (as defined in the Purchase Agreement) as contemplated by the Purchase Agreement.

(c) Second-Look Credit Card Program. Notwithstanding Section 2.2(a), FDS and its Affiliates shall have the right at any time during the Term to establish a program (a “Second Look Program”) for issuing Credit Cards, including Private Label Credit Cards and Co-Branded Credit Cards, using the FDS Licensed Marks, to customers whose Credit Card Applications have been declined by Bank (and customers who were granted credit under the Program, but for whom the credit granted is not sufficient to accommodate the purchase of any FDS Goods and Services). Upon the request of any FDS Company, Partner shall forward to the FDS Companies or a provider of secondary financing the Credit Card Applications with respect to such customers and shall take such other actions as are reasonably requested by the FDS Companies in order to facilitate the issuance of Credit Cards to such customers pursuant to any Second Look Program.

(d) Debit Cards. In the event that FDS or any of its Affiliates desires to issue or market a debit card that bears the brand of the relevant card association and one or more FDS Licensed Marks (“FDS Debit Cards”), FDS shall first provide notice to Bank of such desire. Bank shall have thirty (30) days from the receipt of such notice to make a proposal (or to cause one of its Affiliates to make a proposal) with respect to such issuance. If Bank or one of its Affiliates elects to make such a proposal during such time period, FDS shall negotiate in good faith with Bank or such Affiliate to arrive at an agreement providing for the offering, on mutually satisfactory terms, of a debit card product featuring functionality and terms mutually agreeable to FDS and Bank. In the event that FDS and Bank (or Bank’s Affiliate) fail to reach agreement on the principal terms thereof within thirty (30) days from the date of Bank’s initial proposal to FDS, FDS shall be free to issue FDS Debit Cards or enter into an arrangement with any third party to issue FDS Debit Cards; provided that FDS shall not enter into any such third party arrangement having contractual terms, product features and functionality that are in the aggregate materially less favorable to FDS than the terms, features and functionality offered to FDS by Bank or its Affiliate.

(e) Retail Portfolio Acquisition. Notwithstanding Section 2.2(a), Bank’s sole rights with respect to Credit Card portfolios acquired by FDS or its Affiliates during the Term are set forth in Section 2.3 hereof. The limitations, restrictions and procedures set forth in Section 2.2(d) shall not apply to debit card portfolios acquired by FDS or its Affiliates, and Bank shall have no rights with respect to any such acquired portfolios.

(f) Payment Plans. Without the prior written consent of Bank, none of FDS or its Affiliates shall offer the payment plans set forth on Schedule 4.8(b)(i) to their retail customers except (i) through the Program, (ii) through a second-look Credit Card program established in compliance with Section 2.2(c) or (iii) to the extent that, without the consent of FDS, such payment plans are no longer offered through the Program.

(g) Other Products. Notwithstanding the prohibitions set forth in this Section 2.2, FDS and its Affiliates shall be free to do any of the following at any time:

(i) issue, offer or market any payment products not expressly covered in this Section 2.2 (e.g., FDS and its Affiliates shall not be restricted from issuing, accepting or otherwise taking action with respect to (A) gift cards, pre-paid cards or stored value cards, whether or not bearing an FDS Licensed Mark, or (B) debit cards (whether or not bearing an FDS Licensed Mark) other than to the extent set forth above with respect to FDS Debit Cards);

(ii) participate in rewards programs and promotions by card associations or for cards not branded with any of the FDS Licensed Marks (e.g., American Express Membership Rewards);

(iii) offer its customers a loyalty program of any type (whether or not using an FDS Licensed Mark); provided that (a) no such program shall (1) promote the generation of Credit Card accounts in the United States other than the Accounts or (2) be marketed more prominently in any retail stores operated by FDS and Subsidiaries than the Loyalty Programs offered under the Program; and (b) the Loyalty Programs offered under the Program shall be the primary loyalty programs of FDS and its Subsidiaries (as applicable); and

(iv) accept any type of Credit Card, debit card or other payment product for purchases of FDS Goods and Services.

2.3 Retail Portfolio Acquisitions.

(a) Small Acquired Portfolios. If FDS or any of its Affiliates acquires (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate or unaffiliated third party issues a Credit Card in the United States and the portfolio of such Credit Cards has Gross Receivables, as of the month-end preceding the date of acquisition, of less than five hundred million dollars ($500,000,000) (a “Small Portfolio”), unless it is prohibited from doing so by contractual prohibitions applicable to the acquired business or by Applicable Law, FDS or such Affiliate shall sell, and Bank shall purchase, such Small Portfolio in accordance with the terms and procedures set forth in Schedule 2.3(a); provided, however, that Bank’s obligation to purchase the Small Portfolio shall be subject only to receipt of applicable regulatory approvals and the execution by FDS of the transaction agreement referred to in Section 2.3(c).

(b) Significant Acquired Portfolios.

(i) If FDS or any of its Affiliates acquires (including by merger, consolidation or other business combination) a retail department store business that directly or through an Affiliate or unaffiliated third party issues a Credit Card in the United States and the portfolio of such Credit Cards has Gross Receivables, as of the month-end preceding the date of acquisition, of five hundred million dollars ($500,000,000) or more (a “Significant Portfolio”), FDS may elect to (A) keep such Significant Portfolio (or if the portfolio is then subject to an agreement with a third party issuer, retain such portfolio with such third party issuer), or (B) subject to Bank’s Right of First Offer, transfer such Significant Portfolio to a third party.

(ii) If FDS elects to keep such Significant Portfolio (or if the portfolio is then subject to an agreement with a third party issuer, retain such portfolio with such third party issuer), FDS shall have the right to operate (itself or through arrangements with a third party) the Credit Card business associated with such Significant Portfolio. If FDS does not sell the Significant Portfolio to Bank and this Agreement remains in effect, the restrictions of Section 2.2 shall not apply to the Credit Card business associated with such Significant Portfolio, including any growth thereof.

(c) In the event of a sale of a Small Portfolio to Bank or if FDS accepts an offer from Bank to purchase a Significant Portfolio, (i) the Parties shall promptly negotiate in good faith and execute a purchase agreement for such portfolio, which shall contain terms and conditions substantially similar to the Purchase Agreement to the extent applicable (and such other terms and conditions as may be mutually satisfactory to the Parties), and (ii) FDS shall arrange for the Parties to have reasonable access to information regarding such portfolio to enable the Parties to perform customary due diligence for purposes of determining the purchase price for such portfolio. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the closing under such purchase agreement occurs as promptly as reasonably practicable following the execution of such purchase agreement.

(d) Third Party Programs. Notwithstanding the foregoing provisions of this Section 2.3, if the Credit Cards offered by the acquired retail department store business are issued by a third party pursuant to a program agreement or other contractual arrangement between such third party and such acquired retail business, the FDS Companies shall not be required to terminate such agreement or arrangement in order to offer such portfolio to Bank. Following completion of such acquisition, FDS and its Affiliates shall be entitled to continue to comply with such agreements or arrangements and to renew such agreements or arrangements upon their expiration. Without limiting their rights and obligations hereunder, Bank shall cooperate with the FDS Companies in an effort to ensure that the operation of the Program and the acquired program can both continue without disruption to the customer base of FDS and its Affiliates; provided, however, that any cross-acceptance of Credit Cards between the Program and any such other third party program or arrangement shall be made only on a reciprocal basis.

(e) Bank Programs. Notwithstanding the foregoing provisions of this Section 2.3, if the Credit Cards offered by the acquired retail department store business are owned by Bank or any of its Affiliates, upon request of FDS, FDS and Bank shall negotiate in good faith in order to enter into an agreement containing mutually satisfactory terms pursuant to which the acquired Credit Card portfolio would be integrated into the Program by converting the acquired Credit Card accounts into Accounts subject to this Agreement; provided, however, that if the Parties, after having used good faith to do so, cannot reach a mutually satisfactory agreement for the integration of such acquired Credit Card portfolio into the Program, then the Program and the acquired Credit Card portfolio shall continue to be operated in accordance with the then-existing respective terms applicable to each, and Bank shall not be deemed in breach of the provisions of Section 2.5 in respect of the continued operation of such acquired Credit Card portfolio.

(f) Conversion of Purchased Accounts. If Bank or any of its Affiliates acquires any Credit Card portfolio pursuant to this Section 2.3, unless otherwise provided in this Section 2.3, the Parties shall integrate such Credit Card portfolio with the Program and convert all acquired Credit Card accounts to Accounts established under the Program, which converted Accounts shall be subject to the same terms and conditions as the Accounts and to this Agreement, and shall participate in the Program, as if they were originated under this Agreement. Bank shall cover all costs and expenses related to conversions pursuant to this Section 2.3(f) (which costs and expenses shall be Program Expenses), including replacement of Credit Cards, notices to Cardholders and complying with other requirements of Applicable Law.

(g) No Other Obligations. Except as set forth in this Section 2.3, neither Party nor any of their respective Affiliates shall (i) have any obligation to include in the Program any Credit Card portfolios acquired in connection with any merger, consolidation, acquisition or other transaction or otherwise cause them to be transferred to Bank or (ii) have any obligation to include any debit card program so acquired in the Program or otherwise transfer any such program to Bank. Except to the extent included in the Program, an acquired portfolio may be operated free of the exclusivity restrictions set forth in this Agreement.

2.4 Retail Portfolio Dispositions.

(a) In the event that FDS or any of its Affiliates arranges for the sale of (a) any existing chain or other group of separately identifiable stores, including through the sale of a division or subsidiary of FDS (a “Sold Chain”), or (b) all stores or other retail establishments within an MSA (“Sold Area Stores”), Bank shall negotiate in good faith with FDS in connection with such disposition to the extent the purchaser of any Sold Chain or Sold Area Stores expresses an interest in the Program Assets primarily related thereto. If, as a result of a disposition referred to in the preceding sentence, FDS ceases to own any stores in a particular MSA, then, in the event that neither FDS nor the purchaser of the Sold Chain or Sold Area Stores purchases the Program Assets primarily related thereto, the provisions of clause (a) of Section 16.4 hereof shall apply in respect of any Account (a) that at the time of such disposition has been or thereafter becomes purchase-inactive for at least twelve (12) consecutive Billing Cycles and (b) for which seventy-five percent (75%) of the purchase activity in the twelve (12) Billing Cycles preceding the period of inactivity was at a store or stores disposed of. Notwithstanding the foregoing, any replacement or substitute Credit Card issued to the holders of such Accounts shall be a non-partner Credit Card (i.e. a Credit Card that is issued by Bank or its Affiliates other than pursuant to a program, joint-marketing or similar agreement with a third party). Notwithstanding the foregoing, Bank shall not sell any of the foregoing Accounts without the prior written consent of FDS (which consent shall not be unreasonably withheld).

(b) In the event that FDS or any of its Affiliates arranges for the sale of stores, divisions or subsidiaries pursuant to a settlement with or other written commitment to a Governmental Authority in connection with such Governmental Authority’s review of the May Merger, FDS shall have the right to cause the disposition of the portion of the Program Assets related to such disposition to a third party purchaser for a purchase price equal to (i) the Cardholder Indebtedness of the Program Assets disposed of plus (ii) the product of (A) the Premium plus the Additional Premium paid in respect of all Purchased Accounts times (B) (1) Cardholder Indebtedness of the Program Assets disposed of divided by (2) total Cardholder Indebtedness.

2.5 Partner Exclusivity. During the Term, neither Bank nor any of its Affiliates shall enter into any agreement with any of the retailers listed on Schedule 2.5 or any of their respective Affiliates providing for issuance, offering or marketing in the United States of a Credit Card bearing a corporate name, brand or trademark used by any of such retailers in connection with the operation of their retail businesses in the United States.

2.6 General Electric Capital Corporation / Macy’s Credit Card Program. Prior to the Second Closing, Bank shall work together with the FDS Companies to (i) ensure that the Program and the program under the GE/Macy’s Program Agreement shall continue to coexist in substantially the same manner as prior to the Effective Date and (ii) avoid, to the extent possible (consistent with this Agreement), any conflicts that may arise between the operations of the Program and those of the program under the GE/Macy’s Program Agreement. Prior to the consummation of the Second Closing (and the termination or expiration of the GE/Macy’s Program Agreement), Bank shall have no right to any amounts received by FDS pursuant to the GE/Macy’s Program Agreement or to any amounts generated by GE/Macy’s Accounts or GE/Macy’s Receivables. Bank shall not be liable hereunder for any act or omission to act to the extent that such act or omission was properly taken by Bank in order to satisfy its respective obligations under this Section 2.6 without gross negligence or willful misconduct (and no such act or omission shall constitute an Event of Default hereunder).

ARTICLE III

PROGRAM MANAGEMENT AND ADMINISTRATION

3.1 Program Objectives. In performing their responsibilities with respect to the management and administration of the Program, each Party shall be guided by the following Program objectives (the “Program Objectives”):

(a)	to drive retail sales and profitability of the FDS Companies and their Affiliates;

(b)	to provide high-quality service consistent with the preservation and enhancement of the FDS brands;

(c)	to differentiate the FDS Companies and their Affiliates from their competitors in terms of customer value, convenience and service;

(d)	to provide a Program tailored to the unique characteristics of the retail customers of the FDS Companies and their Affiliates; and

(e)	to retain existing Cardholders and generate new Accounts and FDS Credit Card usage to drive the FDS Companies’ and their Affiliates’ retail sales and increase Program revenues and profitability.

3.2 Operating Committee.

(a) Establishment of the Operating Committee. FDS Bank, on behalf of the FDS Companies, and Bank hereby establish a committee (the “Operating Committee”) to oversee and review the conduct of the Program pursuant to this Agreement and to perform any other action that, pursuant to any express provision of this Agreement, requires its action.

(b) Subcommittees of the Operating Committee. The Operating Committee may designate additional committees (which may include persons who are not members of the Operating Committee) with responsibility for overseeing and administering specified aspects of the Program (e.g., marketing, underwriting and risk management); provided, however, that approval of any matter expressly required by this Agreement to be approved by the Operating Committee shall not be delegated to any subcommittee or other body.

(c) Composition of the Operating Committee. The Operating Committee shall consist of six (6) members, of whom three (3) members shall be nominated by FDS Bank (the “FDS Bank Designees”) and three (3) members shall be nominated by Bank (the “Partner Designees”). The initial FDS Bank Designees and Partner Designees shall be determined prior to the First Closing. FDS shall at all times have as one of its designees the FDS Manager (as defined in Section 3.4(a)) and Bank shall at all times have as one of its designees Bank Manager (as defined in Section 3.4(a)). Bank and FDS Bank may each substitute its designees to the Operating Committee from time to time, provided that each Party shall provide the other Party with as much prior notice of any such substitution as is reasonably practicable under the circumstances.

(d) Functions of the Operating Committee. Subject to Sections 3.2(e), 3.2(f) and 3.2(g), the Operating Committee shall:

(i)	approve the semi-annual and annual Budget and the Business Plan, including the assumptions and performance targets reflected therein;

(ii)	review monthly, quarterly and annual Program performance relative to the Budget and the Business Plan and Program Objectives;

(iii)	oversee Program marketing activities, including:

(A)	review and approval of the Marketing Plan; and

(B)	allocation of the Additional Marketing Commitment;

(iv)	review collection strategies and collection metrics;

(v)	monitor activities of competitive programs and identify implications of market trends;

(vi)	approve (which approval will not be unreasonably withheld) the use of any third party (e.g., subcontractor or outsourced service provider), other than any Affiliate or Licensee of FDS or Bank, as the case may be, to perform any obligation to be performed by Bank or the FDS Companies under the Program to the extent such obligation involves customer contact (whether in person, by telephone or in writing) prior to ninety (90) days’ delinquency (as set forth on, and in accordance with, Schedule 4.2(a)(iv)), in each case, except to the extent subcontracted or outsourced as of the Effective Date;

(vii)	evaluate and approve changes to the Primary Initial Program Terms, including the evaluation and approval of any of the following:

(A)	offering of new Credit Card or other payment products or Ancillary Products;

(B)	changes in Cardholder terms, including any of the terms set forth on Schedule 4.7;

(C)	changes to the Risk Management Policies (which shall be submitted to the Operating Committee together with the expected pro forma effects of such changes on the Program);

(D)	changes to the Operating Procedures;

(E)	changes to the SLAs applicable to the Program;

(F)	changes to existing Value Propositions, or approval of additional Value Propositions to be supported by the Program;

(viii)	approve the design of Credit Card Documentation, the design of FDS Credit Cards and any changes thereto;

(ix)	review customer service, collections and other servicing performance and reporting aspects of the Program against SLAs and other requirements of this Agreement;

(x)	approve any capital expenditures (or group of related capital expenditures) that would constitute Program Expenses in excess of one hundred thousand dollars ($100,000) in any Fiscal Year;

(xi)	carry out such other tasks as are assigned to it by this Agreement or jointly by the Parties;

(xii)	approve any modifications to the Transition Plan;

(xiii)	approve changes to the Program Privacy Policy or the notice set forth in Schedule 6.2(b); and

(xiv)	evaluate and approve new Credit Card products, Ancillary Products or other products and services proposed to be offered to Cardholders.

(e) Proceedings of the Operating Committee.

(i) Meetings and Procedural Matters. The Operating Committee shall meet (in person or telephonically) not less frequently than monthly. In addition, any member of the Operating Committee may call a special meeting by delivery of at least five (5) Business Days’ prior notice to all of the other members of the Operating Committee, which notice shall specify the purpose for such meeting. Except to the extent expressly provided in this Agreement, the Operating Committee (and any subcommittee formed by it) shall determine the frequency, place and agenda for its meetings, the manner in which meetings shall be called and all procedural matters relating to the conduct of meetings and the approval of matters thereat.

(ii) Actions.

(A) Each of FDS and Bank shall be entitled to one vote in respect of all matters to be approved by the Operating Committee (or any applicable subcommittees). Any one of the representatives of FDS and of Bank on the Operating Committee (or any subcommittee) may cast the vote allocated to FDS or Bank, as the case may be, in the manner determined by such representatives. Any matter requiring the approval of the Operating Committee (or any subcommittee) shall require the affirmative approval of both FDS and Bank.

(B) If the Operating Committee shall fail to agree on any matter of significance to the Program, including any unresolved subcommittee matter to which the Operating Committee has attempted in good faith to resolve (an “Unapproved Matter”), then such Unapproved Matter shall be referred to the Executive Committee (as defined in Section 3.3) for further consideration. Any such resolution by the Executive Committee shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If a majority of the Executive Committee members constituting the full Executive Committee (including any vacancies) shall fail to resolve the Unapproved Matter within ten (10) Business Days after such matter has been referred to the Executive Committee, then such Unapproved Matter shall be referred to the President of Citi Cards and the Vice Chairman or other senior executive of FDS responsible for FDS’s credit program, who shall in good faith attempt to resolve the matter. Any such resolution by such senior officers shall be deemed to be the action and approval of the Operating Committee for purposes of this Agreement. If, after ten (10) Business Days, the Unapproved Matter remains unresolved by such senior officers of FDS Bank and Bank, the failure to agree shall constitute a deadlock. In the event of a deadlock, the final decision shall rest with FDS Bank in the case of FDS Matters and with Bank in the case of Partner Matters, each of whom shall exercise their discretion reasonably and in good faith. If a deadlock should occur with respect to a matter that is neither an FDS Matter nor a Partner Matter, the matter shall be deemed rejected by the Operating Committee.

(C) No changes to the Primary Initial Program Terms shall be made before the first anniversary of the Effective Date without the approval of the Operating Committee (it being understood that “approval” shall not include any decision made pursuant to the penultimate sentence of Section 3.2(e)(ii)(B)); provided, however, that (i) if a Party concludes that a change is required by Applicable Law or is commensurate and proportionate to any negative changes in through the door populations or individual segment performance (as evidenced and measured by validated scores or generally accepted, data driven credit risk metrics), and (ii) if such Party would have final decision making authority with respect to such change (pursuant to Section 3.2(f) or (g)), then, after satisfying all procedures provided in this Article III with respect to the consideration and approval of the matter by the Operating Committee, such Party may make the change without regard to this clause (C).

(D) Without limiting the provisions of this Article III, during the first year following the Effective Date, the Operating Committee will consider the matters set forth on Schedule 3.2(e)(ii)(D).

(f) FDS Matters. In accordance with and subject to this Section 3.2, FDS Bank shall have the ultimate decision making authority with respect to the matters set forth on Schedule 3.2(f) (the “FDS Matters”).

(g) Partner Matters. In accordance with and subject to this Section 3.2, Bank shall have the ultimate decision making authority with respect to the matters set forth on Schedule 3.2(g) (the “Partner Matters”).

3.3 Executive Committee. The strategic direction of the Program shall be subject to the review of an executive committee (the “Executive Committee”). The Executive Committee shall be responsible for (i) periodically reviewing the Program; (ii) setting and reviewing strategy for the Program; (iii) overseeing competitive positioning of Program information systems support and strategy; (iv) reviewing fundamental changes in the operation of the Program; and (v) all other matters that the Parties agree should be reviewed by the Executive Committee. The Executive Committee shall consist of four (4) members, with two (2) members appointed by each of FDS and Bank and reasonably acceptable to each other. Each Party shall have the right to remove or replace its appointees for any reason and at any time, and to fill any vacancy with respect to its appointees. The initial appointees to the Executive Committee of each Party shall be determined prior to the Effective Date. The Executive Committee shall meet (in person or by telephone or video conference) quarterly or at such other intervals and at places as may be decided by the members of the Executive Committee; provided, that either FDS Bank or Bank may call a meeting of the Executive Committee by delivery of at least thirty (30) Business Days’ prior written notice to the other Party (which written notice may be waived by written agreement of all members of the Executive Committee) containing the purpose, time and place of the meeting. The members of the Executive Committee shall appoint an acting chairman and adopt such other rules for the conduct of meetings as are agreed upon from time to time. The Executive Committee shall be subject, mutatis mutandis, to the same voting and records provisions of the Operating Committee set forth in Section 3.2 above.

3.4 Program Relationship Managers; Partner Program Team.

(a) Bank and the FDS Companies shall each appoint one Program relationship manager (each, a “Manager”; the appointee of the FDS Companies, the “FDS Manager”; and the appointee of Bank, the “Bank Manager”). The FDS Manager and the Bank Manager shall be the leaders of their respective teams and they and their teams shall conduct their responsibilities in accordance with the terms of this Agreement. The FDS Companies and Bank shall endeavor to provide stability and continuity in the Manager positions and Bank’s other Program personnel.

(b) The initial FDS Manager shall be determined prior to the Effective Date.

(c) The initial Bank Manager and the member of Bank’s senior management to whom the Bank Manager reports shall be determined prior to the Effective Date. The Bank Manager’s performance-based compensation shall be based upon the Program Objectives and other specific annual targets and objectives, including Program profitability targets. Prior to appointing a new Bank Manager, Bank will (i) provide FDS an opportunity to meet the proposed candidate, (ii) consult with FDS and permit FDS an opportunity to provide input and express its views as to the proposed candidate and (iii) give due consideration to FDS’s input and views as to the appointment of the new Manager. With respect to future Bank Manager candidates, Bank shall seek to propose candidates with substantial Program-relevant experience, including (i) substantial Credit Card industry experience and/or (ii) experience with the department store industry, and/or comparable customer demographics and/or loyalty programs.

(d) Prior to appointing a new Manager, the FDS Companies will (i) provide Bank an opportunity to meet the proposed candidate, (ii) consult with Bank and permit Bank an opportunity to provide input and express its views as to the proposed candidate and (iii) give due consideration to Bank’s input and views as to the appointment of the new Manager.

(e) Bank shall maintain a Program team having expertise and experience commensurate with a Credit Card program of the size and nature of the Program. Neither the Bank Manager nor any senior member of Bank’s Program team that is or was a leader of Bank’s risk management, finance, decision management or marketing Program groups shall be reassigned to any program operated by Bank or any of its Affiliates pursuant to any agreement or arrangement with any retailer listed on Schedule 2.5 within twelve (12) months of the date that such person last worked on the Program.

ARTICLE IV

PROGRAM OPERATIONS

4.1 Operation of the Program.

(a) Each of the Parties hereto shall perform its obligations under this Agreement (i) in compliance with the terms and conditions of this Agreement (including any policies, procedures and practices adopted pursuant to this Agreement), (ii) in good faith, and (iii) in a manner consistent with the Program Objectives and any annual targets and objectives set by the Operating Committee from time to time.

(b) The initial Operating Procedures applicable to various aspects of the operation of the Program are attached hereto as Schedule 4.1(b). Changes to such Operating Procedures shall only be made with the approval of the Operating Committee.

(c) Except as expressly provided otherwise in this Agreement, Bank shall use commercially reasonable efforts to ensure that the personnel and other resources (including Systems and other technology resources) devoted by Bank to the Program shall be appropriate for a program of the size and nature contemplated by this Agreement.

4.2 Certain Responsibilities of the FDS Companies.

(a) In addition to its other obligations set forth elsewhere in this Agreement, FDS Bank agrees that during the Term it shall, in its capacity as FDS Servicer (either itself or through the Affiliate(s) to which it subcontracts the relevant functions), take the following actions all in accordance with the Risk Management Policies and the Operating Procedures:

(i) as provided in Sections 7.2 and 7.3, maintain a System to process Credit Card Applications, service the Accounts and effect customer service;

(ii) as provided in Sections 7.2 and 7.3, maintain call centers to respond to inquiries from Cardholders and to deal with billing related claims and adjustments (including by making finance charge and late fee reversals and rebates), establish new Accounts or Account types, authorize transactions, and assign, increase and decrease credit lines;

(iii) as provided in Sections 7.2 and 7.3, provide Account monitoring services, including identifying delinquencies, implementing collection efforts, implementing credit-line adjustments, over limit authorizations and Account deactivation or cancellation;

(iv) as provided in Sections 7.2 and 7.3, handle early stage collection and recovery efforts in respect of Accounts delinquent no more than ninety (90) days as set forth on, and in accordance with, Schedule 4.2(a)(iv) (“Early Age Collection”);

(v) deliver Monthly Settlement Sheets, Quarterly Settlement Sheets and Year-End Settlement Sheets in accordance with this Agreement, including, in each case the calculation of Pre-tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period; and

(vi) until the Services Transition Date, perform the Interim Services.

(b) In addition to their other obligations set forth elsewhere in this Agreement, the FDS Companies agree that during the Term they shall:

(i) solicit new Accounts through in-store instant credit procedures (in accordance with this Agreement) and display of Solicitation Materials (or Credit Card Applications) in the FDS Channels pursuant to the Marketing Plan;

(ii) implement and administer the Marketing Plan in accordance with this Agreement;

(iii) pay sales associate compensation relating to the solicitation of new Accounts;

(iv) receive In-Store Payments, subject to reimbursement to Bank and reimbursement from Bank for the processing of such payments as provided in this Agreement;

(v) deliver to Bank accounting data feeds, including data relating to Cardholder Indebtedness, finance charges billed and charge-offs, and other financial and statistical information as may be reasonably requested by Bank for financial reporting and securitization purposes and in connection with the exercise and performance of its rights and obligations under this Agreement, such data feeds and other information to be delivered electronically and in a form to be mutually agreed; and

(vi) implement the Transition Plan in a timely manner.

4.3 Certain Responsibilities of Bank.

(a) In addition to the other obligations set forth elsewhere in this Agreement, Bank agrees that during the Term it shall:

(i) subject to Article III and Section 4.6, establish and implement all Risk Management Policies;

(ii) fund all Program Expenses as provided in this Agreement;

(iii) use Bank’s and Bank’s Affiliates’ data and data resources to support the Program and increase sales of FDS Goods and Services as provided in Section 5.4(a);

(iv) following the applicable Services Transition Date, in accordance with Sections 7.2 and 7.3, process remittances from Cardholders;

(v) following the applicable Services Transition Date, in accordance with Sections 7.2 and 7.3, prepare, process and mail Credit Card Documentation, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders, and provide the FDS Companies with adequate supplies of Credit Card Applications;

(vi) fund all Cardholder Indebtedness on the Accounts;

(vii) extend credit on newly originated and existing Accounts and offer the Value Propositions with respect to those Accounts as are provided for pursuant to this Agreement;

(viii) comply with the terms of the Credit Card Agreements, the Program Privacy Policies and all Cardholder opt-ins and opt-outs;

(ix) following the applicable Services Transition Date, in accordance with Sections 7.2 and 7.3, handle collection and recovery efforts in respect of Accounts other than Early Age Collection efforts;

(x) maintain the mainframe credit system and the call center client service systems, in each case to the extent FDS’s Systems are not used; and

(xi) implement the Transition Plan in a timely manner.

4.4 Ownership of Accounts.

(a) Except to the extent of the FDS Companies’ ownership of the FDS Licensed Marks and the options to purchase Program Assets under Sections 2.4 and 16.2, CEBA Bank shall be the sole and exclusive owner of all Accounts (including the Purchased Accounts), Cardholder Indebtedness and Account Documentation. All purchases by Cardholders that are charged on the Accounts and the Cardholder Indebtedness shall create a relationship of debtor and creditor between the Cardholders and Bank, respectively. None of the FDS Companies or their Affiliates shall be considered a creditor with respect to any Account or the Gross Receivables arising thereunder.

(b) Except as expressly provided herein (including Section 9.3), Bank shall be entitled to (i) receive all payments made by Cardholders on Accounts, (ii) retain for its account all Cardholder Indebtedness and all other fees and income authorized by the Credit Card Agreements and collected with respect to the Accounts and Cardholder Indebtedness, and (iii) retain for its account all income from selling Approved Ancillary Products.

4.5 Branding of Accounts/Credit Cards/Credit Card Documentation/Solicitation Materials.

(a) The Credit Card Documentation, the FDS Credit Cards and the Solicitation Materials shall be in the design and format proposed by the FDS Companies and approved by the Operating Committee; provided that, to the extent subject to Bank’s final authority, Bank shall be responsible for ensuring that the Credit Card Documentation, the FDS Credit Cards and the Solicitation Materials comply with Applicable Law and for ensuring that the FDS Credit Cards and the Solicitation Materials comply with the Credit Card Documentation. Unless otherwise agreed by the Parties, Billing Statements with respect to Co-Branded Credit Cards shall be designed to separately reflect in two (2) separate Billing Statements (i) information with respect to the associated Private Label Account and (ii) information with respect to the associated General Purpose Account.

(b) Bank shall bear the costs and expenses of development and delivery of the Credit Card Documentation, FDS Credit Cards and Solicitation Materials, which shall be Program Expenses.

(c) The applicable FDS Licensed Marks shall appear prominently on (i) the face of the FDS Credit Cards issued or renewed after the Effective Date, (ii) the Credit Card Documentation created after the Effective Date and (iii) the Solicitation Materials created after the Effective Date. Unless otherwise agreed by the Operating Committee, the FDS Credit Cards, the Credit Card Documentation and the Solicitation Materials shall not bear Bank Licensed Marks; provided, however, that Bank’s name shall appear (i) on the back of the FDS Credit Cards issued or renewed after the Effective Date, (ii) on the Credit Card Documentation created after the Effective Date and (iii) on the Solicitation Materials created after the Effective Date, in each case to identify Bank as the credit provider under the Program, together with any other disclosures required by Applicable Law.

4.6 Underwriting and Risk Management.

(a) Subject to Section 2.1 with respect to Prepaid Employee Accounts, Bank shall accept or reject any Credit Card Application based solely upon application of the then-current Risk Management Policies. Upon satisfaction of the applicable credit criteria set forth in the Risk Management Policies, Bank shall promptly establish a Private Label Credit Account and/or a General Purpose Account, as applicable. The Credit Card types to be associated with such Accounts shall be established in accordance with the terms of the Loyalty Programs and the Risk Management Policies. Bank shall have the right, power and privilege to review periodically the creditworthiness of Cardholders to determine the range of credit limits to be made available to individual Cardholders and whether or not to suspend or terminate credit privileges of such Cardholders; provided, however, that Bank shall only decrease credit limits or suspend or terminate credit privileges on an individual Account basis consistent with the then current Risk Management Policies and in a manner consistent with Article III and this Section 4.6.

(b) The initial Risk Management Policies to be in effect as of the Effective Date are attached hereto as Schedule 4.6(b). Each Party may propose modifications of any aspect of the Risk Management Policies, which modifications shall be made only in accordance with Article III.

(c) The Program shall be operated throughout the Term to achieve the targets set forth in Schedule 4.6(c)(ii). In the case of any inconsistency between the terms of Schedule 4.6(c)(i) and (ii), the terms of Schedule 4.6(c)(ii) shall control. If the targets set forth in Schedule 4.6(c)(ii) are not achieved with respect to any measurement period set forth on Schedule 4.6(c)(ii) with respect to the applicable target, the actions set forth on Schedule 4.6(c)(iii) shall apply.

(d) In the event of a change in (i) the applicable through-the-door population or individual segment performance (as measured by validated scores or generally accepted, data driven credit risk metrics), (ii) industry wide performance expectations or (iii) Applicable Law, the Operating Committee shall consider and approve any changes to Schedules 4.6(c)(i) and 4.6(c)(ii) and shall preserve the targets or alternative targets, as appropriately and mutually agreed, and remedies set forth in such schedules, but after taking into account the relevant change referred to in clause (i), (ii) or (iii).

(e) Within fifteen (15) days after the end of each Fiscal Month, Bank shall report to FDS Bank, in a mutually agreed upon format, the applicable metrics with respect to each of the targets set forth on Schedule 4.6(c)(ii) during such Fiscal Month (it being understood that the measurement period to determine any penalties associated with such targets under Schedule 4.6(c)(ii) may exceed one Fiscal Month). During the period in which Interim Services are being provided, reporting will be prepared by FDS Bank and the Parties agree to use FDS Bank generated reporting for review of the applicable metrics with respect to each of the targets set forth on Schedule 4.6(c)(ii) until such time as Bank has the necessary access to such data.

(f) To the extent that the changes implemented as referenced in Schedule 11.1(g) result in substandard performance, such changes, with Operating Committee approval, will be reversed upon demonstration of such substandard performance. Additionally, upon such reversal, the applicable targets in Schedule 4.6(c)(ii) shall be revised as appropriate.

(g) Bank shall use commercially reasonable efforts to perform all necessary security functions to minimize fraud in the Program due to lost, stolen or counterfeit cards and fraudulent applications. Each of the FDS Companies agrees to use commercially reasonable efforts to cooperate with Bank in such functions.

4.7 Cardholder Terms.

(a) The terms and conditions of all Purchased Accounts and of all new Accounts originated on and after the Effective Date shall be the terms and conditions applicable to the Account type immediately prior to the Effective Date, including the terms and conditions set forth on Schedule 4.7; provided, however, that changes to the terms and conditions of the Accounts may be made only in accordance with Article III.

(b) Except as otherwise agreed by FDS, the card association for all Co-Branded Credit Cards shall be Visa International Inc. and Visa U.S.A. Inc. or any successor thereto. Except as otherwise approved by the Operating Committee, Bank (or CEBA Bank to the extent that Bank has assigned this Agreement to CEBA Bank pursuant to Section 18.2) shall be, at all times during the Term, a Participating Member in the VISA Partnership Program, or any successor thereto.

(c) Unless otherwise agreed by the Parties, (i) the account numbers, BINs and expiration date of all FDS Accounts shall remain the same after the Effective Date, (ii) the account numbers, BINs and expiration date of all GE/Macy’s Accounts shall remain the same after the Second Closing Date, and (iii) the account numbers, BINs and expiration date of all May Accounts shall remain the same after the Third Closing Date

4.8 Value Propositions.

(a) Loyalty Programs. All elements of the Star Rewards and Insider Loyalty Programs, as set forth on Schedule 4.8(a) (the “Loyalty Programs”), shall remain in effect and shall be honored by the Parties unless modified by approval of the Operating Committee. Bank shall be responsible for funding all aspects of the Loyalty Programs, as more fully set forth in Schedule 4.8(a), except that FDS shall be responsible for funding the portion of Redeemed Rewards set forth in Schedule 4.8(a).

(b) Payment Plans. Bank shall offer and support the payment plans set forth on Schedule 4.8(b)(i) and, subject to the limitations set forth in this Section 4.8(b), the cost of maintaining such payment plans shall be borne by Bank. Within ten (10) calendar days after the end of each Fiscal Quarter, the FDS Servicer (or following the Systems Transition Date, Bank) shall provide to the other Parties a report setting forth, for such preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter: (i) Average Private Label Receivables and (ii) Average Private Label Interest Free Receivables. If the dollar amount of Average Private Label Interest Free Receivables as a percentage of Average Private Label Receivables for such preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter exceeds the percentage threshold set forth in Schedule 4.8(b)(ii), FDS shall make the applicable cash payment to Bank as set forth in Schedule 4.8(b)(ii) for the actual number of days in such Fiscal Quarter calculated on the basis of a 360-day year, which cash payment shall be excluded from the calculation of Pre-Tax Profit. If the dollar amount of Average Private

Label Interest Free Receivables as a percentage of Average Private Label Receivables for the preceding twelve (12) Fiscal Month period ended at the end of such Fiscal Quarter is less than the percentage threshold set forth in Schedule 4.8(b)(ii), Bank shall make the applicable cash payment to FDS as set forth in Schedule 4.8(b)(ii) for the actual number of days in such Fiscal Quarter, calculated on the basis of a 360-day year, which cash payment shall be excluded from the calculation of Pre-Tax Profit. The Parties shall negotiate in good faith to adjust the foregoing provisions of this Section 4.8(b) to appropriately reflect the impact of the addition of the May Accounts to the Program as set forth in Schedule 4.8(b)(ii). No such negotiations shall be deemed to constitute an attempt to renegotiate the May Purchase Price under the Purchase Agreement or otherwise affect the Parties’ rights thereunder.

(c) Cardholder Discounts. The FDS Companies may provide discounts to Cardholders from time to time; provided the cost of such discounts are borne by the FDS Companies either through POS markdowns or in accordance with the procedures set forth in Section 8.4.

(d) Changes to Value Propositions. The terms and conditions of the Value Propositions set forth in this Section 4.8, and the Parties’ related responsibilities in respect thereof, may be modified solely with the approval of the Operating Committee in accordance with Article III.

(e) Value Proposition Support. Except to the extent performed as part of the services provided by the FDS Servicer prior to the Systems Transition Date, Bank shall be responsible for accounting and servicing of all rewards under the Value Propositions associated with the Program (including with respect to Loyalty Programs, in accordance with the eligibility criteria for each Loyalty Program), such as printing certificates on monthly Billing Statements and rewards summaries. All Value Proposition testing existing as of the Effective Date shall be supported by the Program. Bank shall continue to honor any accrued benefits to customers accrued prior to the Effective Date in connection with such Value Propositions (subject to the reimbursement and other financial obligations of the FDS Companies set forth above in this Section 4.8).

4.9 Participation in Reversals.

(a) Reporting of Reversals. Each Quarterly Settlement Statement shall set forth a calculation of the applicable Finance Charge Reversal Percentage and Late Fee Reversal Percentage for the preceding Fiscal Quarter and such other calculations as are necessary to calculate the payment in respect thereof to be made by the Parties pursuant to this Section 4.9. All amounts payable pursuant to this Section 4.9 (i) shall be netted against each other so that only a single payment shall be made pursuant to this Section 4.9 and (ii) shall be excluded from the calculation of Pre-Tax Profit.

(b) Finance Charge Reversals.

(i) Private Label Accounts. If the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts reflected in the Quarterly Settlement Statement with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the FDS Companies shall pay Bank an amount equal to (A) the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Quarter. If the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the FDS Companies an amount equal to (A) the applicable Low Collar minus the Finance Charge Reversal Percentage solely with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all finance charges assessed on the Private Label Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Private Label Accounts.

(ii) General Purpose Accounts. If the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts reflected in the Quarterly Settlement Statement with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the FDS Companies shall pay Bank an amount equal to (A) the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all finance charges assessed on the General Purpose Accounts during such preceding Fiscal Quarter. If the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the FDS Companies an amount equal to (A) the applicable Low Collar minus the Finance Charge Reversal Percentage solely with respect to the General Purpose Accounts, multiplied by (B) the aggregate amount of all finance charges assessed on the General Purpose Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the General Purpose Accounts.

(c) Late Fee Reversals.

(i) Private Label Accounts. If the Late Fee Reversal Percentage solely with respect to the Private Label Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the FDS Companies shall pay Bank an amount equal to (A) the Late Fee Reversal Percentage solely with respect to the Private Label Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Quarter. If the Late Fee Reversal Percentage solely with respect to the Private Label Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the FDS Companies an amount equal to (A) the applicable Low Collar minus the Late Fee Reversal Percentage solely with respect to the Private Label Accounts, multiplied by (B) the aggregate amount of all late fees assessed on the Private Label Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the Private Label Accounts.

(ii) General Purpose Accounts. If the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts reflected in the Quarterly Settlement Sheet with respect to the preceding Fiscal Quarter is greater than the applicable High Collar, the FDS Companies shall pay Bank an amount equal to (A) the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts minus the applicable High Collar, multiplied by (B) the aggregate amount of all late fees assessed on the General Purpose Accounts during such preceding Fiscal Quarter. If the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts for such Fiscal Quarter is less than the applicable Low Collar, Bank shall pay the FDS Companies an amount equal to (A) the applicable Low Collar minus the Late Fee Reversal Percentage solely with respect to the General Purpose Accounts, multiplied by (B) the aggregate amount of all late fees assessed on the General Purpose Accounts during such preceding Fiscal Quarter calculated on a sum of cycles basis of reporting monthly receivables under the General Purpose Accounts.

(d) Adjustments. Prior to the Third Closing Date, the Parties shall negotiate in good faith to adjust Sections 4.9(b) and (c) (including the High Collars and the Low Collars) to appropriately reflect the impact of the addition of the May Accounts to the Program. No such negotiations shall be deemed to constitute an attempt to renegotiate the May Purchase Price under the Purchase Agreement or otherwise affect the Parties rights thereunder.

4.10 Sales Taxes. FDS and its Subsidiaries shall remit when due any sales taxes relating to the sale of FDS Goods and Services that have been charged to an Account. Unless the FDS Servicer has access to such information in connection with its services hereunder, Bank shall provide the FDS Companies on a monthly basis (based upon Fiscal Months) with a detailed description of all Net FDS Write-offs and shall sign such forms and provide any such other information as requested by FDS to enable FDS and its Subsidiaries to recover any Sales Tax Refunds. Except as expressly provided in this Section 4.10, Bank acknowledges and agrees that it shall not, directly or indirectly, seek to claim or recover any amount by way of a Sales Tax Refund. Bank agrees that, to the extent the laws of any jurisdiction would permit Bank or any of its Affiliates to elect or designate the party entitled to receive Sales Tax Refunds, Bank shall, and shall cause its Affiliates to, take all steps necessary to enable and permit FDS or any of its appropriate Affiliates to elect to receive the Sales Tax Refunds. Further, Bank agrees that, to the extent the Applicable Law of any jurisdiction would permit Bank or any of its Affiliates, but not the FDS Companies or any of their Affiliates, to receive Sales Tax Refunds, Bank shall, and shall cause its Affiliates to, take all steps necessary to receive the Sales Tax Refunds, except to the extent that taking any such steps would reasonably be likely to create any tax obligation or liability of Bank or its Affiliates. Whenever Bank or any of its Affiliates are applying for Sales Tax Refunds in accordance with the preceding sentence, (a) Bank shall promptly notify FDS of the application for Sales Tax Refunds, and (b) FDS and its Subsidiaries shall provide such information reasonably requested by Bank to enable Bank, or any of its Affiliates, to recover any such Sales Tax Refunds. FDS shall pay to Bank an amount equal to Sales Tax Refunds received by FDS and its Subsidiaries, net of an amount equal to the FDS Companies’ reasonable out-of-pocket costs incurred in connection with obtaining such Sales Tax Refunds (it being understood that if the reasonable out-of-pocket costs incurred by the FDS Companies or any of their Affiliates to obtain such Sales Tax Refunds exceeds the amount of Sales Tax Refunds actually obtained, then any such excess amounts shall be treated as Program Expenses). All Sales Tax Refunds received by Bank or any of its Affiliates shall be treated as income of the Program. In the event FDS or any of its Subsidiaries is audited or assessed by a taxing authority, and as a result any Sales Tax Refunds, or any interest or penalties with respect thereto, is repaid to such taxing authority, Bank shall repay such amount to FDS, and such amount shall be treated as a reduction of Program income in the next Monthly Settlement Sheet for the Program. Bank and its Affiliates also shall fully cooperate in any such audit or assessment.

ARTICLE V

MARKETING

5.1 Promotion of Program. In accordance with the Marketing Plan, Bank and the FDS Companies shall cooperate with each other and actively support and promote the Program to both existing and potential Cardholders.

5.2 Marketing Commitment.

(a) The FDS Marketing Commitment shall be used by FDS and its Affiliates in accordance with the Marketing Plan for any of the following marketing purposes:

(i)	new Credit Card Applications;

(ii)	POS brochures;

(iii)	new Account membership kits;

(iv)	the allocated costs incurred by the FDS Servicer for its use of FedCustomer;

(v)	FDS division incentive programs (other than special promotion incentive funds (“SPIFs”) paid to sales associates, which shall be paid from amounts reimbursed pursuant to Schedule 9.3(a));

(vi)	solicitations to Private Label Credit Card Cardholders offering Co-Branded Credit Cards;

(vii)	Inserts, to the extent designed to stimulate usage of FDS Credit Cards;

(viii)	loyalty program testing; and

(ix)	other marketing activities of the type performed by FACS prior to the Effective Date.

(b) Each Monthly Settlement Sheet shall set forth an accounting of the costs incurred, if any, by FDS and its Affiliates in the prior Fiscal Month which may be paid out of the FDS Marketing Commitment and Bank shall (i) reimburse the FDS Companies from the FDS Marketing Commitment for such amounts as provided in Section 9.3 (or, in the event Bank or any other third party conducts any of the above-referenced activities or provides any of the above-referenced services at the request of FDS Bank, upon request of FDS Bank shall retain or pay to the applicable third party the amounts payable in respect of such activities or products) and (ii) reduce the amount remaining in the FDS Marketing Commitment by the amount so reimbursed, retained or paid. To the extent that the expenditures of the FDS Marketing Commitment by FDS and its Affiliates in any Fiscal Year exceed the amount in the FDS Marketing Commitment, the FDS Companies shall be entitled to reimbursement from the FDS Marketing Commitment for the following Fiscal Year of such expenditures to the extent they do not exceed (in the aggregate) ten percent (10%) of the Marketing

Commitment for the following Fiscal Year (without Operating Committee approval). Any amount in the FDS Marketing Commitment for a given Fiscal Year that is not spent in that Fiscal Year, at the direction of the Operating Committee, either (i) shall remain available for use during the Term; or (ii) if the Operating Committee determines that such amount shall not be used for the Program, shall be included as income in the calculation of Pre-Tax Profit in the next Year-End Settlement Sheet prepared following such determination.

(c) The Additional Marketing Commitment shall be used as set forth in the Marketing Plan and as otherwise directed by the Operating Committee from time to time. The FDS Companies and Bank shall each provide to the other for inclusion in the Monthly Settlement Sheet, an accounting of such Party’s and its Affiliates’ use of the Additional Marketing Commitment in the prior Fiscal Month, and Bank shall reimburse the FDS Companies for such amounts used by FDS and its Affiliates, and shall reduce the amount remaining in the Additional Marketing Commitment by the amounts used by Bank and its Affiliates. Any amount in the Additional Marketing Commitment for a given Fiscal Year that is not spent in that Fiscal Year, at the direction of the Operating Committee, either (i) shall remain available for use during the Term or (ii) if the Operating Committee determines that such amount shall not be used for the Program, shall be included as income in the calculation of Pre-Tax Profit in the next Year-End Settlement Sheet prepared following such determination.

(d) Except as otherwise provided in Section 5.2(b), any proposed expenditure in excess of the remaining FDS Marketing Commitment for any Fiscal Year or in excess of the Additional Marketing Commitment for any Fiscal Year shall require the prior approval of the Operating Committee (which at the time of granting any such approval shall approve the treatment of such excess expenditures).

(e) For the avoidance of doubt, neither the FDS Marketing Commitment nor (except as otherwise expressly provided in Section 5.4) the Additional Marketing Commitment shall be used to fund the activities described in Section 5.4 or any other marketing initiatives approved by the Operating Committee pursuant to a Marketing Plan that allocates such costs to Bank.

5.3 Communications with Cardholders.

(a) FDS Inserts. FDS and its Affiliates shall have the exclusive right to communicate with Cardholders, except for any Legally Required Communication, through use of inserts, fillers and bangtails (which shall be included on all billing envelopes) (collectively, “Inserts”), including Inserts selectively targeted for particular classes of Cardholders, in any and all Billing Statements (including electronic Billing Statements) and envelopes, subject to production requirements contained in the Operating Procedures and Applicable Law. Except as otherwise provided in the Marketing Plan, and except for Inserts required by Applicable Law (which shall be paid for by Bank and shall be deemed Program Expenses, except to the extent otherwise provided in Section 11.4(g)), the FDS Companies shall be responsible for the content of, and the cost of preparing and printing, any such Inserts (provided that in the case of “bangtails” such costs shall be limited to the direct costs (without any overhead allocation) incurred by Bank in producing such bangtails). Subject to Section 11.4(g), if the insertion of Inserts in particular Billing Statements would increase the postage costs for such Billing Statements, the FDS Companies agree to either pay for the incremental postage cost or prioritize the use of Inserts to avoid postage cost over-runs. The FDS Companies shall retain all revenues they receive from all Inserts (other than any Inserts promoting the FDS Credit Cards or Approved Ancillary Products that the FDS Companies may permit to be produced and distributed in accordance with the Marketing Plan).

(b) Billing Statement Messages. FDS and its Affiliates shall have the exclusive right to use Billing Statement (including electronic Billing Statement) messages and Billing Statement envelope (or electronic mail) messages in each Billing Cycle to communicate with Cardholders, subject to production requirements contained in the Operating Procedures and Applicable Law. Such messages shall be included at no cost to the FDS Companies. Notwithstanding the foregoing, subject to Section 11.4(g), any message required by Applicable Law shall take precedence over FDS’s and its Affiliates’ messages.

5.4 Additional Marketing Support.

(a) Upon the reasonable request of FDS from time to time, Bank shall perform or cause the performance of the marketing functions set forth on Schedule 5.4(a) at no cost or expense to the FDS Companies (and the cost and expense of performing such functions shall not constitute Program Expenses); provided, however, that, notwithstanding the foregoing, the FDS Companies shall be responsible for all out-of-pocket third party costs and expenses relating to the production of marketing materials and mailing services (which costs and expenses the FDS Companies may fund from amounts in the Additional Marketing Commitment).

(b) Following the Effective Date, upon FDS’s request, Bank shall retain a mutually agreed upon third party to conduct surveys of Cardholder perception and satisfaction on a regular, periodic basis consistent with the practices of the FDS Companies prior to the Effective Date but in no event less frequently than annually (it being understood that the costs associated with the preparation of such surveys shall be treated as paid from the Additional Marketing Commitment). Such surveys shall be in a form and employ methodologies developed in consultation with the FDS Companies and shall provide for a level of information that is at a minimum substantially similar to the information gathered by the FDS Companies prior to the Effective Date. Bank shall make available to the FDS Companies the results of such surveys as well as all associated work papers promptly following completion thereof.

5.5 Ancillary Products. Except for the Approved Ancillary Products and the FDS Credit Cards, Bank and its Affiliates shall not offer (except as directed by the FDS Companies) any goods or services (including any Ancillary Products) to Cardholders or through the Program. Bank may from time to time propose to the Operating Committee that Bank be permitted to solicit through mailings, Billing Statements, Inserts, telemarketing or otherwise, any or all Cardholders for a specific Ancillary Product. If the Operating Committee agrees to permit such solicitations, such solicitations shall be permitted on the terms set by the Operating Committee and the Parties shall be compensated as set forth in 0 hereof.

5.6 Marketing Plan.

(a) On an annual basis, the FDS Companies shall develop, in consultation with Bank, a marketing plan for the Program that outlines the objectives, strategies and general tactics for marketing the Program for the applicable Fiscal Year (the “Marketing Plan”). In addition, each Marketing Plan shall (i) include a budget and indicate the anticipated source of funds for each budgeted item and (ii) outline marketing responsibilities of the Parties. The initial Marketing Plan to be in effect as of the Effective Date and until January 28, 2006 is attached hereto as Schedule 5.6.

(b) FDS shall submit the Marketing Plan for each Fiscal Year to the Operating Committee at least thirty (30) days prior to beginning of the Fiscal Year to which such Marketing Plan relates. FDS shall have the right to change an approved Marketing Plan in its sole discretion; provided that any material modification to an approved Marketing Plan shall require the approval of the Operating Committee.

ARTICLE VI

CARDHOLDER INFORMATION

6.1 Customer Information.

(a) All sharing, use and disclosure of Cardholder Data and FDS Shopper Data under this Agreement shall be subject to the provisions of this 0. The Parties acknowledge that the same or similar information may be contained in the Cardholder Data, the FDS Shopper Data, and other data and that each such pool of data shall therefore be considered separate information subject to the specific provisions applicable to that data hereunder.

(b) Each Party to the extent it possesses Cardholder Data, and Bank to the extent it possesses FDS Shopper Data, shall maintain an information security program that is designed to meet the objectives of the Interagency Guidelines Establishing Information Security Standards as issued by the Office of the Comptroller of the Currency in the OCC Bulletin, OCC 2005-13 (12 C.F.R § 30) and by the Office of Thrift Supervision (12 C.F.R. § 570, Appendix B) (collectively, the “Guidelines”), including, at a minimum, maintenance of an information security program that is designed to: (i) ensure the security and confidentiality of the Cardholder Data and the FDS Shopper Data; (ii) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data and the FDS Shopper Data; (iii) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data and the FDS Shopper Data; and (iv) ensure the proper disposal of Cardholder Data and FDS Shopper Data. Additionally, such security measures shall meet current industry standards and shall be at least as protective as those used by each Party to protect its other confidential customer information. Each Party shall use the same degree of care in protecting the Cardholder Data and the FDS Shopper Data against unauthorized disclosure as it accords to its own confidential customer information, but in no event less than a reasonable standard of care. In particular, Bank shall treat FDS Shopper Data as if it were “customer information” for purposes of the regulations above. In the event a Party becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data, such Party shall immediately notify the other Party and shall cooperate with the other Party, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of Cardholder Data, and (z) to provide prompt notice to affected

Cardholders. In the event Bank becomes aware of any unauthorized use, modification, destruction or disclosure of, or access to, FDS Shopper Data, Bank shall immediately notify the FDS Companies and shall cooperate with them, as they deem necessary or as required by Applicable Law, (x) to assess the nature and scope of such incident, (y) to contain and control such incident to prevent further unauthorized access to or use of FDS Shopper Data, and (z) to provide prompt notice to affected FDS Shoppers. The cost and expenses of any such notice shall be borne solely by the Party that experienced the unauthorized use, modification, destruction or disclosure of, or access to, Cardholder Data or FDS Shopper Data and such costs and expenses shall not be Program Expenses.

(c) The Parties agree that for all purposes of Applicable Law relevant to the sharing, use and disclosure of Cardholder Data and FDS Shopper Data pursuant to this Article VI, FDS and its Subsidiaries shall each be considered “affiliates” of CEBA Bank as such term is used in the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, any similar provision of state law and any implementing regulations adopted thereunder (it being understood that nothing in this Agreement shall constitute FDS and its Subsidiaries, on the one hand, and Citibank, N.A., on the other hand, Affiliates of each other for such purposes).

6.2 Cardholder Data.

(a) As among the Parties hereto, the Cardholder Data shall be the property of and exclusively owned by CEBA Bank.

(b) The privacy notice provided to Cardholders pursuant to the Gramm-Leach-Bliley Act constituting part of the Program Privacy Policy shall be in the form attached hereto as Schedule 6.2(b). Any changes to such privacy notice or to the Program Privacy Policy described therein shall be made only in accordance with Article III.

(c) Bank shall not use, or permit to be used, the Cardholder Data, except as provided in this Section 6.2. Bank may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely (i) for purposes of soliciting, marketing or servicing (in each case, solely as directed by the FDS Companies or the Operating Committee) customers listed in the Cardholder Data for FDS Credit Cards, Approved Ancillary Products, and any other products and services approved by the Operating Committee, (ii) as otherwise necessary to carry out its obligations or exercise its rights hereunder (including its rights to use such information as contemplated by Section 16.4), or (iii) as required by Applicable Law. Bank has no rights to use the Cardholder Data for marketing purposes except as expressly provided herein.

(d) Bank shall not disclose, or permit to be disclosed, the Cardholder Data, except as provided in this Section 6.2. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the Cardholder Data other than to FDS or any of its Affiliates or to a Nominated Purchaser pursuant to Section 16.2. Bank may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i) to its authorized subcontractors in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such authorized subcontractor agrees in writing to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than Bank or an FDS Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the FDS Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the FDS Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the FDS Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or

(iii) to any Governmental Authority with authority over Bank (A) in connection with an examination of Bank; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to FDS if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure; or

(iv) to any consumer reporting agency in accordance with the federal Fair Credit Reporting Act.

(e) Subject to Applicable Law and the Program Privacy Policy, Bank shall transmit to the FDS Companies on a real-time basis throughout each day by a secure data feed into FDS Systems designated by FDS from time to time, in formats agreed to by the Parties in advance from time to time:

(i) for any customer who has applied for an FDS Credit Card, regardless of the marketing channel of such application: (A) the customer’s name, address, email address, telephone number, social security number and all other information supplied on the application or prescreened response submitted by the customer; (B) an indication of whether or not the customer has been approved for an FDS Credit Card; and (C) if the customer has been approved for an FDS Credit Card, the FDS Credit Card issued (or to be issued) to such customer (i.e., specify the type of FDS Credit Card and the FDS Licensed Mark to be used on such FDS Credit Card);

(ii) for each Cardholder, joint-Cardholder and authorized buyer, (A) such person’s name, address, email address, telephone number, social security number and Account number; (B) any reported change to any of the foregoing information; (C) transaction and experience data; and (D) any such other Cardholder Data as the FDS Companies may reasonably request;

(iii) the Cardholder’s name and account number for any Account that is delinquent;

(iv) the Cardholder’s name and account number for any Account that has been closed; and

(v) the Cardholder Data for all categories of information available on the FDS Companies’ credit Systems as of the date hereof.

(f) Subject to Applicable Law and the Program Privacy Policy, Bank shall transmit by a secure data feed into FedCustomer (or other FDS Systems designated by FDS from time to time), in a format agreed to by the Parties, on an as billed basis, all information contained in the Billing Statements and all other Cardholder Data for all categories of information available on FedCustomer as of the date hereof (including, for each Cardholder, joint-Cardholder and authorized buyer, name, address, email address, telephone number, information as to creditworthiness and changes to any of the foregoing information).

(g) Bank shall reasonably cooperate with the FDS Companies to provide FDS and its Affiliates with the maximum ability permissible under Applicable Law and the Program Privacy Policy to receive, use and disclose the Cardholder Data, including, as reasonably necessary or appropriate, through use of consents, opt-in provisions or opt-out provisions, in each case as directed by the FDS Companies. Without limiting the foregoing, FDS and each of its Affiliates may receive, use and disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy (i) for purposes of promoting the Program or promoting FDS Goods and Services, (ii) as otherwise necessary to carry out its obligations under this Agreement, and (iii) as otherwise permitted by Applicable Law.

(h) The FDS Companies may use the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy. Each of the FDS Companies may disclose the Cardholder Data in compliance with Applicable Law and the Program Privacy Policy solely:

(i) to its existing subcontractors as of the Effective Date and to authorized subcontractors that enter into agreements with an FDS Company after the Effective Date (“Future Subcontractors”) in connection with a permitted use of such Cardholder Data under this Section 6.2, provided that each such Future Subcontractor agrees in writing to maintain all such Cardholder Data as strictly confidential in perpetuity and not to use or disclose such information to any Person other than an FDS Company or Bank, except as required by Applicable Law or any Governmental Authority (after giving the FDS Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such Future Subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the Cardholder Data; (x) protect against any anticipated threats or hazards to the security or integrity of the Cardholder Data; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the Cardholder Data; and (z) ensure the proper disposal of Cardholder Data; and provided, further, that each such Future Subcontractor agrees to notify promptly Bank and the FDS Companies of any unauthorized disclosure, use, or disposal of, or access to, Cardholder Data and to cooperate with Bank and the FDS Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants with a need to know such Cardholder Data in connection with a permitted use of such Cardholder Data under this Section 6.2; provided that (A) any such Person is bound by terms substantially similar to this Section 6.2 as a condition of employment or of access to Cardholder Data or by professional obligations imposing comparable terms; and (B) the FDS Companies shall be responsible for the compliance by each such Person with the terms of this Section 6.2; or

(iii) to any Governmental Authority with authority over such FDS Company (A) in connection with an examination of such FDS Company; or (B) pursuant to a specific requirement to provide such Cardholder Data by such Governmental Authority or pursuant to compulsory legal process; provided that such FDS Company seeks the full protection of confidential treatment for any disclosed Cardholder Data to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, such FDS Company (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to Bank if reasonably possible under the circumstances, and (2) seeks to redact the Cardholder Data to the fullest extent possible under Applicable Law governing such disclosure.

(i) With respect to the sharing, use and disclosure of the Cardholder Data following the termination of this Agreement:

(i) the rights and obligations of the Parties under this Section 6.2 shall continue through any Termination Period;

(ii) if FDS exercises its rights under Section 16.2, Bank shall transfer its right, title and interest in the Cardholder Data to FDS or its Nominated Purchaser as part of such transaction, and Bank’s right to use and disclose the Cardholder Data shall terminate upon the termination of the Termination Period; and

(iii) if FDS provides notice that it shall not exercise its rights under Section 16.2, FDS and its Affiliates’ right to use and disclose the Cardholder Data hereunder shall terminate upon the termination of the Termination Period.

6.3 FDS Shopper Data; FDS Prospect List.

(a) Bank acknowledges that the FDS Companies gather information about purchasers of FDS Goods and Services and that FDS and its Affiliates have rights to use and disclose such information independent of whether such information also constitutes Cardholder Data. FDS acknowledges that Bank gathers information independent of the Program and that Bank and its Affiliates shall not be subject to any limitations in respect of their right to use and disclose such information notwithstanding that such information may be the same as any information included in the Cardholder Data or the FDS Shopper Data. Bank shall reasonably cooperate in the maintenance of the FDS Shopper Data and other data, including by incorporating in the Credit Card Application and Credit Card Agreement provisions mutually agreed to by the Parties pursuant to which applicants and Cardholders shall agree that they are providing their identifying information (including name, address, telephone number, email address and social security number) and all updates thereto to both Bank and FDS and its Affiliates. To the extent any Bank is the direct recipient of such data, it shall provide such data to the FDS Companies in such format and at such times as shall be agreed upon by the Operating Committee. As between the FDS Companies and Bank, all the FDS Shopper Data shall be owned exclusively by the FDS Companies. Bank acknowledges and agrees that it has no proprietary interest in the FDS Shopper Data.

(b) Subject to compliance with Applicable Law, FDS’s privacy policies, the Marketing Plan and such criteria (including format) as may be mutually agreed to from time to time, the FDS Companies shall make available to Bank, free of charge, a list of customers of FDS and its Subsidiaries who the FDS Companies have determined are available to be solicited for Accounts under the Program (the “FDS Prospect List”). As between the FDS Companies and Bank, the FDS Prospect List shall be owned exclusively by the FDS Companies. Bank acknowledges it has no proprietary interest in the FDS Prospect List.

(c) Bank shall not use, or permit to be used, directly or indirectly, the FDS Shopper Data, except to transfer such data to the FDS Companies to the extent received by Bank. Bank shall not use, or permit to be used, the FDS Prospect List except as provided in this Section 6.3(c). Bank may use the FDS Prospect List in compliance with Applicable Law solely for purposes of soliciting customers listed in the FDS Prospect List for Accounts or as required by Applicable Law.

(d) Bank shall not disclose, or permit to be disclosed, the FDS Shopper Data or the FDS Prospect List, except as provided in this Section 6.3. Bank shall not, directly or indirectly, sell or otherwise transfer any right in or to the FDS Shopper Data or the FDS Prospect List (all such rights belonging exclusively to the FDS Companies). Bank may disclose the FDS Shopper Data and the FDS Prospect List in compliance with Applicable Law solely:

(i) to its authorized subcontractors in connection with a permitted use of such FDS Shopper Data or FDS Prospect List under this Section 6.3, provided that each such authorized subcontractor agrees in writing to maintain all such FDS Shopper Data or FDS Prospect List as strictly confidential in perpetuity and not to use or disclose such information to any Person other than a Bank or an FDS Company, except as required by Applicable Law or any Governmental Authority (after giving Bank and the FDS Companies prior notice and an opportunity to defend against such disclosure); provided, further, that each such authorized subcontractor maintains, and agrees in writing to maintain, an information security program that is designed to meet the objectives of the Guidelines, including, at a minimum, maintenance of an information security program that is designed to: (w) ensure the security and confidentiality of the FDS Shopper Data and FDS Prospect List; (x) protect against any anticipated threats or hazards to the security or integrity of the FDS Shopper Data and FDS Prospect List; (y) protect against unauthorized access to or modification, destruction, disclosure or use of the FDS Shopper Data and FDS Prospect List; and (z) ensure the proper disposal of FDS Shopper Data and FDS Prospect List; and provided, further, that each such authorized subcontractor agrees to notify promptly Bank and the FDS Companies of any unauthorized disclosure, use, or disposal of, or access to, FDS Shopper Data or FDS Prospect List and to cooperate with Bank and the FDS Companies in any investigation thereof and remedial action with respect thereto;

(ii) to its Affiliates, and its and such Affiliates’ employees, attorneys and accountants, with a need to know the FDS Shopper Data or FDS Prospect List in connection with a permitted use of the FDS Shopper Data or FDS Prospect List under this Section 6.3; provided that (A) any such Person is bound by terms substantially similar to this Section 6.3 as a condition of employment, of access to the FDS Shopper Data or FDS Prospect List or by professional obligations imposing comparable terms; and (B) Bank shall be responsible for the compliance by each such Person with the terms of this Section 6.3; or

(iii) to any Governmental Authority with authority over such Bank (A) in connection with an examination of such Bank; or (B) pursuant to a specific requirement to provide the FDS Shopper Data or FDS Prospect List by such Governmental Authority or pursuant to compulsory legal process; provided that Bank seeks the full protection of confidential treatment for any disclosed FDS Shopper Data or FDS Prospect List, as the case may be, to the extent available under Applicable Law governing such disclosure, and with respect to clause (B), to the extent permitted by Applicable Law, Bank (1) provides at least ten (10) Business Days’ prior notice of such proposed disclosure to FDS if reasonably possible under the circumstances, and (2) seeks to redact the FDS Shopper Data or FDS Prospect List to the fullest extent possible under Applicable Law governing such disclosure.

(e) Upon the termination of this Agreement, Bank’s right to use and disclose the FDS Shopper Data and FDS Prospect List shall terminate. Promptly following such termination, Bank shall return or destroy all the FDS Shopper Data and FDS Prospect Lists and shall certify such return or destruction to the FDS Companies upon request.

ARTICLE VII

OPERATING STANDARDS

7.1 Reports. Each of Bank and the FDS Servicer shall provide to the Operating Committee and the other Party such reports as are mutually agreed to by the Parties from time to time and on the time schedule for delivery of such reports as shall be agreed by the Parties prior to the Effective Date. Unless otherwise required by FDS, all such reports shall be prepared on a Fiscal-Year reporting basis; provided, however, that the FDS Companies shall cooperate with Bank to provide such supplemental reporting as is reasonably necessary to accommodate Bank’s calendar-basis reporting needs.

7.2 Servicing; Interim Servicing; Transition of Services at the Election of the FDS Companies.

(a) The FDS Companies shall perform the applicable servicing functions referenced in Section 4.2 in accordance with the terms and conditions of this Agreement, including the SLAs set forth in Schedule 7.3 (as such standards may be amended from time to time by the Operating Committee). Bank shall perform the applicable servicing functions referenced in Section 4.3 in accordance with the terms and conditions of this Agreement, including the SLAs established with respect thereto in accordance with Section 7.3 hereof (as such standards may be amended from time to time by the Operating Committee). Without limiting the foregoing, each of the FDS Companies and Bank shall service the Accounts in compliance with Applicable Law and with no less care and diligence than the degree of care and diligence employed by the FDS Companies prior to the Effective Date.

(b) Commencing on the Effective Date and ending on such date or dates as the Parties shall mutually agree to transfer one or more of the Interim Services to Bank, the FDS Companies shall perform the Interim Services in accordance with the foregoing requirements and the requirements of Section 7.3. At any time after the Effective Date, Bank may, upon mutual agreement of the Parties, commence performing any or all of the Interim Services in accordance with an appropriate and agreed upon transition plan.

(c) At any time following the first anniversary of the Effective Date, upon not less than ninety (90) days’ prior written notice by FDS (or one hundred eighty (180) days’ prior written notice if the Systems Transition Date has not yet occurred at the time of such notice), the FDS Companies shall be entitled to elect to transfer substantially all of the services then being performed by the FDS Companies pursuant to Section 4.2(a) to Bank (any such transfer, a “Total Servicing Transfer”) if the Parties have substantially completed reasonable joint transition planning prior to the giving of such notice (or an additional ninety (90) days notice if the Parties have not substantially completed such planning; provided that the Parties shall cooperate to complete such planning within such ninety (90) day period). Following such Total Servicing Transfer, Bank shall be obligated to provide all such services in accordance with the terms of this Agreement and the FDS Companies shall thereafter be relieved of all obligations under this Article VII. Notwithstanding the foregoing, Bank shall not be obligated to undertake a Total Servicing Transfer until the System Transition Date has occurred. Upon any such Total Servicing Transfer, the payments made pursuant to Article IX shall be adjusted as set forth therein to take account of such Total Servicing Transfer.

(d) Without limiting the foregoing provisions of this Section 7.2, upon mutual agreement of the Parties from time to time following the Effective Date, the Parties may agree to transfer services on an individual basis at such times and upon such terms as the Parties may agree (such transition time, with respect to each individual Interim Service, the “Services Transition Date”).

7.3 Service Level Standards.

(a) Within fifteen (15) days after the end of each Fiscal Month, the FDS Companies shall report to Bank, in a mutually agreed upon format, the FDS Companies’ performance under each of the SLAs set forth on Schedule 7.3 during such Fiscal Month (it being understood that the measurement period to determine compliance with any SLA may exceed one Fiscal Month).

(b) The FDS Companies shall comply with SLAs set forth in Schedule 7.3; provided that such SLAs shall be amended from time to time to establish new SLAs and modify existing SLAs, in each case, as deemed appropriate by and with the approval of the Operating Committee for any reason, including (i) completion of the System conversion described in Section 7.4(a); (ii) changes in the Program; (iii) changes in industry-wide performance expectations with respect to any SLA; and (iv) change in Applicable Law.

(c) Without limiting the foregoing, prior to transitioning any service to Bank in accordance with the terms of this Agreement, whether pursuant to (i) an election by the FDS Companies, (ii) the cessation of any interim service being performed by the FDS Companies pursuant to Section 7.2(b) or (iii) a termination of any service upon an SLA breach permitting such termination of service as set forth in Schedule 7.3, the Operating Committee shall establish SLAs to be performed by Bank with respect to such transferred service, which new SLAs shall be deemed automatically applicable to Bank with respect to Bank’s performance of such transferred services and which new SLAs shall provide for at least the minimum SLA standards provided for in Schedule 7.3 with respect to such service and/or such other higher SLA standards as are appropriate to reflect the service levels provided by Bank to other partner portfolios of a size, nature and customer base similar to the Program and consistent with current industry practices. Upon the transition of any service to Bank for which an SLA is applicable, Bank shall be obligated to deliver to the FDS Companies the reports described in Section 7.3 with respect to such SLAs within fifteen (15) days after the end of each Fiscal Month (and FDS’s obligation to deliver such reports with respect to such services shall terminate).

(d) Notwithstanding anything to the contrary contained in Schedule 7.3, once a service is transferred to Bank pursuant to the terms of this Agreement, thereafter, the FDS Companies shall no longer be obligated to perform such services and shall not be obligated to assume responsibilities for such services for any reasons. Accordingly, upon the occurrence of any SLA failure by Bank that would have otherwise resulted in a requirement to transfer services to Bank had the FDS Companies been the Party providing such services, then, (i) the FDS Companies shall have the option to transition the service subject to the SLA failure from Bank back to the FDS Companies or an alternate service provider in accordance with Schedule 7.3 or (ii) if they elect not to transition such services, such SLA failure shall be deemed an Event of Default by Bank pursuant to Section 14.2(f) and FDS shall be entitled to exercise its termination rights pursuant to Section 15.2 in respect of such Event of Default.

(e) Each Party providing services hereunder shall maintain in effect during the Term a disaster recovery and business continuity plan that complies with Applicable Law and that is designed to ensure that Systems availability is consistent with the standards specified in Schedule 7.3. Each Party shall be prepared to and have the ability to implement such plan if necessary. Each Party shall provide the other with access to review such plan upon request. Each Party shall test its plan annually and shall promptly implement such plan upon the occurrence of a disaster or business interruption.

(f) Bank shall be excused from its failure to meet any applicable SLAs to the extent that such failure results from the FDS Systems or any acts or omissions of the FDS Companies. The FDS Companies shall be excused from their failure to meet any applicable SLAs to the extent that any such failure results from Bank’s Systems or any acts or omissions of Bank.

7.4 Credit Systems.

(a) Subject to clause (b) of this Section 7.4, the master file of Accounts and all other Cardholder Data and other Program credit data shall remain on the FDS Systems for a minimum of one year after the Effective Date. Bank and the FDS Companies shall work together (including through a subcommittee of the Operating Committee formed for this purpose) to develop a mutually agreeable Systems conversion plan designed to convert such data to Bank Systems. Subject to the satisfaction of each of the requirements set forth in Section 7.4(b), at such time, if any, when both FDS and Bank are satisfied with the terms of such conversion plan and have concluded that such conversion will further the Program Objectives and provide cost efficiencies and features and functionality superior to those available on the FDS Systems without an unacceptable level of Program disruption, such conversion shall be implemented (the date of any such conversion the “Systems Transition Date”). Bank shall bear its costs and expenses associated with the Systems conversion and such expenses shall not constitute Program Expenses. Until the Systems Transition Date, FDS shall, in a manner consistent with FDS’s historical practice (taking into account the magnitude and type of each of the following matters): (i) make modifications and changes to FDS Systems as necessary to comply with Applicable Law, the Risk Management Policies and/or the Operating Procedures, following appropriate consultation with Bank with respect to changes thereto; (ii) ensure that the features and functionality available on the FDS Systems as of the Effective Date are maintained in a manner consistent with historical levels, and (iii) ensure that the technology associated with the FDS Systems (including hardware platforms, operations systems and software licenses) is sufficient to support the operation of the Program as contemplated by the terms of this Agreement.

(b) The Parties acknowledge and agree that no Systems conversion shall occur pursuant to Section 7.4(a) in absence of satisfaction of each of the following requirements:

(i) Bank shall ensure that all features and functionality available on the FDS Systems prior to the Systems Transition Date (including data gathering, interface capabilities with the FDS Companies’ other Systems, Loyalty Program support and core systems/customer service functionality) are available on Bank Systems as of the Systems Transition Date to the extent the FDS Systems are to be converted to Bank Systems;

(ii) all existing credit data feeds used by FDS or any of its Affiliates in connection with the Credit Card Business, FedCustomer or otherwise prior to the Effective Date shall have been replicated on Bank Systems prior to the Systems Transition Date;

(iii) Bank shall provide and Bank Systems shall support the Internet services set forth on Schedule 7.4(b);

(iv) without limiting the foregoing, Bank Systems shall interface with the FDS Systems that are not converted to Bank Systems in a manner reasonably acceptable to FDS;

(v) Bank shall have a disaster recovery and business continuity plan applicable to the Bank Systems as set forth in Section 7.3(d) and Bank shall be prepared to and have the ability to implement such plan if necessary; and

(vi) Bank shall have identified and implemented all hardware and other Systems changes necessary to ensure that Bank Systems will be compatible with those FDS Systems that will interface with Bank Systems, including the POS Systems of FDS and its Affiliates.

(c) The FDS Companies shall have the right to perform testing to assure that Bank Systems have the features and functionality described in clauses (b)(i)-(vi) and any other features and functionality promised by Bank.

(d) Neither Party shall make any change to any of its Systems that would render them incompatible in any way with the other Party’s or its Affiliates’ Systems or require the other Party or its Affiliates (or the Retail Merchants) to make any change to any of their Systems (including any POS terminals) or reduce or restrict interfacing or System feeds, in any such case without the prior approval of the Operating Committee. Neither Party will make any change to its Systems with respect to the Program without prior notification to the Operating Committee if such change would reasonably be expected to materially impact the Program or the operation of any of the other Party’s Systems, except to the extent such change is necessary in connection with the exercise by FDS or Bank of an FDS Matter or a Partner Matter, as applicable; provided further, that, without the prior approval of the Operating Committee, neither Party shall make any change to its Systems with respect to the Program during October, November or December. Bank shall cooperate to ensure that System changes are scheduled with due regard to FDS’s retail sales calendar and in a manner designed to minimize disruption to peak sales periods.

(e) Prior to the Systems Transition Date, the Operating Committee shall agree on such modifications to the terms of this Agreement relating to the allocation of reporting obligations, settlement and chargeback procedures and other Systems-dependent obligations and procedures as are necessary to accurately reflect the transition of relevant services, capabilities and data access of the respective Parties following the System Transition Date.

7.5 Systems Interface; Technical Support.

(a) Required Interfaces. The FDS Companies and Bank shall identify, prior to the Effective Date, the Systems interfaces required to be sustained between the FDS Companies and Bank. The FDS Companies and Bank shall maintain such interfaces and cooperate in good faith with each other in connection with any modifications to such interfaces as may be requested by either Party from time to time. Each of the FDS Companies and Bank agrees to maintain at its own expense its respective Systems interfaces so that the operation of the Systems as a whole is at all times no less functional than prior to the Effective Date.

(b) Additional Interfaces; Interface Modifications. All requests for new interfaces, modifications to existing interfaces and terminations of existing interfaces shall be presented to the Operating Committee for approval. Upon approval, the Parties shall work in good faith to establish the requested interfaces or modify or terminate the existing interfaces, as applicable, on a timely basis. Except as otherwise provided herein (including in Section 7.4), all costs and expenses with respect to any new interface or interface modification or termination shall be borne by the requesting Party unless otherwise determined by the Operating Committee.

(c) Secure Protocols. The Parties shall use secure protocols for the transmission of data from Bank and its Affiliates, on the one hand, to FDS and its Affiliates, on the other hand, and vice versa.

ARTICLE VIII

MERCHANT SERVICES

8.1 Transmittal and Authorization of FDS Charge Transaction Data. FDS shall, and shall cause its Subsidiaries and Licensees (such Subsidiaries and Licensees, together with FDS, the “Retail Merchants”) to, accept the FDS Credit Cards for FDS Transactions. The Retail Merchants shall transmit FDS Charge Transaction Data for authorization of FDS Transactions as provided in the Operating Procedures. The FDS Transactions shall be authorized or declined on a real time basis as provided in the Operating Procedures, including transactions involving split-tender (i.e., a portion of the total transaction amount is billed to an FDS Credit Card and the remainder is paid through one or more other forms of payment), transactions over the phone, on-line or hand keyed, as applicable, or down-payments on FDS Goods and Services for later delivery. If any Retail Merchant is unable to obtain authorizations for FDS Transactions for any reason, such Retail Merchant may complete such FDS Transactions without receipt of further authorization as provided in the Operating Procedures.

8.2 POS Terminals. The Retail Merchants shall maintain POS terminals capable of processing FDS Credit Card and Account transactions as handled as of the Effective Date. To the extent that the Retail Merchants are required to make changes to any POS terminal (including hardware and software) in order to process FDS Transactions and transmit FDS Charge Transaction Data under this Agreement as a result of any System conversion contemplated by Section 7.4 or any other change or modification to any Bank System or a new Bank System approved by the Operating Committee, each Party shall pay its respective costs and expenses associated with such changes.

8.3 In-Store Payments. The Retail Merchants may accept In-Store Payments from Cardholders on their Accounts in accordance with the Operating Procedures. The Retail Merchants shall, as necessary, provide proper endorsements on such items. Bank hereby grants to each of the FDS Companies and the Retail Merchants a limited power of attorney (coupled with an interest) to sign and endorse Bank’s name upon any form of payment that may have been issued in Bank’s name in respect of any Account. The FDS Companies and Bank shall jointly develop procedures in the Operating Procedures with respect to the manner in which such In-Store Payments shall be processed (it being understood that such procedures shall provide for immediate credit toward the applicable open-to-buy limits of the respective Account upon receipt of an In-Store Payment). The FDS Companies, on behalf of the Retail Merchants, shall notify Bank upon receipt of In-Store Payments and Bank shall include the FDS Charge Transaction Data related to such In-Store Payments in the net settlement in respect of the day immediately following such receipt on the same basis as other FDS Charge Transaction Data. The Retail Merchants shall issue receipts for such payments in compliance with Applicable Law.

8.4 Settlement Procedures.

(a) The Retail Merchants shall transmit FDS Charge Transaction Data (including FDS Charge Transaction Data arising in connection with sales by Licensees) to Bank in accordance with the Operating Procedures on each day that the Retail Merchant is open for business. If FDS Charge Transaction Data is received by Bank’s processing center before 11:00 A.M. (Eastern time) on any Business Day on which Bank is open for business, Bank shall process the FDS Charge Transaction Data and initiate a wire transfer of the payment in respect thereof before 1:00 P.M. (Eastern time) on the same Business Day.

(b) Bank shall remit to FDS, for itself and the Retail Merchants, an amount equal to the total amount of charges identified in all FDS Charge Transaction Data not yet paid in accordance with Section 8.4(a) less the sum of (i) the total amount of any credits included in such FDS Charge Transaction Data, plus (ii) the total amount of In-Store Payments (if any), plus (iii) any amounts charged back to such Retail Merchants pursuant to Section 8.5. The total amount of charges reflected in the FDS Charge Transaction Data shall include the amount of all Cardholder and employee discount(s) such that upon daily settlement of such FDS Charge Transaction Data in accordance with Section 8.4(c), Bank shall pay FDS the price of the FDS Goods and Services without giving effect to such discount(s). FDS shall reimburse Bank for the amount of such discounts on a monthly basis as set forth in Section 8.4(d).

(c) If any FDS Charge Transaction Data is not received by Bank’s processing center before 11:00 A.M. (Eastern time) on any Business Day on which such processing center is open for business as a result of any circumstance other than a willful failure of the Retail Merchant to send such data (e.g., Systems failure or communication outage), which circumstance the Retail Merchant shall use reasonable efforts to remedy, Bank shall initiate a wire transfer (each such transfer, an “Estimated Remittance”) by 3:00 P.M. (Eastern time) on the same Business Day of Bank’s good faith estimate of the amount that should be transferred to FDS for itself and the Retail Merchants in accordance with Section 8.4(a) as if such failure had not occurred. Bank’s good faith estimate shall be based on FDS’s then most recent projections of Net Credit Sales and shall take into account, among other things, holidays and seasonal and other sales fluctuations. The Estimated Remittance shall be deducted from any remittance in respect of applicable FDS Charge Transaction Data when transmitted and processed pursuant to this Section 8.4 (and to the extent necessary thereafter to fully reconcile such Estimated Remittance, other FDS Charge Transaction Data).

(d) Not more than five (5) days after the end of each Fiscal Month, the FDS Servicer shall deliver or cause to be delivered to Bank a report for such preceding Fiscal Month of all discount(s) reflected in the FDS Charge Transaction Data and paid for by Bank in such preceding Fiscal Month (and, in the case of FDS Charge Transaction Data for a credit to an Account, all reversals of discounts reflected in the credits included in such FDS Charge Transaction Data). The net amount of discounts paid by Bank with respect to such discounts during such Fiscal Month, as reflected on such report (after deducting any discounts reversed in respect of FDS Goods and Services for which a credit was issued), shall be paid by the FDS Companies to Bank within three (3) Business Days of such report.

(e) FDS shall be responsible for allocating remittances under this Section 8.4 among all the Retail Merchants as appropriate and Bank shall have no responsibility or liability in connection therewith (it being agreed that Bank has no obligation to make remittances to, any person other than FDS).

8.5 Bank’s Right to Charge Back.

(a) Right to Charge Back. Bank shall have the right to charge back to FDS the Cardholder Indebtedness (including Cardholder Indebtedness incurred prior to the Effective Date with respect to Purchased Accounts) reflected in FDS Charge Transaction Data only to the extent such charge back is expressly permitted in clauses (i) through (iv) below.

(i) Merchandise Adjustments. If a Cardholder requests an adjustment based on the quality or delivery of FDS Goods and Services, the Cardholder request for adjustment shall be promptly communicated to FACS on behalf of the relevant Retail Merchant. FACS shall honor the customer service policies and determinations of the Retail Merchant. Amounts shall only be charged back to the extent FACS authorizes the applicable charge back of Cardholder Indebtedness.

(ii) Fraudulent Charges. If a charge arose from fraud of any employee or agent of a Retail Merchant, the amount of any Cardholder Indebtedness with respect to such charge may be charged back to FDS, on behalf of the relevant Retail Merchant.

(iii) Certain Transactions. Any transactions in the FDS Channels with respect to which appropriate authorizations were not obtained in accordance with the Operating Procedures may be charged back to FDS.

(iv) Cardholder Fraud. Any transactions that arose in any FDS Channel from fraud in respect of a Private Label Account may be charged back to FDS.

(b) Exercise of Chargeback. If Bank exercises its right of chargeback, Bank may set off all amounts charged back against any sums due to the FDS Companies under this Agreement, or Bank may demand payment from FDS for the full amount of such chargeback. In the event of a chargeback pursuant to this 0, upon payment in full of the related amount by FDS, Bank shall immediately assign to FDS or the relevant Retail Merchant, without any representation, warranty or recourse, all right to payments of amounts charged back in connection with such Cardholder charge. Bank shall cooperate fully in any effort by the FDS Companies to collect the chargeback amount, including by executing and delivering any document necessary or useful to such collection efforts.

(c) General Purpose Account Fraud. All fraud losses in respect of General Purpose Accounts shall be at Bank’s expense (and shall be deemed Program Expenses).

8.6 No Processing Fees.

(a) None of FDS, its Affiliates or the Retail Merchants shall charge any Credit Card surcharge, application, processing or other Program related fee to Cardholders.

(b) None of FDS, its Affiliates or the Retail Merchants shall be required to pay any Merchant Discount on any FDS Transaction. Bank shall process FDS Transactions such that the Retail Merchants do not incur any merchant acquirer/processor or similar fees.

ARTICLE IX

PROGRAM ECONOMICS

9.1 Bank’s Responsibility for Program Operation. Except as otherwise expressly specified in this Agreement, Bank shall be responsible for the costs of operating the Program. Except as expressly contemplated by the Budget approved by the Operating Committee or as otherwise expressly provided for in this Agreement, Bank shall not incur costs that would be deemed Program Expenses unless otherwise approved by the Operating Committee.

9.2 Settlement Statements.

(a) Within thirty (30) days after the end of each Fiscal Month other than the last Fiscal Month of each Fiscal Quarter, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(a). Each such statement shall be known as a “Monthly Settlement Sheet.”

(b) Within thirty (30) days after the end of each Fiscal Quarter other than the last Fiscal Quarter of each Fiscal Year, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(b). Each such statement shall be known as a “Quarterly Settlement Sheet.”

(c) Within thirty (30) days after the end of each Fiscal Year, FDS Bank shall deliver to Bank a statement including all information set forth on Schedule 9.2(c). Each such statement shall be known as a “Year-End Settlement Sheet”.

9.3 FDS Compensation.

(a) Payments. Not later than 10 A.M. (Eastern time) on the fifth (5th) Business Day after the receipt of each Monthly Settlement Sheet, Quarterly Settlement Sheet or Year-End Settlement Sheet, as applicable, Bank shall pay to FDS Bank the amounts determined in accordance with Schedule 9.3(a). Such amounts shall be paid to FDS Bank regardless of whether any amounts are disputed by Bank. Each Party may invoke the dispute resolution procedures set forth herein in connection with any dispute relating to any payment of the amounts set forth in the applicable settlement sheet.

(b) Form of Payment. All payments pursuant to this Section 9.3 shall be made by wire transfer of immediately available funds to an account designated in writing by FDS Bank unless otherwise agreed upon by the Parties in writing.

(c) Card Association Compensation. FDS Bank shall be entitled to all amounts (other than Interchange Fees) paid to Bank by the Card Association pursuant to the Visa-Branded Federated Department Stores Co-Branded Card Program Agreement, dated as of October 22, 2002, between FDS Bank and the Card Association (as amended, renewed or otherwise modified, the “Card Association

Contract”). Bank shall use its commercially reasonable efforts to ensure that the Card Association Contract remains in full force and effect in accordance with its terms following the Effective Date, and Bank shall not agree to any early termination of the Card Association Contract or to any amendment or modification thereof that would reduce the amount payable to FDS Bank pursuant thereto and this Section 9.3(c). Bank shall use its commercially reasonable efforts to cause the Card Association Contract to be extended, renewed or replaced by the Card Association at the end of its term with a replacement contract having economic terms that are (i) the most favorable economic terms reasonably available to Bank and (ii) no less favorable than the terms in effect under the Card Association Contract on the date hereof. Any contract resulting from any such extension, renewal or replacement shall also be deemed the Card Association Contract and shall be subject to all of the terms of this Section 9.3(c). All amounts payable pursuant to this Section 9.3(c) shall be payable as set forth in Section 9.3(a). The Parties acknowledge and agree that (i) in exercising its commercially reasonable efforts hereunder, Bank shall not be obligated to pay any fee or other amount to the Card Association or to any other Person unless FDS Bank agrees to reimburse the Bank for the full amount thereof in connection therewith and (ii) Bank shall not agree to pay any such fee or other amount unless FDS Bank shall have consented thereto in writing.

9.4 Budgeting.

(a) The Budget for the Fiscal Year ending January 28, 2006 is attached hereto as Schedule 9.4(a). At least ninety (90) days before the beginning of each subsequent Fiscal Year, the Managers will jointly submit a proposed annual Budget for such Fiscal Year to the Operating Committee. Each Budget shall be based on reasonable estimates of each line item therein based upon the Business Plan, the Marketing Plan and other information regarding actual historical and estimated future expenses of the Program and the Parties. Each Party shall promptly provide information reasonably requested by the Operating Committee in connection with the review and approval of any Budget.

(b) The Operating Committee shall review the proposed Budget and approve the annual Budget in accordance with Section 3.2. The Operating Committee shall also review the Budget at least semi-annually and may elect to approve modifications to the forecasts contained in the Budget (and/or approve a semi-annual Budget) from time to time.

(c) Within thirty (30) days after the end of each Fiscal Year, the FDS Servicer shall provide a report to Bank indicating the actual income and expenses of the Program compared to the applicable Budget. Unless otherwise approved by the Operating Committee, to the extent any actual expenses incurred in the prior Fiscal Year in respect of any expense category (including all line items in such expense category) set forth in Schedule 9.4(c) exceed one hundred ten percent (110%) of the amount budgeted therefor in the approved Budget for such Fiscal Year, the following shall apply:

(i) with respect to each expense category where such an excess exists, if such expense category is an expense category with respect to which the FDS Companies are responsible (as set forth in Schedule 9.4(c)) and are entitled to payment or reimbursement in accordance with this Agreement disregarding this Section 9.4(c), the FDS Companies shall make a payment to Bank in an amount equal to the excess, if any, of (A) the aggregate of all monthly amounts paid or reimbursed to the FDS

Companies in respect of such expense category for the relevant Fiscal Year over (B) the amount to which the FDS Companies would have been entitled had the actual amount of the expenses in such expense category not exceeded the amount budgeted therefor; and

(ii) annual Pre-Tax Profit shall be recalculated by the FDS Servicer; provided that for purposes of such recalculation, for each expense category as to which there is an excess of the type referred to in the first paragraph of this Section 9.4(c), the budgeted amount for such expense category shall be substituted for the amount that would have been recorded for such expense category based on actual results. Bank shall pay to the FDS Companies an amount equal to the excess, if any, of (A) the FDS Profit Share to which the FDS Companies would have been entitled for such Fiscal Year had the actual Pre-Tax Profit for such Fiscal Year been equal to the Pre-Tax Profit as recalculated in accordance with this Section 9.4(c)(ii) over (B) the aggregate amount actually paid to the FDS Companies in respect of the FDS Profit Share for all months in such Fiscal Year.

(d) All amounts payable pursuant to Section 9.4(c) shall be reflected in the Year-End Settlement Sheet and paid to the Party(ies) entitled thereto in connection with the settlement of the amounts reflected therein.

ARTICLE X

INTELLECTUAL PROPERTY

10.1 The FDS Licensed Marks.

(a) Grant of License to Use the FDS Licensed Marks. Subject to the terms and conditions of this Agreement, FDS hereby grants to Bank a non-exclusive, royalty-free, non-transferable right and license to use the FDS Licensed Marks (i) with respect to the Program in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program and (ii) in connection with any sale permitted by this Agreement of the Accounts and Cardholder Indebtedness to third parties for liquidation. All use of the FDS Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by FDS to Bank from time to time (which FDS shall so deliver). All uses of the FDS Licensed Marks shall require the prior written approval of FDS. To the extent Bank delegates any of its rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, Bank may sublicense its rights in the FDS Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of the FDS Licensed Marks hereunder and Bank shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.1, the rights granted pursuant to this Section 10.1 are solely for use of Bank and may not be sublicensed without the prior written approval of FDS.

(b) New FDS Marks. If FDS or any of its Subsidiaries adopts a trademark, service mark or other source indicator that is a successor to an FDS Licensed Mark or that FDS has otherwise elected to use in connection with the Program but which is not listed on Schedule 1.1(e) hereto (a “New FDS Mark”), Bank may request that FDS add such New FDS Mark to Schedule 1.1(e) hereto and license its use hereunder; FDS shall not unreasonably fail to do so (for the avoidance of doubt and without limitation, it is reasonable for FDS to withhold consent if the New FDS Mark is not a successor to an FDS Licensed Mark or is not used in connection with its retail operations), and upon FDS’s written approval of the addition of such New FDS Mark, such New FDS Mark shall be deemed added to Schedule 1.1(e). In the event that FDS does not license any New FDS Mark to Bank, such New FDS Mark shall be deemed to be an FDS Licensed Mark solely for purposes of Section 2.2.

(c) Termination of License. Except to the extent otherwise provided in Section 16.4, the license granted in this Section 0 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, the Program Purchase Date. Upon termination of the license granted in this Section 10.1, all rights in the FDS Licensed Marks granted hereunder shall revert to FDS and Bank shall (and shall cause its authorized Affiliates, authorized third parties and permitted sublicensees to): (i) discontinue all use of the FDS Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused FDS Credit Cards, Credit Card Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items bearing any of the FDS Licensed Marks; provided that if the purchase option under Section 16.2 is exercised, at FDS’s election, such items shall constitute Program Assets and will be transferred and delivered to FDS or its Nominated Purchaser pursuant to Section 16.2.

(d) Ownership of the FDS Licensed Marks. Bank acknowledges that (i) the FDS Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of FDS and its Affiliates, (ii) it shall take no action which shall adversely affect the exclusive ownership of FDS and its Affiliates in the FDS Licensed Marks, or the goodwill associated with the FDS Licensed Marks (it being understood that the collection of Accounts, adverse action letters, and changes in terms of Accounts as required by Applicable Law do not adversely affect goodwill, if done in accordance with the terms of this Agreement), and (iii) any and all goodwill arising from use of the FDS Licensed Marks by Bank shall inure to the benefit of FDS. Nothing herein shall give Bank any proprietary interest in or to the FDS Licensed Marks, except the right to use the FDS Licensed Marks in accordance with this Agreement, and Bank shall not contest FDS’s title in and to the FDS Licensed Marks. FDS shall prosecute and maintain the FDS Licensed Marks at FDS’s cost and expense and in its sole discretion.

(e) Infringement by Third Parties. Bank shall use reasonable efforts to notify FDS, in writing, promptly upon acquiring Knowledge of any infringing use of any of the FDS Licensed Marks by any third party. If any of the FDS Licensed Marks is infringed, FDS alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if FDS fails to take reasonable steps to prevent infringement of the FDS Licensed Marks by any department store retailer and such infringement has an adverse effect upon the Program or the rights of Bank hereunder, Bank may request that FDS take action necessary to alleviate such adverse impact. Bank shall reasonably cooperate with and assist FDS, at FDS’s expense, in the prosecution of those actions that FDS determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any of the FDS Licensed Marks.

10.2 Bank Licensed Marks.

(a) Grant of License to Use Bank Licensed Marks. Subject to the terms and conditions of this Agreement, Bank hereby grants to the FDS Companies a non-exclusive, royalty-free, non-transferable right and license to use Bank Licensed Marks in the United States in connection with the creation, establishment, marketing and administration of, and the provision of services related to, the Program. All use of Bank Licensed Marks shall be in accordance with this Agreement and any Trademark Style Guide delivered by Bank to FDS from time to time (which Bank shall so deliver). All uses of Bank Licensed Marks shall require the prior written approval of Bank. To the extent the FDS Companies delegate any of their rights or obligations hereunder to any authorized Affiliate and/or authorized third party in accordance with the terms and conditions of this Agreement, the FDS Companies may sublicense their rights in Bank Licensed Marks hereunder to such authorized Person; provided that such Person shall agree to comply with all of the terms and conditions of the use of Bank Licensed Marks hereunder and the FDS Companies shall remain liable for such Person’s failure to so comply. Except as expressly set forth in this Section 10.2, the rights granted pursuant to this Section 10.2 are solely for use of the FDS Companies and may not be sublicensed without the prior written approval of Bank.

(b) New Bank Marks. If Bank adopts a trademark, service mark or other source indicator for use in connection with its Credit Card business or any related businesses that is not listed on Schedule 1.1(b) hereto (for purposes of this Section 10.2, a “New Bank Mark”), FDS may request that Bank add such New Bank Mark to Schedule 1.1(b) hereto and license its use hereunder; and if the Operating Committee (which shall decide on behalf of Bank) so agrees, such New Bank Mark shall be deemed added to Schedule 1.1(b) (provided that notwithstanding any agreement of the Operating Committee, any New Bank Mark that is a successor to a Bank Licensed Mark shall be deemed to be licensed as a Bank Licensed Mark hereunder and added to Schedule 1.1(b)).

(c) Termination of License. The license granted in this Section 10.2 shall terminate upon the termination or expiration of this Agreement or, if the purchase option under Section 16.2 is exercised, six (6) months after the Program Purchase Date. Upon the termination of the license granted in this Section 10.2, all rights in Bank Licensed Marks granted hereunder shall revert to Bank and the FDS Companies shall (and shall cause their authorized Affiliates, authorized third parties and permitted sublicensees to): (i) discontinue all use of Bank Licensed Marks, or any of them, and any colorable imitation thereof; and (ii) destroy all unused FDS Credit Cards, Credit Card Applications, Account Documentation, Solicitation Materials, periodic statements, materials, displays, advertising and sales literature and any other items, in each case, bearing any of Bank Licensed Marks.

(d) Ownership of Bank Licensed Marks. Each of the FDS Companies acknowledges that (i) Bank Licensed Marks, all rights therein, and the goodwill associated therewith, are, and shall remain, the exclusive property of Bank, (ii) it shall take no action which shall adversely affect Bank’s exclusive ownership of Bank Licensed Marks or the goodwill associated with Bank Licensed Marks, and (iii) any and all goodwill arising from use of Bank Licensed Marks by the FDS Companies shall inure to the benefit of Bank. Nothing herein shall give the FDS Companies any proprietary interest in or to Bank Licensed Marks, except the right to use Bank

Licensed Marks in accordance with this Agreement, and the FDS Companies shall not contest Bank’s title in and to Bank Licensed Marks. Bank shall prosecute and maintain the Bank Licensed Marks at Bank’s cost and expense and in its sole discretion.

(e) Infringement by Third Parties. Each of the FDS Companies shall use reasonable efforts to notify Bank, in writing, promptly upon acquiring Knowledge of any infringing use of any Bank Licensed Marks by any third party. If any Bank Licensed Mark is infringed, Bank alone has the right, in its sole discretion, to take whatever action it deems necessary to prevent such infringing use; provided, however, that if Bank fails to take reasonable steps to prevent infringement of any Bank Licensed Marks by any credit provider and such infringement has an adverse effect upon the Program or the rights of the FDS Companies hereunder, the FDS Companies may request that Bank take action necessary to alleviate such adverse impact. The FDS Companies shall reasonably cooperate with and assist Bank, at Bank’s expense, in the prosecution of those actions that Bank determines, in its sole discretion, are necessary or desirable to prevent the infringing use of any Bank Licensed Marks.

10.3 Intellectual Property.

(a) Each Party shall continue to own all of its Intellectual Property that existed as of the Effective Date. Each Party also shall own all right, title and interest in the Intellectual Property it develops or creates independently of the other Party during the Term.

(b) Except to the extent the Parties enter into a separate agreement (or addendum to this Agreement) with respect to the development, creation, use and their respective rights in any Joint IP, each Party shall have the right to use, license and otherwise exploit Joint IP without any restriction or obligation to account to the other Party; provided, however, that no such Joint IP shall be used by Bank in connection with any Credit Card or other credit program or other arrangement with any retailer (including any retailer listed on Schedule 2.5) without the prior written consent of FDS. “Joint IP” means any Intellectual Property developed or created in connection with the Program that is deemed to be jointly owned by Bank, on the one hand, and any of the FDS Companies, on the other hand, pursuant to this Section 10.3. Patents and patentable inventions shall be deemed to be owned jointly, as between the Parties only if the respective personnel of each Party are deemed co-inventors under the patent law. Software and other works of authorship and associated copyrights shall be deemed to be jointly owned only if the Parties are deemed co-authors or co-owners of such software or other work of authorship under the copyright law or otherwise. Any other Intellectual Property developed by a substantially equal investment of time, human, intellectual and financial resources by each Party during the Term of this Agreement shall be owned jointly by the Parties; provided that any such Intellectual Property constituting a trademark, service mark or other source indicator, shall be owned exclusively by FDS and may become a “New FDS Mark” pursuant to Section 10.1(b) (for the avoidance of doubt, Bank shall own all right, title and interest in any trademark, service mark or other source indicator it develops or creates independently of the FDS Companies during the Term). To the extent that a work created by one Party is based on or incorporates Intellectual Property of the other Party, but the Parties are not joint owners as set forth above, then one Party shall be the sole owner of the Intellectual Property in the underlying work and the other Party shall be the sole owner of the Intellectual Property in the new work. By way of example and not of limitation, a Party shall not be a joint owner of any Intellectual Property in any marketing materials to the extent its contribution thereto consists solely of review, approval or modification of such materials to ensure compliance with Applicable Law or Credit Card Documentation.

(c) During and after the Term of this Agreement, each Party shall use, license or otherwise exploit (or permit others to do so) any Joint IP solely at its own risk. Each Party hereby disclaims all representations and warranties, either express or implied, including any warranties of title, non-infringement, validity, value, reliability, merchantability or fitness for a particular purpose, with respect to any Joint IP and its use, licensing or exploitation by the other Party. The term “Program Assets” includes all of Bank’s right, title and interest in and to any Joint IP used by Bank solely in connection with the Program (but not any liabilities arising out of or relating to Bank’s use of such Joint IP). Any information or data provided by or on behalf of one Party to the other Party remains, as between the Parties, the sole property of the providing Party, and if applicable, shall be considered “Confidential Information” under Article XIII. Ownership of Cardholder Data, FDS Shopper Data and FDS Prospect List shall not be governed by this Section 10.3(b). The provisions of Section 10.3 shall survive any expiration or termination of this Agreement.

ARTICLE XI

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 General Representations and Warranties of FDS. Except as Previously Disclosed, FDS makes the following representations and warranties to Bank as of the date hereof and as of the Effective Date:

(a) Corporate Existence. Each FDS Company: (i) is a corporation (or, in the case of FDS Bank, a federally chartered stock savings bank) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization; (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of its business or the activities in which it is engaged makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the FDS Companies’ ability to perform their obligations hereunder; and (iii) has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Program.

(b) Capacity; Authorization; Validity. Each FDS Company has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of such FDS Company hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by such FDS Company pursuant hereto. The execution and delivery by the FDS Companies of this Agreement and all documents, instruments and agreements executed and delivered by the FDS Companies pursuant hereto, and the consummation by the FDS Companies of the transactions specified herein, have been duly and validly authorized and approved by all necessary corporate or similar actions of the FDS Companies. This

Agreement (i) has been duly executed and delivered by the FDS Companies, (ii) constitutes the valid and legally binding obligation of the FDS Companies, and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by each of the FDS Companies, compliance by each of them with the terms hereof, and consummation by each of them of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which FDS or any of its Subsidiaries is a party or by which they are bound, or to which any of the assets of FDS or any of its Subsidiaries are subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of the FDS Companies; (iii) breach or violate any Applicable Law, Applicable Order or the by-laws or other membership or operating rules of the Card Association, in each case, applicable to the FDS Companies; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any FDS Company is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i), (iv) and (v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program and, except in the case of clause (iii), for any immaterial breach or violation of any such Applicable Law, Applicable Order, by-law or rules.

(d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of FDS, threatened against FDS or any of its Subsidiaries, at law, in equity or otherwise, by or before any Governmental Authority, to which FDS or any of its Subsidiaries is a party, which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Program.

(e) The FDS Licensed Marks. FDS has the right, power and authority to grant the rights to use the FDS Licensed Marks expressly granted herein.

(f) Internal Controls Over Financial Reporting. FDS has implemented with respect to the Credit Card Business, “disclosure controls and procedures” and “internal control over financial reporting” (as defined in Rules 13a-15 and 15d-15 of the Exchange Act) reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by FDS with respect to the Credit Card Business in the reports that FDS files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to FDS’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of FDS required under the Exchange Act with respect to such reports.

(g) Operating Procedures and Risk Management Policies. Except as set forth on Schedule 11.1(g), the initial Operating Procedures set forth in Schedule 4.1(b) and the initial Risk Management Policies set forth in Schedule 4.6(b) represent the operating procedures and risk management policies under which the FDS Companies have operated the Credit Card Business from January 1, 2005 until the date hereof. Except as set forth on Schedule 11.1(g), the FDS Companies have not made any material changes to such operating and risk management policies since January 1, 2005. The FDS Companies have achieved or exceeded the risk management targets specified in Schedule 4.6(c)(ii) in either the First Quarter of Fiscal Year 2005 or as otherwise specified in Schedule 4.6(c)(ii). The FDS Companies have achieved or exceeded the SLAs specified in Schedule 4.1(b) with respect to the services to be performed by Bank pursuant to Sections 4.3(a)(v) and (ix) since July 31, 2004.

11.2 General Representations and Warranties of Bank. Except as Previously Disclosed, Bank hereby makes the following representations and warranties to the FDS Companies as of the date hereof and as of the Effective Date:

(a) Corporate Existence. Bank (i) is duly organized, validly existing and in good standing under the federal laws of the United States and (ii) is duly licensed or qualified to do business and is in good standing as a foreign entity in all jurisdictions in which the conduct of the its business or the activities in which it is engaged, or proposes to engage pursuant to this Agreement, makes such licensing or qualification necessary, except to the extent that its non-compliance would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program. Bank has all necessary licenses, permits, consents or approvals from or by, and has made all necessary filings and registrations with, all governmental authorities having jurisdiction, to the extent required for the ownership, lease or conduct and operation of its business and the Credit Card Business pursuant to this Agreement, except to the extent that the failure to obtain such licenses, permits, consents or approvals or to make such filings or registrations would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program.

(b) Capacity; Authorization; Validity. Bank has all necessary corporate or similar power and authority to (i) execute and enter into this Agreement and (ii) perform the obligations required of it hereunder and the other documents, instruments and agreements relating to the Program and this Agreement executed by Bank pursuant hereto. The execution and delivery by Bank of this Agreement and all documents, instruments and agreements executed and delivered by Bank pursuant hereto, and the consummation by Bank of the transactions specified herein, has been duly and validly authorized and approved by all necessary corporate or similar actions of Bank. This Agreement (i) has been duly executed and delivered by Bank, (ii) constitutes the valid and legally binding obligation of Bank and (iii) is enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, receivership or other laws affecting the rights of creditors generally and by general equity principles including those respecting the availability of specific performance).

(c) Conflicts; Defaults; Etc. The execution, delivery and performance of this Agreement by Bank, compliance by it with the terms hereof, and consummation by it of the transactions specified herein will not (i) conflict with, violate, result in the breach of, constitute an event which would, or with the lapse of time or action by a third party or both would, result in a default under, or accelerate the performance required by, the terms of any contract, instrument or agreement to which Bank is a party or by which it is bound, or to which any of the assets of Bank is subject; (ii) conflict with or violate the articles of incorporation or by-laws, or any other equivalent organizational document(s), of Bank; (iii) breach or violate any Applicable Law, Applicable Order or the by-laws or other membership or operating rules of the Card Association, in each case, applicable to Bank; (iv) require the consent or approval of any other party to any contract, instrument or commitment to which any Bank is a party or by which it is bound; or (v) require any filing with, notice to, consent or approval of, or any other action to be taken with respect to, any Governmental Authority, except, in the cases of clauses (i), (iv) and (v), for such conflicts, breaches, defaults, violations or failures to obtain such consents or approvals or make or obtain such filings, notices, consents and approvals as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect upon the Program, and except, in the case of clause (iii), for any immaterial breach or violation of any such Applicable Law, Applicable Order, by-laws or rules.

(d) No Litigation. No action, claim, litigation, proceeding, arbitration or investigation is pending or, to the Knowledge of Bank, threatened against Bank or any of its Affiliates, at law, in equity or otherwise, by or before any Governmental Authority, to which Bank or any of its Affiliates is a party, which would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Program.

(e) Bank Licensed Marks. Bank or one or more of its Affiliates owns the Bank Licensed Marks and Bank has the right, power and authority to grant the rights to use Bank Licensed Marks expressly granted herein.

(f) FDIC Insurance. Bank’s deposit accounts are insured by the FDIC to the fullest extent permitted by Applicable Law, and to Bank’s Knowledge, no proceeding is contemplated to revoke such insurance.

(g) Card Associations. Bank is a member in good standing of the Card Association and has full authority under the by-laws and other membership and operating rules of the Card Association to issue the Co-Branded Credit Cards and otherwise perform its obligations under this Agreement.

11.3 General Covenants of the FDS Companies.

(a) Litigation. Each of the FDS Companies promptly shall notify Bank in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or the FDS Companies’ ability to perform their obligations hereunder.

(b) Reports and Notices. Each of the FDS Companies shall provide Bank with a facsimile notice specifying the nature of any FDS Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute an FDS Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts, Cardholder Indebtedness or the FDS Companies’ ability to perform their obligations pursuant to this Agreement. Notices pursuant to this Section 11.3(b) relating to the FDS Events of Default shall be provided within two (2) Business Days after any of the FDS

Companies has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.3(b) shall be provided (i) promptly after any of the FDS Companies has Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice provided under this section shall be confirmed in writing to Bank within five (5) Business Days after the transmission of the initial notice.

(c) Applicable Law/Operating Procedures. The FDS Companies shall at all times during the Term comply in all material respects with Applicable Law affecting their obligations under this Agreement and the Operating Procedures.

(d) Disputes with Cardholders. The FDS Companies shall reasonably cooperate with Bank in a timely manner (but in no event less promptly than required by Applicable Law) to resolve all disputes with Cardholders.

(e) Books and Records. Prior to the Systems Transition Date, the FDS Companies shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of the FDS Companies’ transactions relating to the Program are made in accordance with the terms of this Agreement. The FDS Companies shall keep adequate records and books of account with respect to their activities relating to the Program, in which proper entries reflecting all of the FDS Companies’ transactions are made in accordance with the terms of this Agreement. All of the records, files and books of account of the FDS Companies relating to the Program shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.

11.4 General Covenants of Bank.

(a) Litigation. Bank promptly shall notify FDS in writing if it receives written notice of any litigation that, if adversely determined, would reasonably be expected to have a material adverse effect on the Program, the Accounts in the aggregate or Bank’s ability to perform its obligations hereunder.

(b) Reports and Notices. Bank shall provide FDS with a facsimile notice specifying the nature of any Bank Event of Default, or any event which, with the giving of notice or passage of time or both, would constitute a Bank Event of Default, or any development or other information which is likely to have a material adverse effect on the Program, the Accounts or Bank’s ability to perform its obligations pursuant to this Agreement. Notice pursuant to this Section 11.4(b) relating to Bank Events of Default shall be provided within two (2) Business Days after Bank has Knowledge of the existence of such default. Notices relating to all other events or developments described in this Section 11.4(b) shall be provided (i) promptly after Bank obtains Knowledge of the existence of such event or development if such event or development has already occurred, and (ii) with respect to events or developments that have yet to occur, as early as reasonably practicable under the circumstances. Any notice produced under this section shall be confirmed in writing to the FDS Companies within five (5) Business Days after transmission of the initial notice.

(c) Applicable Law/Operating Procedures. Bank shall at all times during the Term comply in all material respects with Applicable Law affecting its obligations under this Agreement and the Operating Procedures. Bank shall at all times during the Term maintain its federal bank charter.

(d) Books and Records. Bank shall keep adequate records and books of account with respect to the Accounts and Cardholder Indebtedness in which proper entries, reflecting all of Bank’s financial transactions relating to the Program, are made in accordance with the terms of this Agreement. Bank shall keep adequate records and books of account with respect to their activities relating to the Program, in which proper entries reflecting all of Bank’s financial transactions are made in accordance with the terms of this Agreement. All of Bank’s records, files and books of account relating to the Program shall be in all material respects complete and correct and shall be maintained in accordance with good business practice and Applicable Law.

(e) FDIC Insurance. Bank’s deposit accounts shall be insured by the FDIC to the fullest extent permitted by Applicable Law throughout the Term.

(f) Card Association. Bank and, from and after the Effective Date, any assignee thereof shall be members in good standing of the Card Association throughout the Term.

(g) Special Conditions. In the event that any Special Condition applicable to Bank or any of its Affiliates results in any of such Parties being required to incur costs to ensure that the Program remains in compliance with Applicable Law, such incremental costs shall be paid for or reimbursed by Bank and shall not be deemed to be Program Expenses or otherwise reduce Pre-tax Profit. “Special Condition” means any Applicable Order or any other requirement of Applicable Law affecting the operation of the Program by Bank and its Affiliates, other than any such Applicable Order or requirement of general application that similarly affects other Credit Card Banks that are national banks or federally-chartered savings associations.

ARTICLE XII

ACCESS, AUDIT AND DISPUTE RESOLUTION

12.1 Access Rights. Each Party shall permit the other Party and its representatives and regulators to visit its facilities related to the Program during normal business hours with reasonable advance notice and at times and in a manner that does not unreasonably disrupt its normal business operations. Each Party shall also permit the other Party and its representatives and regulators to review (during normal business hours) and obtain copies of the books and records relating to the Program; provided that neither Party shall be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, (c) such records relate to other customers of, or credit programs operated by, Bank (or its Affiliates) or the FDS Companies, or (d) such access would unreasonably disrupt its normal business operations.

12.2 Audit Rights. Either Party may, from time to time during the Term, at its sole cost and expense and upon ten (10) days’ prior notice to the other Party, conduct an audit of (i) the financial and operational records that are under the control and/or direction of the other Party and relate to the Program or can be reasonably segregated; and/or (ii) the operations of the other Party to ensure such Party’s compliance with its obligations under this Agreement; provided, however, that any such audit shall only be permitted at times and in a manner that does not unreasonably interfere with the other Party’s normal business operations, including that any such audit shall be conducted during normal business hours in accordance with generally accepted auditing standards and the auditing Party shall employ such reasonable procedures and methods as necessary and appropriate in the circumstances, minimizing interference with the audited Party’s normal business operations. The audited Party shall use reasonable efforts to facilitate the auditing Party’s review, including making reasonably available such personnel of the audited Party, its Affiliates and its service providers to assist the auditing Party, its representatives and its regulators as reasonably requested. The audited Party shall deliver any document or instrument necessary for the audited Party to obtain such records from any Person maintaining records for the audited Party and shall maintain records pursuant to its regular record retention policies. For purposes of this provision, to the extent reasonably practicable, the audited Party also shall be required to provide records relating to the Program held by Persons performing services in connection with the Program at the auditing Party’s request. Notwithstanding the generality of the foregoing, the audited Party shall not be required to provide access to records to the extent that (a) such access is prohibited by Applicable Law, (b) such records are legally privileged, or (c) such records relate to other customers of, or credit programs operated by, the audited Party.

12.3 Dispute Resolution. Any dispute among the Parties arising out of or relating to this Agreement, including with respect to the interpretation of any provision of this Agreement and with respect to the performance by Bank or the FDS Companies hereunder shall be resolved as provided in this Section 12.3; provided, however, that this provision shall not limit either Party’s right to seek any provisional or other remedy, including, without limitation, specific performance or injunctive relief from any court of competent jurisdiction, as may be necessary, in the aggrieved Party’s sole discretion, to protect its rights under this Agreement. This Section 12.3 does not apply to disputes among the Operating Committee members with respect to decisions expressly allocated to the Operating Committee pursuant to this Agreement (other than matters submitted to the Operating Committee pursuant to the dispute resolution procedure referred to in Section 12.3(a)(i)(B)). Such disputes shall be resolved in accordance with Section 3.2.

(a) Informal Dispute Resolution.

(i) Prior to the initiation of formal dispute resolution procedures, the Parties shall first attempt to resolve their dispute informally, as follows:

(A) Operating Committee. Upon the written request of either Party containing a short statement as to the nature of the dispute and the requesting Party’s position with respect thereto, the Operating Committee shall meet for the purpose of negotiating in good faith to seek resolution of such dispute.

(B) Executive Committee. If, after a period of five (5) Business Days, the Operating Committee is unable to resolve the dispute to the satisfaction of the FDS Companies and Bank, the dispute shall be brought before the Executive Committee, the members of which shall in good faith seek resolution of such dispute.

(C) Appointment of Representatives. If, after a period of five (5) Business Days, the Executive Committee is unable to resolve the dispute to the satisfaction of both the FDS Companies and Bank, such unresolved matter shall be referred to the President of Citi Cards and the President of FDS’s retail business, whose task it will be to meet for the purpose of negotiating in good faith to seek resolution of the dispute.

With respect to clauses (A), (B) and (C) above, the location, format, frequency, duration and conclusion of these discussions shall be left to the discretion of the Operating Committee, Executive Committee and representatives, respectively. With respect to clause (C) above, upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations.

With respect to clauses (A), (B) and (C) above, discussions, documents and correspondence exchanged among the representatives, or submitted to the Operating Committee or the Executive Committee for purposes of these negotiations, shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in the arbitration described below or in any lawsuit without the concurrence of the Parties. Documents identified in or provided with such communications, which were not prepared for the purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in the arbitration or lawsuit.

(ii) Formal proceedings for the resolution of the dispute pursuant to Section 12.3(b) shall not be commenced until the earlier of:

(A) either of the designated representatives concludes in good faith that amicable resolution through continued negotiation of the dispute does not appear likely and so states in a notice to the other designated representative or in a joint declaration signed by each of them; or

(B) twenty (20) Business Days after the appointment of designated representatives pursuant to Section 12.3(a)(i)(C) above (it being understood that this period shall be deemed to run notwithstanding any claim that the process described in this Section 12.3 was not followed or completed).

(iii) This Section 12.3 shall not be construed to prevent a Party from instituting, and a Party is authorized to institute, formal proceedings earlier than provided in clause (ii) above, to avoid the expiration of any applicable limitations period, to preserve a superior position with respect to other creditors, or as provided in Section 12.3(c).

(b) Arbitration. If the Parties are unable to resolve a dispute as provided in Section 12.3(a), then the Parties may agree that such dispute be submitted to mandatory and binding arbitration. Where the Parties have agreed to arbitrate a specific matter after it has arisen, the following conditions will apply:

(i) Agreement to Arbitrate. Provided the Parties specifically agree (in their sole discretion) in writing signed by their authorized representatives specifically referencing this Section 12.3(b) to submit to arbitration for the dispute described in such writing, such dispute, claim or controversy relating in any way to this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the AAA. No damages excluded by or in excess of any damage limitations set forth in this Agreement shall be awarded. The arbitrator is prohibited from awarding punitive damages. If such arbitration is agreed to, notwithstanding the then current specified Commercial Arbitration Rules of the AAA, the terms of this Agreement, including the terms set forth in this Section 12.3(b), shall supersede any AAA rule in conflict herewith. In addition, the arbitrator, in deciding all matters and in fashioning an appropriate remedy or relief, shall be bound to apply the substantive laws of the State of Delaware. In no event may any demand for arbitration be made on any date on or after which the institution of legal or equitable proceedings based on the applicable dispute would be barred by the applicable statute of limitations or by any provision of this Agreement.

(ii) Selection of Arbitrator. The Disputing Party shall notify the AAA and the other Party in writing and shall request that the AAA furnish a list of five (5) possible arbitrators who shall have substantial experience in the substantive area of the dispute. Each Party shall have fifteen (15) days to reject two (2) of the proposed arbitrators. If only one individual has not been so rejected, he or she shall serve as arbitrator; if two or more individuals have not been so rejected, unless the Parties have agreed on one of such individuals to be the arbitrator, the AAA shall select the arbitrator from those individuals.

(iii) Conduct of Arbitration. Discovery shall be controlled by the arbitrator and shall be permitted to the extent deemed by the Parties and the arbitrator to be reasonable in the circumstances. Examples of the types of discovery that may be permitted include:

(A)	interrogatories,

(B)	demands to produce documents,

(C)	requests for admission, and

(D)	depositions of a reasonable number of knowledgeable fact witnesses.

The arbitration hearing shall be commenced within sixty (60) days of the demand for arbitration. The arbitrator shall control the scheduling so as to process the matter expeditiously. The Parties may submit written briefs. The times specified in this Section may be extended upon mutual agreement of the Parties or by the arbitrator upon a showing of good cause.

(iv) Replacement of Arbitrator. Should the arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 12.3(b), such arbitrator shall be replaced by an arbitrator selected by mutual agreement of the Parties or, failing such agreement, by the AAA from the other four (4) arbitrators originally proposed by the AAA and not rejected by the Parties, if any, or if there are no remaining proposed arbitrators who have not been rejected, by repeating the process of selection described in Section 12.3(b)(ii) above. If an arbitrator is replaced pursuant to this Section 12.3(b)(iv), then a rehearing shall take place in accordance with the provisions of this Section 12.3(b).

(v) Findings and Conclusions. The arbitrator rendering judgment upon disputes between the Parties as provided in this Section 12.3(b) shall, after reaching judgment and award, prepare and distribute to the Parties within thirty (30) days after the close of hearings, or as soon thereafter as is practicable in the circumstances, a writing describing the findings of fact and conclusions of law relevant to such judgment and award and containing an opinion setting forth the reasons for the giving or denial of any award. The award of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court of competent jurisdiction.

(vi) Place of Arbitration Hearings. The arbitration shall be held at a mutually agreed upon location or a neutral location determined by the arbitrator if the Parties do not agree.

(vii) Fees. Each Party shall bear its own costs of these procedures. A Party seeking discovery shall reimburse the responding Party the costs of production of documents (to include search time and reproduction costs). The Parties shall equally split the fees of the arbitration cost, the court reporter’s transcript, and the arbitrator.

(viii) Confidentiality. The Parties, their representatives and participants and the arbitrator shall hold the existence, content and result of the arbitration in confidence, except to the limited extent necessary to enforce a final settlement agreement or to obtain or enforce a judgment on an arbitration decision and award.

(c) Litigation.

(i) Immediate Injunctive Relief. If a Party makes a good faith determination that a breach of the terms of this Agreement by the other Party is such that a temporary restraining order or other injunctive relief is the only appropriate and adequate remedy, such Party shall be authorized to seek immediate injunctive relief without regard to Section 12.3(a) or 12.3(b). If a Party files a pleading with a court seeking immediate injunctive relief and such pleading is challenged by the other Party and the injunctive relief sought is not awarded in substantial part, the Party filing such pleading shall pay all of the costs and attorneys’ fees of the Party successfully challenging the pleading.

(ii) Litigation in Lieu of Arbitration. So long as no arbitration proceeding has been commenced by one Party and accepted by the other Party as provided in Section 12.3(b)(i), after the dispute resolution procedures set forth in Section 12.3(a) or either of the events set forth in Section 12.3(a)(ii) has occurred, either Party shall be authorized to initiate litigation in order to resolve the dispute.

(d) Continued Performance. Subject to Articles XV and XVI, each Party agrees to continue performing its obligations under this Agreement while any dispute is being resolved except to the extent the issue in dispute precludes performance (it being understood and agreed by the Parties that a dispute over payment shall not be deemed to preclude performance).

ARTICLE XIII

CONFIDENTIALITY

13.1 General Confidentiality.

(a) For purposes of this Agreement, “Confidential Information” means any of the following: (i) information that is provided by or on behalf of the FDS Companies, on the one hand, or Bank, on the other hand, to the other Party or its agents in connection with the Program (including information provided prior to the date hereof or the Effective Date); (ii) information about the FDS Companies or Bank or their Affiliates, or their respective businesses or employees, that is otherwise obtained by the other Party in connection with the Program, in each case including: (A) information concerning marketing plans, objectives and financial results; (B) information regarding business systems, methods, processes, financing data, programs, products and Value Proposition terms and features and tests thereof; (C) information unrelated to the Program obtained by the FDS Companies or Bank in connection with this Agreement, including by accessing or being present at the business location of the other Party; and (D) proprietary technical information, including source codes; (iii) the terms and conditions of this Agreement; and (iv) the Marketing Plan. The provisions of this Article XIII governing Confidential Information shall not govern Cardholder Data, FDS Shopper Data or FDS Prospect List, which shall be governed by the provisions of Article VI.

(b) The restrictions on disclosure of Confidential Information under this 0 shall not apply to information received or obtained by the FDS Companies or Bank, as the case may be, that: (i) is or becomes generally available to the public other than as a result of disclosure in breach of this Agreement or any other confidentiality obligations; (ii) is lawfully received on a non-confidential basis from a third party authorized to disclose such information without restriction and without breach of this Agreement; (iii) is contained in, or is capable of being discovered through examination of, publicly available records or products; (iv) is required to be disclosed by Applicable Law (but only to the extent of such required disclosure); provided that the Party subject to such Applicable Law shall use reasonable efforts to avoid such disclosure and notify the other Party of any such use or requirement prior to disclosure of any Confidential Information obtained from the other Party in order to afford such other Party an opportunity to seek a protective order to prevent or limit disclosure of the Confidential Information to third parties; provided, further, that such information shall be disclosed only to the extent required by such Applicable Law and shall otherwise remain Confidential Information; or (v) is developed by the FDS Companies or Bank, as the case may be, without the use of any proprietary, non-public information provided by the other Party under this Agreement. Nothing herein shall be construed to permit the Receiving Party (as defined below) to disclose to any third party any Confidential Information that the Receiving Party is required to keep confidential under Applicable Law.

(c) The terms and conditions of this Agreement, the Business Plan, the Marketing Plan and the Budget shall each be the Confidential Information of the FDS Companies and Bank, and each of the Parties to this Agreement shall be deemed to be a Receiving Party of each of them.

(d) If the FDS Companies, on the one hand, or Bank, on the other hand, receive Confidential Information of the other Party (“Receiving Party”), the Receiving Party shall do the following with respect to the Confidential Information of the other Party (“Disclosing Party”): (i) keep the Confidential Information of the Disclosing Party secure and confidential; (ii) treat all Confidential Information of the Disclosing Party with the same degree of care as it accords its own Confidential Information, but in no event less than a reasonable degree of care; and (iii) implement and maintain commercially reasonable physical, electronic, administrative and procedural security measures, including commercially reasonable authentication, access controls, virus protection and intrusion detection practices and procedures.

(e) Upon reasonable request, the FDS Companies and Bank shall have the right to review the other Party’s information security standards and shall notify the other Party prior to materially modifying such procedures.

13.2 Use and Disclosure of Confidential Information.

(a) Each Receiving Party shall use and disclose the Confidential Information of the Disclosing Party only for the purpose of performing its obligations or enforcing its rights with respect to the Program or as otherwise expressly permitted by this Agreement, and shall not accumulate in any way or make use of such Confidential Information for any other purpose.

(b) Each Receiving Party shall: (i) limit access to the Disclosing Party’s Confidential Information to those employees, authorized agents, vendors, consultants, service providers, accountants, advisors and subcontractors who have a reasonable need to access such Confidential Information in connection with the Program, the sale of Program Assets or other assets of FDS and its Affiliates or the establishment of a new Credit Card or other program or arrangement for an FDS Company, in each case in accordance with the terms of this Agreement, and (ii) ensure that any Person with access to the Disclosing Party’s Confidential Information agrees to be bound by confidentiality provisions consistent with the provisions of this 0.

13.3 Unauthorized Use or Disclosure of Confidential Information. Each Receiving Party agrees that any unauthorized use or disclosure of Confidential Information of the Disclosing Party might cause immediate and irreparable harm to the Disclosing Party for which money damages might not constitute an adequate remedy. In that event, the Receiving Party agrees that injunctive relief may be warranted in addition to any other remedies the Disclosing Party may have. In addition, the Receiving Party agrees promptly to advise the Disclosing Party by telephone and in writing via facsimile of any security breach that may have compromised any Confidential Information or of any unauthorized misappropriation, disclosure or use by any Person of the Confidential Information of the Disclosing Party which may come to its attention, and to take all steps at its own expense reasonably requested by the Disclosing Party to limit, stop or otherwise remedy such breach, misappropriation, disclosure or use.

13.4 Return or Destruction of Confidential Information. Upon the termination or expiration of this Agreement, the Receiving Party shall comply with the Disclosing Party’s reasonable instructions regarding the disposition of the Disclosing Party’s Confidential Information, which may include return of any and all the Disclosing Party’s Confidential Information (including any electronic or paper copies, reproductions, extracts or summaries thereof); provided, however, that the Receiving Party in possession of tangible property containing the Disclosing Party’s Confidential Information may retain one archived copy of such material, subject to the terms of this Agreement, which may be used solely for regulatory purposes and may not be used for any other purpose. Such compliance shall be certified in writing, including a statement that no copies of Confidential Information have been kept, except as necessary for regulatory purposes.

ARTICLE XIV

EVENTS OF DEFAULT; RIGHTS AND REMEDIES

14.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by a Party hereunder:

(a) Such Party shall fail to make a payment of any material amount due and payable pursuant to this Agreement (other than the settlement of amounts due in respect of FDS Charge Transaction Data) and such failure shall remain un-remedied for a period of five (5) Business Days after the non-defaulting Party shall have given written notice thereof.

(b) Such Party shall fail to perform, satisfy or comply with any obligation, condition, covenant or other provision contained in this Agreement (other than failure to comply with any SLAs), and such failure shall remain unremedied for a period of thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such failure in reasonable detail; provided that such failure shall not constitute an Event of Default if either (i) the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within sixty (60) days from the date of written notice regarding such failure or (ii) such failure has not had and would not reasonably be expected to have, a material adverse effect on the licensed marks of the non-defaulting Party, and has not had, and would not reasonably be expected to have, a material adverse impact on the Program or the non-defaulting Party.

(c) Any representation or warranty by such Party contained in this Agreement shall not be true and correct in any respect as of the date when made, and the Party making such representation or warranty shall fail to cure the event giving rise to such breach within thirty (30) days after the other Party shall have given written notice thereof specifying the nature of such breach in reasonable detail; provided that such breach shall not constitute an Event of Default if either (i) the defaulting Party shall have initiated and diligently pursued a cure within such time and such cure is completed within sixty (60) days from the date of written notice regarding such breach or (ii) such breach has not had, and would not reasonably be expected to have, a material adverse effect on the licensed marks of the non-defaulting Party, and has not had, and would not reasonably be expected to have, a material adverse impact on the Program or the non-defaulting Party.

14.2 Defaults by Bank. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by Bank hereunder:

(a) Bank fails to settle FDS Charge Transaction Data and make payment in full therefor within twenty-four (24) hours of the time that such settlement payment is due pursuant to Section 8.4.

(b) CEBA Bank or Citibank, N.A. shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of the regular course of business of CEBA Bank or Citibank, N.A.

(c) The FDIC or any other regulatory authority having jurisdiction over CEBA Bank or Citibank, N.A. shall order the appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or order the winding-up or liquidation of the affairs of such entity, and such order shall not be vacated, discharged, stayed or bonded within sixty (60) days from the date of entry thereof.

(d) CEBA Bank or Citibank, N.A. shall (i) consent to the institution of proceedings specified in paragraph (c) above or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of such entity or of any substantial part of its properties, or (ii) take corporate or similar action in furtherance of any such action.

(e) During the Term, Bank Parent’s senior unsecured debt rating falls to or below BBB+ according to Standard and Poor’s rating system or to or below Baa1 according to Moody’s Investors’ Service rating system, or any such debt rating is withdrawn.

(f) Bank shall fail to meet one or more SLAs expressly giving rise to the right to terminate hereunder.

14.3 Defaults by the FDS Companies. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an Event of Default by the FDS Companies hereunder:

(a) FDS or the Equity Holder shall no longer be solvent or shall fail generally to pay its debts as they become due or there shall be a substantial cessation of FDS’s regular course of business.

(b) A petition under the U.S. Bankruptcy Code or similar law shall be filed against FDS and not be dismissed within ninety (90) days.

(c) A decree or order by a court having jurisdiction (i) for relief in respect of FDS pursuant to Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) for appointment of a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of FDS or of any substantial part of its properties, or (iii) ordering the winding-up or liquidation of the affairs of FDS shall, in any such case be entered, and shall not be vacated, discharged, stayed or bonded within ninety (90) days from the date of entry thereof.

(d) FDS shall (i) file a petition seeking relief pursuant to the Bankruptcy Code or any other applicable bankruptcy or other similar law, (ii) consent to the institution of proceedings pursuant thereto or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of FDS or any substantial part of its properties, or (iii) take corporate or similar action in furtherance of any such action.

14.4 Remedies for Events of Default. In addition to any other rights or remedies available to the Parties at law or in equity, upon the occurrence of an Event of Default pursuant to Section 14.1, 14.2 or 14.3, the non-defaulting Party shall be entitled to collect from the defaulting Party any amount indisputably in default plus interest based on the Federal Funds Rate.

ARTICLE XV

TERM/TERMINATION

15.1 Term. This Agreement shall continue in full force and effect for ten (10) years from the last to occur of the Second Closing Date or the Third Closing Date (the “Initial Term”). The Agreement shall renew automatically without further action of the Parties for a single three (3) year term (the “Renewal Term”), unless Bank provides written notice of termination at least one (1) year prior to the expiration of the Initial Term or an FDS Company provides written notice of termination at least six (6) months prior to the expiration of the Initial Term.

15.2 Termination by the FDS Companies Prior to the End of the Initial Term or Renewal Term. FDS, on behalf of the FDS Companies, may terminate this Agreement prior to the end of the Initial Term or the Renewal Term, upon written notice given not more than ninety (90) days after becoming aware of the occurrence of the relevant event set forth below, in the event of any of the following:

(a) after the occurrence of a Partner Event of Default;

(b) upon thirty (30) days’ prior written notice if (i) there is a Change of Control of Bank Parent or (ii) one or more Persons that is not an Affiliate of Bank on the date of this Agreement acquires a direct or indirect controlling interest in Bank or any other Person conducting a substantial part of the Credit Card business conducted within the corporate group of Bank Parent or such corporate group otherwise disposes of or terminates a substantial part of such Credit Card business;

(c) upon thirty (30) days’ prior written notice if there is a Change of Control of FDS if the other Party to such Change of Control transaction issues, offers or otherwise provides (either itself or through Affiliates) or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States;

(d) upon thirty (30) days’ prior written notice if there is a change in Applicable Law and (i) such change would limit or otherwise restrict in any material respect the level of access and use by FDS and its Affiliates of the Cardholder Data as contemplated by this Agreement and (ii) the restrictions under Applicable Law on the level of access to or use of Cardholder Data by FDS and its Affiliates after giving effect to such change would be materially lessened if FDS and its Affiliates operated the Program themselves and/or with a Person other than Bank; provided, however, that prior to delivering a notice of termination pursuant to this Section 15.2(d), FDS shall engage in good faith negotiations with Bank to modify the Program in a way that would preserve at least the same level of access and use of such data for the benefit of FDS and its Affiliates following the relevant change in Applicable Law as was permissible prior to the date of this Agreement, such negotiations not to terminate (in the absence of an agreement between the Parties on any modification) earlier than thirty (30) days after the earlier of (i) the date on which one of the Parties delivers a notice to the other that the relevant change in Applicable Law is likely to occur or (ii) the date on which the relevant change in Applicable Law takes effect; or

(e) upon termination of the Purchase Agreement by FDS pursuant to Section 10.2 or 10.3.

15.3 Termination by Bank Prior to the End of the Initial Term or Renewal Term. Bank may terminate this Agreement prior to the end of the Initial Term or the Renewal Term, upon written notice given not more than ninety (90) days after becoming aware of the occurrence of the relevant event set forth below, in the event of any of the following:

(a) after the occurrence of an FDS Event of Default;

(b) upon six months prior written notice following an Adverse Sales Development; or

(c) upon six months prior written notice following the consummation of a Change of Control of FDS if both (A) the other Party to such Change of Control issues, offers or otherwise provides (either itself or through Affiliates) or is party to any contractual arrangement with any other Person to issue, offer or otherwise provide, any Credit Card in the United States and (B) the Credit Card business of such other Party or such other contractual arrangement would have a material adverse effect on the Program.

15.4 Automatic Termination. Upon termination of the Purchase Agreement without the occurrence of the First Closing, this Agreement shall automatically terminate and shall be null and void.

ARTICLE XVI

EFFECTS OF TERMINATION

16.1 General Effects.

(a) All solicitations, marketing and advertising of the Program, other than acceptance of applications through the FDS Channels in the ordinary course of business consistent with past practice, shall cease upon the expiration or termination of this Agreement, except as the Parties may otherwise mutually agree; provided that the Parties shall continue to operate the Program in accordance with the terms of this Agreement and service the Accounts in good faith and in the ordinary course of their respective businesses, subject to the terms of this Agreement, until the provisions of Sections 16.2 and 16.3 are satisfied. The Parties shall cooperate to ensure the orderly wind-down or transfer of the Program.

(b) Upon the satisfaction of the provisions of Section 16.2 and 16.3, all obligations of the Parties under this Agreement shall cease, except that the provisions specified in Section 18.25 shall survive.

16.2 The FDS Companies’ Option to Purchase the Program Assets.

(a) If this Agreement expires or is terminated by either Party for whatever reason, FDS has the option to purchase, or arrange the purchase by a third party nominated by FDS (a “Nominated Purchaser”), of the Program Assets from Bank.

(b) The purchase option given by Section 16.2(a) is exercisable by FDS or the Nominated Purchaser serving notice on Bank no later than sixty (60) days after the receipt of the information with respect to the Program Assets required to be delivered by Bank pursuant to Section 16.2(e).

(c) If such purchase option is exercised, FDS or the Nominated Purchaser must complete the purchase of the Program Assets within one hundred eighty (180) days after the notice has been given pursuant to Section 16.2(b); provided, however, that such time period shall be extended as necessary to obtain required regulatory approvals, rating agency consents, and to complete any interim or transition servicing obligation agreed to by FDS and Bank. The date of such completion shall be the “Program Purchase Date.”

(d) In the event that FDS or the Nominated Purchaser exercises the purchase right, the purchase price shall be as follows:

(i) if the purchase right arises upon the expiration of the Initial Term or any Renewal Term, then such purchase price for the Program Assets shall be the Adjusted Fair Market Value of the Program Assets;

(ii) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(a), then such purchase price for the Program Assets shall be the lower of (A) Fair Market Value of the Program Assets (which may be less than the amount of Cardholder Indebtedness) and (B) the amount of Cardholder Indebtedness at the time of the purchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program);

(iii) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(b) or 15.3(b), then such purchase price for the Program Assets shall be an amount equal to the sum of (A) the Fair Market Value of the Program Assets (which, for purposes of this clause (iii), shall not be less than Cardholder Indebtedness excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program)) plus (B) if the termination occurs prior to the third anniversary of the date hereof and after the System Transition Date, an amount equal to the aggregate amount of all out-of-pocket costs and expenses incurred by Bank in connection with the conversion of the Program to the Bank Systems pursuant to Section 7.4 (the “Conversion Costs”);

(iv) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(c) or 15.3(a), then such purchase price for the Program Assets shall be an amount equal to the sum of (A) the Fair Market Value of the Program Assets (which, for purposes of this clause (iv) shall not be less than Cardholder Indebtedness excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program)), plus (B) from and after the Third Closing Date, the amount set forth in Schedule 16.2(d)(iv), plus (C) if the termination occurs prior to the third anniversary of the date hereof and after the Systems Transition Date, an amount equal to the Conversion Costs; provided that in no event shall the sum of the amounts set forth in clauses (A) and (B) be less than the sum of Cardholder Indebtedness at the time of the purchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program)) plus the Unamortized Premium;

(v) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(d), then such purchase price for the Program Assets shall be an amount equal to the sum of (A) the Fair Market Value of the Program Assets (which, for purposes of this clause (v), shall not be less than Cardholder Indebtedness excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program)) plus (B) if the termination occurs prior to the third anniversary of the date hereof and after the Systems Transition Date, an amount equal to the Conversion Costs; provided that in no event shall the amount set forth in clause (A) be less than the sum of Cardholder Indebtedness at the time of the purchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program)) plus the Unamortized Premium;

(vi) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.2(e), then such purchase price shall be equal to the sum of (A) Cardholder Indebtedness at the time of purchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program) plus (B) any Premium and Additional Premium paid prior to such date plus (C) the excess, if any, of (i) the interest on such Premium and Additional Premium at a rate equal to the Federal Funds Rate over (ii) the aggregate amount of Pre-Tax Profit (but reduced by the FDS Profit Share) generated pursuant to this Agreement during the period from the Effective Date to the date of such purchase, plus (D) the cost (which may be a negative amount) of unwinding the funding strategy Bank has implemented at the request of FDS and its Affiliates, unless FDS elects to assume such funding arrangement; and

(vii) if the purchase right arises as a result of a termination of this Agreement pursuant to Section 15.3(c), then such purchase price shall be equal to the sum of (A) Cardholder Indebtedness at the time of purchase excluding written-off Cardholder Indebtedness (in accordance with the write-off policies then applicable to the Program) plus (B) the Unamortized Premium.

Notwithstanding anything to the contrary contained in this Agreement, in the event of a purchase of Program Assets following a termination of this Agreement upon expiration of the Initial Term or Renewal Term, the purchase price payable for any Cardholder Indebtedness that was outstanding at the time of the First Closing Date, Second Closing Date or Third Closing Date, shall be the Fair Market Value of such Cardholder Indebtedness (without regard to the proviso contained in the definition thereof).

(e) The Parties shall use commercially reasonable efforts to minimize transaction costs and Bank shall provide FDS and the Nominated Purchaser and their respective representatives reasonable access to the records and accounts relating to the Program Assets for the purpose of conducting due diligence investigations to determine whether they wish to purchase the Program Assets and shall provide as soon as reasonably practicable (but in no event more than fifteen (15) days) following a request therefor from FDS or its Nominated Purchaser a master file of the Accounts (which shall include data for at least the twelve (12) month period preceding the month in which the master file is requested and shall be updated every thirty (30) days); provided, however, that Bank shall be entitled to require any Nominated Purchaser to enter into customary confidentiality arrangements before providing it with such access. The Parties shall promptly negotiate in good faith and execute a purchase agreement for the Program Assets to be purchased, which shall contain terms and conditions substantially similar to those in the Purchase Agreement (if applicable) (and, if FDS or the Nominated Purchaser elects to purchase the outstanding equity securities of CEBA Bank that are not owned by FDS or any of its Affiliates, terms and conditions customary for the sale of such an entity controlled by a third party). The Parties shall cooperate with one another in connection with the conversion of the Program Assets to the Systems of the FDS Companies or the Nominated Purchaser and Bank shall provide reasonable assistance to the FDS Companies or the Nominated Purchaser in connection with the conversion of the Program Assets, including the provision of interim services in accordance with the provisions of this Agreement until such conversion occurs. The Parties shall not unreasonably withhold or delay execution of such purchase agreement or any other documents necessary to effectuate such sale. The Parties shall use reasonable efforts to ensure that the Program Purchase Date occurs as promptly as reasonably practicable following the execution of such purchase agreement.

16.3 Dedicated Program Personnel. Upon termination or expiration of the Program for any reason and until the date that is ninety (90) days after Bank ceases to provide any services hereunder, FDS shall have the right to offer employment to employees and independent contractors of Bank and any of Bank’s Affiliates that perform all or substantially all of their work for Bank or its Affiliates in connection with the Program. Bank shall cooperate with the FDS Companies in offering employment to such employees and independent contractors and transitioning such persons to the FDS Companies, including, subject to Applicable Law, providing reasonably requested information regarding such persons to the FDS Companies.

16.4 Rights of Bank if Purchase Option Not Exercised. If this Agreement expires or is terminated and FDS gives written notice that it shall not exercise its option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, the FDS Companies shall have no further rights whatsoever in the Program Assets. In such event, the following provisions shall apply:

(a) Bank shall have the right at its sole discretion on or after the expiration or termination of this Agreement to:

(i) issue to Cardholders a replacement or substitute Credit Card (which card must not bear any FDS Licensed Marks or any other trademarks or source indicators confusingly similar thereto) with such characteristics as Bank considers appropriate and with the cost of card re-design and re-issue being borne by Bank; provided that the replacement or substitute Credit Card shall not be issued in cooperation with any business referred to in Schedule 2.5 in any MSA within which the FDS Companies are still operating stores; provided, further, that the FDS Companies shall be permitted to add an enclosure to the last two (2) Billing Statements (with respect to each of the Private Label Accounts and the General Purpose Accounts) to the effect that the Program has been terminated;

(ii) subject to Applicable Law, notify Cardholders that Bank shall cease providing credit under the Accounts and require repayment of all amounts outstanding on all Accounts until all associated receivables have been repaid;

(iii) sell the Accounts and associated receivables to a third party purchaser, other than a competitor of FDS and its Affiliates (which shall include those companies listed on Schedule 2.5), selected by Bank at a price agreed between Bank and the purchaser; or

(iv) any combination of (i), (ii) and (iii).

(b) If this Agreement expires or is terminated and FDS gives written notice that it shall not exercise its option referred to in Section 16.2 or otherwise fails to exercise its option within the time period specified in Section 16.2, the FDS Companies shall provide reasonable assistance in connection with the conversion of any Program Assets resident on FDS Systems to Bank Systems, including provision of interim services in accordance with the provisions of this Agreement until such conversion occurs, which shall not be later than one hundred eighty (180) days after FDS gives written notice that it shall not exercise its option referred to in Section 16.2 or after the time period for FDS to exercise such option shall have expired. The Parties shall bear their respective costs and expenses of any such conversion and the transitioning of services performed by the FDS Companies to Bank.

(c) Within sixty (60) days after FDS gives written notice that it shall not exercise its option referred to in Section 16.2 or after the time period for FDS to exercise such option shall have expired, Bank shall no longer use any of the FDS Licensed Marks (or any other trademarks or source indicators confusingly similar thereto) and must rebrand the FDS Credit Cards; provided that Bank may use the FDS Licensed Marks to communicate with Cardholders in connection with the billing and collection of Accounts and as otherwise required by Applicable Law for up to one hundred eighty (180) days after such written notice or expiration.

ARTICLE XVII

INDEMNIFICATION

17.1 FDS Indemnification of Bank. From and after the Effective Date, FDS shall indemnify and hold harmless Bank, its Affiliates, and its respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages (direct and indirect), costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a) any FDS Company’s negligence or recklessness or willful misconduct (including acts and omissions) in performing its obligations under this Agreement;

(b) any breach by an FDS Company of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement; provided that a breach of any SLA set forth in Schedule 7.3 shall be subject to the remedies set forth in such Schedule;

(c) any actions or omissions of Bank taken or not taken at an FDS Company’s written request or direction pursuant to this Agreement except where Bank would have been otherwise required to take such action (or refrain from acting) absent the request or direction of the FDS Companies;

(d) dishonest or fraudulent acts by an FDS Company, or any of its Affiliates, agents or employees, in connection with the Program (except to the extent charged back pursuant to Section 8.5);

(e) the sale of any FDS Goods and Services in an FDS Channel or any failure by the FDS Companies or their Affiliates to satisfy any of their obligations to third parties with respect to the sale by them to such third parties of FDS Goods and Services;

(f) any Solicitation Materials (i) distributed by an FDS Company and not approved by the Operating Committee or (ii) provided by Bank;

(g) any claim, suit or proceeding by any Governmental Authority or other third party arising out of the failure of FDS or any of its Affiliates to comply with Applicable Law in connection with the Program or the Operating Procedures, unless such failure was the result of any action taken or not taken by FDS or such Affiliate at the written request or direction of Bank or any of its Affiliates;

(h) the FDS Companies’ Inserts or Billing Statement messages; and

(i) allegations by a third party that the use of the FDS Licensed Marks or the FDS Systems constitutes infringement, misappropriation, dilution or other violation of any Intellectual Property right of such third party.

17.2 Bank Indemnification of the FDS Companies. From and after the Effective Date, Bank shall indemnify and hold harmless the FDS Companies, their Affiliates and their respective officers, directors and employees from and against and in respect of any and all losses, liabilities, damages, costs and expenses of whatever nature, including reasonable attorneys’ fees and expenses, which are caused or incurred by, result from, arise out of or relate to:

(a) its obligations under this Agreement;

(b) any breach by Bank or any of its Affiliates, employees or agents of any of the terms, covenants, representations, warranties or other provisions contained in this Agreement or any Credit Card Agreement; provided that a breach of any SLA set forth in Schedule 7.3 shall be subject to the remedies set forth in such Schedule;

(c) any actions or omissions by any of the FDS Companies taken or not taken at the written request or direction of Bank or any of its Affiliates pursuant to this Agreement, except where the FDS Companies would have been otherwise required to take such action (or refrain from acting) absent such request or direction;

(d) dishonest or fraudulent acts by Bank, or any of its Affiliates, agents or employees, in connection with the Program;

(e) any failure by Bank or its Affiliates to satisfy any of their obligations to Cardholders with respect to the Program pursuant to the terms of the applicable Credit Card Agreements;

(f) any Account Documentation and Solicitation Materials approved by the Operating Committee and used by any of the FDS Companies in that form that fails to comply with Applicable Law;

(g) any claim, suit or proceeding by any third party (i) arising out of the failure of Bank or any of its Affiliates to comply with Applicable Law in connection with the Program unless such failure was the result of any action taken or not taken by Bank or such Affiliate at the specific written request or direction of the FDS Companies or (ii) to the extent arising out of the “Citigroup Privacy Promise for Consumers”;

(h) Bank’s Inserts or Billing Statement messages;

(i) allegations by a third party that the use of the Bank Licensed Marks or the Bank Systems constitutes infringement, misappropriation, dilution or other violation of any Intellectual Property right of such third party; and

(j) any capital or guarantee obligations of FDS Bank or its Affiliates with respect to the CEBA Bank required by law under Section 38 of the Federal Deposit Insurance Act.

17.3 Procedures.

(a) An Indemnified Party (as defined in Section 17.3(b)) shall promptly give the Indemnifying Party (as defined in Section 17.3(b) notice of any matter (other than any third party claim, suit or action) upon determining that such matter has or may give rise to any right of indemnification pursuant to Article XVII hereof; provided that the failure by the Indemnified Party to give prompt notice of any such matter shall not limit the liability of the Indemnifying Party hereunder, except that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party to the extent of any loss, cost or expense which it can establish resulted directly from such failure to give prompt notice.

(b) In case any third party claim is made, or any third party suit or action is commenced, against a Party (the “Indemnified Party”), the Indemnified Party shall promptly give the other Party (the “Indemnifying Party”) notice thereof upon making a determination that such third party claim, suit or action may give rise to a right of indemnification under Article XVII hereof and the Indemnifying Party shall be entitled to participate in the defense thereof and, with prior written notice to the Indemnified Party given not later than twenty (20) days after the delivery of the applicable notice from the Indemnified Party, to assume, at the Indemnifying Party’s expense, the defense thereof, with counsel reasonably satisfactory to such Indemnified Party. After notice from the

Indemnifying Party to such Indemnified Party of its election so to assume the defense thereof, the Indemnifying Party shall not be liable to such Indemnified Party under this Section for any attorneys’ fees or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation.

(c) The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel has been authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party has not employed counsel to take charge of the defense within twenty (20) days after delivery of the applicable notice or, having elected to assume such defense, thereafter ceases its defense of such action, or (iii) the Indemnified Party has reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events the attorneys’ fees and expenses of counsel to the Indemnified Party shall be borne by the Indemnifying Party.

(d) The Indemnifying Party shall promptly notify the Indemnified Party if the Indemnifying Party desires not to assume, or participate in the defense of, any such third party claim, suit or action.

(e) The Indemnified Party or Indemnifying Party may at any time notify the other of its intention to settle or compromise any third party claim, suit or action against the Indemnified Party in respect of which payments may be sought by the Indemnified Party hereunder, and (i) the Indemnifying Party may settle or compromise any such claim, suit or action solely for the payment of money damages for which the Indemnified Party will be fully indemnified hereunder, but shall not agree to any other settlement or compromise without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld (it being agreed that any failure of an Indemnified Party to consent to any settlement or compromise involving relief other than monetary damages shall not be deemed to be unreasonably withheld), and (ii) the Indemnified Party may settle or compromise any such third party claim, suit or action solely for an amount not exceeding one thousand dollars ($1,000), but shall not settle or compromise any other matter without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld.

17.4 Notice and Additional Rights.

(a) If an Indemnified Party fails to give prompt notice of any third party claim being made or any third party suit or action being commenced upon determining that such claim, suit or action has or may give rise to any right of indemnification pursuant to Article XVII, such failure shall not limit the liability of the Indemnifying Party; provided, however, that this provision shall not be deemed to limit the Indemnifying Party’s rights to recover from the Indemnified Party to the extent of any loss, cost or expense which it can establish resulted directly from such failure to give prompt notice.

(b) Except as otherwise provided in the Agreement (including with respect to SLAs and risk management penalties), this Article XVII shall constitute the Parties’ exclusive remedy for any of the matters addressed herein or other claim arising out of or relating to this Agreement; provided, however, that this provision shall not impair the ability of any Party to obtain specific performance or other equitable relief.

(c) Notwithstanding anything to the contrary in this Agreement, no Party shall be liable to the other for punitive or exemplary damages relating to or arising out of this Agreement, or any breach thereof or any of the transactions provided for therein, unless the Indemnified Party shall have become liable to a third party for any such amounts.

ARTICLE XVIII

MISCELLANEOUS

18.1 Securitization. Bank shall have the right to securitize or participate the Cardholder Indebtedness and the Accounts or any part thereof, by themselves or as part of a larger offering at any time, and, subject to Article XIII, shall have the right, to make all disclosures and filings associated with any such securitization or participation in accordance with Applicable Law and required by the terms of the securitization agreements (and, in the latter case, subject to appropriate confidentiality arrangements to the extent disclosure of Cardholder Data is required). Bank shall not securitize or participate the Cardholder Indebtedness in any manner that would not permit such arrangements to be unwound or that would not allow removal or substitution of the Program Assets in order to permit the FDS Companies to purchase the Program Assets pursuant to Article XVI. Without limiting the foregoing, Bank will structure any securitization or participation such that if FDS provides written notice to Bank in accordance with the provisions of this Agreement of FDS’s exercise of its purchase option hereunder in accordance with Article XVI hereof, the securitization or participation arrangements will not impair FDS’s rights to purchase the Accounts and the Gross Receivables arising thereunder or require the FDS Companies to assume, directly or indirectly, any obligation under any such securitization or participation. To the extent any of the FDS Licensed Marks are used in any securitization documents, such marks shall not be used in a way that adversely affects any of the FDS Companies or the FDS Licensed Marks.

18.2 Assignment. None of the FDS Companies, on the one hand, and Bank, on the other hand, shall assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the other Party; provided, however, that, immediately following the First Closing, Bank shall assign this Agreement, and all of the rights and obligations contained herein (including licenses granted herein, notwithstanding any contrary limitation on sub-license rights) to CEBA Bank upon written notice to FDS Bank without any FDS Companies’ consent, provided, however, that the indemnification obligations set forth in Article XVII shall not be assigned to the CEBA Bank but shall remain obligations of Citibank, N.A. and Citibank, N.A. shall remain directly liable therefor (regardless of whether the Person whose actions give rise to such indemnification obligations is “Bank”, CEBA Bank, Citibank, N.A. or any other Person); provided , further, that the assigning party shall remain obligated and liable to the FDS Companies without diminution of such obligation or liability (or the other party’s rights or benefits) by virtue of such assignment; and provided, further, that FDS Bank may assign this Agreement and all of its rights and obligations hereunder to FDS or any Subsidiary of FDS.

18.3 Sale or Transfer of Accounts. Except as otherwise provided in this Agreement, including as set forth in Sections 18.1 or 18.2, Bank shall not sell or transfer in whole or in part the Accounts.

18.4 Subcontracting. Except as set forth in Section 3.2(d)(vi), it is understood and agreed that, in fulfilling its obligations under this Agreement, no Person other than a Party hereto or its Affiliates may perform such Party’s functions; provided that, to the extent any of the FDS Companies subcontract or outsource to any third party any services to be provided hereunder by the FDS Companies as of the date hereof, the FDS Companies and their Affiliates may continue to subcontract or outsource such services to any third party. Each Party hereto shall be responsible for functions performed by such Affiliates or other Persons to the same extent the Party would be responsible if it performed such functions itself.

18.5 Amendment. Except as provided herein, this Agreement may not be amended except by a written instrument signed by Bank and each of the FDS Companies.

18.6 Non-Waiver. No delay by a Party hereto in exercising any of its rights hereunder, or partial or single exercise of such rights, shall operate as a waiver of that or any other right. The exercise of one or more of a Party’s rights hereunder shall not be a waiver of, or preclude the exercise of, any rights or remedies available to such Party under this Agreement or in law or at equity. Any waiver by a Party shall only be made in writing and executed by a duly authorized officer of such Party.

18.7 Severability. In case any one or more of the provisions contained herein shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and this Agreement shall be reformed, construed and enforced as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein and there had been contained herein instead such valid, legal and enforceable provisions as would most nearly accomplish the intent and purpose of such invalid, illegal or unenforceable provision.

18.8 Waiver of Jury Trial and Venue.

(a) Each Party hereby waives all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement.

(b) Each Party hereby irrevocably submits to the jurisdiction of the United States District Court for the District of Delaware or, if such federal jurisdiction is unavailable, in the state courts of the State of Delaware over any action arising out of this Agreement, and each Party hereby irrevocably waives any objection which such Party may now or hereafter have to the laying of improper venue or forum non conveniens. Each Party agrees that a judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law. Any and all service of process and any other notice in any such suit, action or proceeding with respect to this Agreement shall be effective against a Party if given as provided herein.

18.9 Governing Law; Compliance with Law.

(a) This Agreement and all rights and obligations hereunder, including matters of construction, validity and performance, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made to be performed within such State and applicable federal law.

(b) Each Party shall comply in all material respects with Applicable Law in connection with its activities and the exercise of its rights and performance of its obligations hereunder.

18.10 Specific Performance. The Parties agree that money damages would not be a sufficient remedy for any breach of Article VI, X or XIII or the failure of a Party to perform any of its material obligations hereunder, and that, in addition to all other remedies, each Party will be entitled to seek specific performance and to seek injunctive or other equitable relief as a remedy for any such breach or failure to perform its material obligations hereunder. Each Party waives any requirements for the securing or posting of any bond in connection with such remedy.

18.11 Captions. Captions of the articles and sections of this Agreement are for convenient reference only and are not intended as a summary of such articles or sections and do not affect, limit, modify or construe the contents thereof.

18.12 Notices. Any notice, approval, acceptance or consent required or permitted under this Agreement shall be in writing to the other Party and shall be deemed to have been duly given when delivered in person or, if sent by United States registered or certified mail, with postage prepaid, or by a nationally recognized overnight delivery service, when received, addressed as follows:

If to the FDS Companies:	c/o Federated Department Stores, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attention: Vice Chair – Finance Facsimile: (513) 579-7462

With a copy to:	c/o Federated Department Stores, Inc. 7 West Seventh Street Cincinnati, Ohio 45202 Attention: General Counsel Facsimile: (513) 579-7354

With a copy to:	FDS Bank 9111 Duke Boulevard Mason, Ohio 45040 Attention: President Facsimile: (513) 573-2720

If to Bank:	Citibank, N.A. 701 E. 60th North Sioux Falls, South Dakota 57104 Attention: David Zimbeck Facsimile: (605) 330-6745

With a copy to:	Citicorp Commerce Solutions Attention: General manager Four Parkway North Deerfield, Illinois 60015 Fax: (847) 579-3259

With a copy to:	Citigroup Inc. Attention: M&A Legal 425 Park Ave. 4th Floor New York, New York 10043 Fax: (212) 793-6072

18.13 Coordination of Consents and Approvals. With respect to any consent or approval to be given by the FDS Companies, FDS may give consents or approvals on behalf of the other FDS Company and Bank shall be entitled to rely on any such consent or approval of FDS acting on behalf of any or all of the FDS Companies. With respect to any consent or approval to be given by Bank, Bank may give such consents or approvals.

18.14 Further Assurances. The FDS Companies and Bank agree to produce or execute such other documents or agreements as may be reasonably necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions specified herein and to take all such further action as the other Party may reasonably request in order to give evidence to the consummation of the transactions specified herein.

18.15 No Joint Venture. Nothing contained in this Agreement (including use of the term “Partner”) shall be deemed or construed by the Parties or any third party to create the relationship of principal and agent, partnership, joint venture or of any association between the FDS Companies and Bank, and no act of either Party shall be deemed to create any such relationship. The FDS Companies and Bank each agree to such further actions as the other may reasonably request to evidence and affirm the non-existence of any such relationship.

18.16 Press Releases. The FDS Companies, on the one hand, and Bank, on the other hand, each shall obtain the prior written approval of the other Party with regard to the substance and timing of any press release which announces the execution of this Agreement or the transactions specified herein, which prior approval shall not unreasonably be withheld. At all times thereafter, the FDS Companies and Bank, prior to issuing any press releases concerning this Agreement or the transactions specified herein, shall consult with each other concerning the proposed substance and timing of such releases and give due consideration to the comments of the other Party relating thereto. The foregoing notwithstanding, it is understood that neither Party shall be required to obtain any prior consent, but shall consult with each other to the extent practicable, with regard to (a) filings, press releases and other announcements as may be required by Applicable Law or the applicable rules and regulations of any governmental agency or stock exchange and (b) publications prepared solely by and for employees of any of the FDS Companies or Bank, or their respective Affiliates.

18.17 No Set-Off. The FDS Companies and Bank agree that each Party has waived any right to set-off, combine, consolidate or otherwise appropriate and apply (i) any assets of the other Party held by the Party or (ii) any indebtedness or other liabilities at any time owing by the Party to the other Party, as the case may be, against or on account of any obligations owed by the other Party under this Agreement, except as expressly set forth herein.

18.18 Conflict of Interest. Each Party hereto, in performing it obligations hereunder, shall establish and maintain appropriate business standards, procedures and controls. Each Party shall review such standards, procedures and controls with reasonable frequency during the Term including those related to the activities of its employees and agents in their relations with the employees, agents and representatives of the other Party hereto and with other third parties.

18.19 Third Parties. There are no third-party beneficiaries to this Agreement. Except for the Indemnified Parties with respect to indemnity claims pursuant to Article XVII, the Parties do not intend: (i) the benefits of this Agreement to inure to any third party; or (ii) any rights, claims or causes of action against a Party to be created in favor of any person or entity other than the other Party.

18.20 Force Majeure. If performance of any service or obligation under this Agreement is prevented, restricted, delayed or interfered with by reason of labor disputes, strikes, acts of God, floods, lightning, severe weather, shortages of materials, rationing, utility or communication failures, earthquakes, war, revolution, acts of terrorism, civil commotion, acts of public enemies, blockade, embargo or any law, order, proclamation, regulation, ordinance, demand or requirement having legal effect of any government or any judicial authority or representative of any such government, or any other act whatsoever, whether similar or dissimilar to those referred to in this clause, which are beyond the reasonable control of a Party and could not have been prevented by reasonable precautions (each, a “Force Majeure Event”), then such Party shall be excused from such performance to the extent of and during the period of such Force Majeure Event. A Party excused from performance pursuant to this Section 18.20 shall exercise all reasonable efforts to continue to perform its obligations hereunder, including by implementing its disaster recovery and business continuity plan as provided in Section 7.3(e), and shall thereafter continue with reasonable due diligence and good faith to remedy its inability to so perform except that nothing herein shall obligate either Party to settle a strike or other labor dispute when it does not wish to do so. Notwithstanding the foregoing, if a condition constituting a Force Majeure Event with respect to Bank, on the one hand, or an FDS Company on the other hand, exists for more than thirty (30) consecutive days (or five (5) consecutive days in the case of any Force Majeure Event affecting any payment obligation hereunder), this provision shall cease to apply and all rights and remedies of the other Party shall be reinstated as if this provision had not applied.

18.21 Entire Agreement. This Agreement, together with the Schedules hereto which are expressly incorporated herein by reference, and the Purchase Agreement, supersedes any other agreement, whether written or oral, that may have been made or entered into by the FDS Companies and Bank (or by any officer or employee of any such Parties) relating to the matters specified herein, and constitutes the entire agreement by the Parties related to the matters specified herein or therein.

18.22 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisers. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the other.

18.23 Counterparts/Facsimiles. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart. Any facsimile of an executed counterpart shall be deemed an original.

18.24 Financial Statements. If, at any time during the Term, FDS is no longer required to publicly file financial statements pursuant to the Exchange Act or otherwise, FDS shall promptly deliver to Bank quarterly and annual financial statements in form and substance similar to those required pursuant to the Exchange Act, as reasonably requested by Bank from time to time.

18.25 Survival. Upon the expiration or termination of this Agreement, the Parties shall have the rights and remedies described herein. Upon such expiration or termination, all obligations of the Parties under this Agreement shall cease, except that the obligations of the Parties pursuant to Section 3.4(e) (Partner Program Team), Article VI (Cardholder Information), Section 8.5 (Bank’s Right to Charge Back), Article X (Intellectual Property), Article XII (Access, Audit and Dispute Resolution), Article XIII (Confidentiality), Article XVI (Effects of Termination), Article XVII (Indemnification), Section 18.8 (Waiver of Jury Trial and Venue) and 18.9 (Governing Law; Compliance with Law) shall survive the expiration or termination of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

CITIBANK, N.A.

By:	/s/ Ray Quinlan
Name: Ray Quinlan
Title: Executive Vice President

FEDERATED DEPARTMENT STORES, INC.

By:	/s/ Ronald W. Tysoe
Name: Ronald W. Tysoe
Title: Vice Chair

FDS BANK

By:	/s/ Teresa Huxel
Name: Teresa Huxel
Title: President and Chief Financial Officer

FACS GROUP, INC.

By:	/s/ Amy Hanson
Name: Amy Hanson
Title: President

SCHEDULE 1.1(a)

Approved Ancillary Products

PROGRAM NAME	STATUS	TYPE
Auto Advantage Gold	active	club
Great Fun Club	active	club
Privacy Guard	active	club
Clever Club Children’s Club	runoff	club
Complete Home	runoff	club
Creditline	runoff	club
CUC Dine	runoff	club
CUC Warranty	runoff	club
Digital Plus Club	runoff	club
Encore Travel	runoff	club
Hotline	runoff	club
Hotline Club	runoff	club
Just For Me Club	runoff	club
Roadgard	runoff	club
Travelers Advantage	runoff	club
TRW Credentials	runoff	club
Womansense/Childsense	runoff	club
Balboa - Renter’s Insurance	active	insurance
Hospital Accident Protection	active	insurance
Income Protector Plus	active	insurance
Progeny Accident Protection Plan	active	insurance
Progeny Accidental Death Coverage	active	insurance
Progeny HAP/ HAP Ins.	active	insurance
Progeny Hospital Indemnity	active	insurance
Progeny Term Life Insurance	active	insurance
Sign & Drive/ Auto Accident Ins.	active	insurance
Beneficial	runoff	insurance
CCS	runoff	insurance
Comm Travel/ABIG AD&D	runoff	insurance
Coverdell AD&D	runoff	insurance
Credit Comm/CPS	runoff	insurance
First Colony Life	runoff	insurance
GEFA HAPI Ins/Aegon Plan Plus	runoff	insurance
GEFA Health Extras	runoff	insurance
GEFA Heart/Cancer/Stroke	runoff	insurance
GEFA Juvenile Life	runoff	insurance
InterAmerica	runoff	insurance
iTrust Fraud Alert	runoff	insurance
TSG Auto	runoff	insurance
TSG CSP	runoff	insurance

PROGRAM NAME	STATUS	TYPE
TSG Dental	runoff	insurance
Bonus AD	active	Major Ins.
Debt Cancellation	active	Major Ins.
Accountgard	runoff	Major Ins.
AD&D	runoff	Major Ins.

SCHEDULE 1.1(b)

Bank Licensed Marks

SCHEDULE 1.1(c)

FDS Credit Cards

	Co-Branded Credit Card	Private Label Credit Card
Star Rewards
Macy’s Red	X	X
Macy’s Gold	X	X
Macy’s Platinum	X	X
Macy’s Elite	X	X

FAMILY OF CARDS
MACYS PREMIER		X
MACYS PRESIDENTS CLUB		X
MACYS PREMIER Visa	X
MACYS PRESIDENTS CLUB Visa	X
BON-MARCHE VISA *	X
THE BON-MACYS VISA *	X
BON-MACYS VISA *	X
BON-MARCHE REWARDS VISA *	X
BON-MACYS REWARDS *		X
THE BON-MARCHE PREFERRED *		X
THE BON-MARCHE PREMIER *		X
THE BON-MARCHE PREMIER PLUS *		X
THE BON-MARCHE PREMIER VISA *	X
BURDINES Premier *		X
BURDINES PREFERRED *		X
BURDINES Premier Plus *		X
BURDINES MACYS VISA *	X
BURDINES MACYS Premier *		X
BURDINES MACYS PREFERRED *		X
BURDINES MACYS PREMIER PLUS *		X
BURDINES MACYS PREMIER PLUS VISA *	X
RICH’s Premier *		X
RICH’s Premier Advantage *		X
RICH’s Premier VISA Advantage *	X
LAZARUS Premier *		X
LAZARUS Premier Advantage *		X
LAZARUS Premier VISA Advantage *	X
GOLDSMITH’S Premier *		X
GOLDSMITH’S Premier Advantage *		X
GOLDSMITH’S Premier VISA Advantage *	X

Bloomingdale’s
BLOOMINGDALE’S VISA	X
BLOOMINGDALE’S PREMIER VISA	X
BLOOMINGDALE’S ULTIMATE PREMIER		X
BLOOMINGDALE’S ULTIMATE PREMIER VISA	X

SAV cards
LAZARUS-MACYS SELECT	X
GOLDSMITH’S-MACYS SELECT	X
RICH’S-MACY’S SELECT	X
BURDINES SELECT	X
BON-MACYS CASCADE VISA	X
BLOOMINGDALES	X
MACYS OPTIONS VISA	X
Wedding Channel.com	X	X

Employee Card (has all name plates on it)
MACY*S, Burdines, RICH’S, Lazarus, The Bon Marche, Goldsmith’s, Bloomingdale’s		X

[redacted]

*	[redacted]

SCHEDULE 1.1(e)

FDS Licensed Marks

Trademark	Registration No.
BURDINES (SM)	1,799,777
THE BON (SM)	1,154,284
THE BON MARCHE	2,129,644
RICH’S (SM)	1,126,482
LAZARUS (SM)	1,422,340
GOLDSMITH’S (SM)	1,843,309
BON-MACY’S	78/481569
LAZARUS-MACY’S	78/481586
RICH’S-MACY’S	78/481602
GOLDSMITH’S-MACY’S	78/481620
BURDINES-MACY’S	78/481634
MACY’S	78,333
MACY’S	355,755
MACY’S	360,801
MACY’S	922,972
MACY’S	355,446
BLOOMINGDALE’S (SM)	1,581,982
BLOOMINGDALE’S	945,425
BLOOMINGDALE’S	1,999,984
BLOOMINGDALE’S	2,010,033

SCHEDULE 1.1(f)

High Collar and Low Collar

“High Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [redacted].

“Low Collar” means (i) with respect to the Finance Charge Reversal Percentage applicable to the Private Label Accounts, [redacted].

SCHEDULE 1.1(g)

Partner Servicing Charge and FDS Servicing Charge

Partner Servicing Charge

For each Fiscal Month, [redacted].

FDS Servicing Charge

For each Fiscal Month [redacted].

Schedule 1.1(i)

Pre-Tax Profit, FDS Profit Share, Program Expenses and Program P&L

“FDS Profit Share” means the sum of: [redacted]

The attached form of Program P&L shall be prepared on a monthly basis in accordance with this definition of FDS Profit Share.

“Pre-Tax Adjusted ROAA” equals [redacted].

“Pre-Tax Profit” means the sum of: [redacted].

“Program Expenses” means the sum of the following (without duplication): [redacted].

Schedule 1.1(j)

Transition Plan

The Transition Plan will take into consideration all necessary components, including the following components:

Component	Description
Transition Team & Responsibilities

•        Designation of managers responsible for developing and executing the Transition Plan (along with interview process as necessary)

•        Establish project management protocol (e.g., meetings, progress reports, etc.)

Milestones/Priorities

•        Identification of the major milestones and priorities that constitute the Transition Plan including, but not limited to any transfer of operational functions, integration or transfer of management responsibilities, establishment of data sharing protocols, planning and diligence for a potential systems conversion, linkage to planned retail and credit strategies for May Co., etc.

Timing	• Denotation of key dates for each major milestone of the Transition Plan considering the FDS Marketing Plan, seasonality of FDS’ business, systems freeze periods, the May Co. integration plan, etc.

Estimated Costs	• Budget estimates for each milestone of the Transition Plan and for the Transition Plan, in aggregate

Human Resources	• [redacted].

Transition Risk Mitigation	• [redacted].

Customer Impact Analysis and Communication Plan

•        Identification of all major implications for FDS customers and cardholders and a review of how the Transition Plan will mitigate risk to the customer (quality monitoring, testing plans, etc.)

•        Develop a comprehensive cardholder communication plan (notifications, documentation, etc.)

Store Impact Analysis and Communication Plan

•        Identification of all major implications for FDS stores and how the Transition Plan will mitigate risk to the stores (e.g., any POS impact, etc.)

•        Develop a comprehensive communication plan for the stores (documentation, training, etc.)

SCHEDULE 1.1(k)

Unamortized Premium

Note: to be updated as of each of the First Closing, the Second Closing and the Third Closing.

[redacted].

($ in 000s)

Period Ending on Anniversary of Effective Date Set Forth Below	Unamortized Premium with respect to the FDS Assets		Unamortized Premium with respect to the GE/Macy’s Assets		Unamortized Premium with respect to the May Assets		Unamortized Premium
May-05
Jun-05
Jul-05
Aug-05	[redacted	]					[redacted	]
Sep-05	[redacted	]					[redacted	]
Oct-05	[redacted	]					[redacted	]
Nov-05	[redacted	]					[redacted	]
Dec-05	[redacted	]					[redacted	]
Jan-06	[redacted	]					[redacted	]
Feb-06	[redacted	]					[redacted	]
Mar-06	[redacted	]					[redacted	]
Apr-06	[redacted	]					[redacted	]
May-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-06	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]

Period Ending on Anniversary of Effective Date Set Forth Below	Unamortized Premium with respect to the FDS Assets		Unamortized Premium with respect to the GE/Macy’s Assets		Unamortized Premium with respect to the May Assets		Unamortized Premium
Sep-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-07	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-08	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-09	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]

Period Ending on Anniversary of Effective Date Set Forth Below	Unamortized Premium with respect to the FDS Assets		Unamortized Premium with respect to the GE/Macy’s Assets		Unamortized Premium with respect to the May Assets		Unamortized Premium
Sep-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-10	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-11	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-12	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]

Period Ending on Anniversary of Effective Date Set Forth Below	Unamortized Premium with respect to the FDS Assets		Unamortized Premium with respect to the GE/Macy’s Assets		Unamortized Premium with respect to the May Assets		Unamortized Premium
Oct-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-13	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-14	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jun-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jul-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Aug-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Sep-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Oct-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Nov-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Dec-15	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Jan-16	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Feb-16	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Mar-16	[redacted	]	[redacted	]	[redacted	]	[redacted	]
Apr-16	[redacted	]	[redacted	]	[redacted	]	[redacted	]
May-16 and thereafter	[redacted	]	[redacted	]	[redacted	]	[redacted	]

SCHEDULE 1.1(l)

Marketing Commitments

Additional Marketing Commitment:

•	For the period from the Effective Date through the end of Fiscal Year 2005, (FDS Accounts only) - $[redacted]

•	For Fiscal Year 2006:

[redacted]

•	For Fiscal Year 2007 and thereafter:

[redacted]

FDS Marketing Commitment:

•	For the period from the Effective Date through the end of Fiscal Year 2005, (FDS Accounts only) - $[redacted]

•	For Fiscal Year 2006:

[redacted]

•	For Fiscal Year 2007 and thereafter:

[redacted]

SCHEDULE 1.1(m)

Funding Costs

“Funding Costs” or “FC” means

FC = ((Total Portfolio – Fixed Funding) x VR) + (Fixed Funding x FR)

provided that, with respect to any settlement period, funding costs shall be equal to the product of FC multiplied by a fraction, the numerator of which shall be the actual days in the fiscal period and the denominator of which shall be 360.

“Fixed Funding” means a predetermined dollar amount of funding determined by FDS; FDS shall give notice of such initial dollar amount to Bank no later than thirty (30) days prior to each of the First Closing Date, the Second Closing Date and the Third Closing Date. [redacted].

“Fixed Rate” or “FR” shall mean an initial startup caterpillar (ladder) of 1, 2, 3, 4 and 5 year money (equally distributed) based on the swap offer rates as set forth on Bloomberg page IRSB for USD (except in the case of 1 year money which shall be based on the 12 month USD LIBOR rate as set forth on Bloomberg page LR) at or around 10 A.M. on the last Business Day immediately preceding each of the First Closing Date, the Second Closing Date and the Third Closing Date, as applicable (and if such rate is not so reported, such offered rate as reported in another publication reasonably acceptable to the Parties). Any additional traunches related to portfolio seasonality and growth, as well as all maturing traunches, will be funded at the 5 year swap offer rate as set forth on Bloomberg page IRSB for USD at or around 10 A.M. on the last Business Day immediately preceding the date of measurement (and if such rate is not so reported, such offer rate as reported in another publication reasonably acceptable to the Parties). All rates/indexes shall be converted to actual days over 360 days basis prior to interest calculation.

“Total Portfolio” means the sum of Cardholder Indebtedness under all Accounts.

“Variable Rate” or “VR” shall mean the annual rate of interest determined by Bank as being the rate available for LIBOR One Month loans, as set forth in the Money Rates section of The Wall Street Journal, on the last Business Day immediately preceding the date of measurement (and if such rate is not so reported, such offered rate as reported in another publication reasonably acceptable to the Parties). All rates/indexes shall be converted to actual days over 360 days basis prior to interest calculation.

SCHEDULE 1.1(n)

Interim Services

The FDS Companies shall perform, until the applicable Services Transition Date, the following services (the “Interim Services”):

(i)	implement all Risk Management Policies;

(ii)	in accordance with Sections 7.2 and 7.3, process remittances from Cardholders;

(iii)	in accordance with Sections 7.2 and 7.3, prepare, process and mail Credit Card Documentation, Inserts, privacy policy notices, change in terms notices and other communications to Cardholders, and provide the FDS Companies with adequate supplies of Credit Card Applications;

(iv)	in accordance with Sections 7.2 and 7.3, handle collection and recovery efforts in respect of Accounts other than Early Age Collection efforts; and

(v)	each other service to be performed by Bank pursuant to the Agreement that the Parties agree in writing shall be performed by the FDS Companies.

SCHEDULE 2.2

Right of First Offer

“Right of First Offer” means that if FDS desires to transfer any Significant Portfolio to a third party pursuant to Section 2.3(b), FDS shall first provide notice to Bank of such proposed transfer, including proposed terms and conditions of such transfer, and Bank shall have thirty (30) days from receipt of such notice to make an offer to purchase the Significant Portfolio on such terms and conditions. If Bank elects to make such an offer during such time period, FDS shall negotiate in good faith with Bank to arrive at an agreement. In the event that FDS and Bank fail to reach agreement on the principal terms thereof within thirty (30) days from the date of Bank’s initial proposal to FDS, FDS shall be free to transfer such Significant Portfolio without Bank’s participation; provided that FDS shall not transfer such Significant Portfolio upon financial terms that are in the aggregate less favorable to FDS than the terms and conditions included in the initial notice to Bank (without first re-offering the Significant Portfolio to Bank in accordance with this Right of First Offer).

SCHEDULE 2.3(a)

Purchase Procedures for Small Portfolio

(a) FDS shall provide written notice to Bank, within thirty (30) days following the date of consummation of the transaction resulting in the acquisition of the Small Portfolio. Following such notice, promptly upon request of Bank and following receipt of a duly executed confidentiality agreement, FDS shall provide such portfolio information as is reasonably required by Bank to allow for its valuation of the Small Portfolio.

(b) Within thirty (30) days after receipt of the notice referred to in clause (a) above, Bank shall provide a written offer (the “Initial Offer”) to FDS specifying the price that Bank is willing to pay for the Small Portfolio, which price (the “Portfolio Price”) shall be expressed as (1) the full face value of the Gross Receivables in the Small Portfolio plus (2) the aggregate dollar amount, if any, above or below such Gross Receivables amount proposed to be paid (the “Premium/Discount”); provided, however, that Bank shall be permitted to conduct confirmatory due diligence on the Small Portfolio solely for the purpose of ascertaining the Portfolio Price (it being understood that any such determination of Portfolio Price shall reflect (i) the anticipated future performance of the Small Portfolio under the Agreement assuming the existing economics contemplated by the Program Agreement and (ii) the impact of any contingent liabilities associated with the Small Portfolio). If FDS, in its sole discretion, determines that the Initial Offer is acceptable to it, FDS shall notify Bank in writing within fifteen (15) days of receipt of the Initial Offer that it accepts such offer.

(c) In the event FDS rejects the Initial Offer, FDS and Bank each shall choose its own appraiser, who shall be retained at such Party’s expense, to determine the value of the Small Portfolio (which value shall be expressed as a Portfolio Price as referenced above). The appraisers shall be instructed that the Portfolio Price shall reflect (i) the anticipated future performance of the Small Portfolio under the Agreement assuming the existing economics contemplated by the Program Agreement and (ii) the impact of any contingent liabilities associated with the Small Portfolio. FDS will, promptly upon request and upon receipt of a duly executed confidentiality agreement from the applicable appraiser, release such information regarding the Small Portfolio as such appraiser may reasonably require for its valuation. If the Premiums/Discounts comprising the Portfolio Prices determined by each appraiser differ by less than percent (5%) of the lesser of the two Premiums/Discounts determined by each appraiser, the Premium/Discount shall be equal to the average of the two Premiums/Discounts in the initial appraisals.

If the Premiums/Discounts determined by the two appraisers differ by five percent (5%) or greater than percent (5%) of the lesser of the two Premiums/Discounts determined by each appraiser, the two appraisers performing the initial appraisal shall select a third appraiser (with the expense of such appraiser to be shared equally by FDS and Bank) who shall value the Small Portfolio. The highest and lowest valuations among the Initial Offer and the three appraisals shall then be eliminated and the Premium on the purchase price shall equal the average of the two remaining valuations.

SCHEDULE 2.5

Partner Exclusivity

[redacted]

The restrictions set forth in Sections 2.5 and 3.4(e) shall not apply to the extent any of the foregoing retailers are owned by FDS or any of its Affiliates. Additionally, the restrictions in Section 2.5 shall not apply in the event that Bank or any of its Affiliates or any of Bank’s Credit Card program partners shall acquire, by merger, purchase or otherwise, any person that issues, offers or markets Credit Cards bearing any of the foregoing names or is a party to any program, agreement or arrangement that provides for any such issuance at the time of such acquisition.

SCHEDULE 3.2(e)(ii)(D)

Citi Cards Risk Management Policy Concerns to be Addressed

During the 12 Fiscal Month Period Following the Effective Date

[redacted]

SCHEDULE 3.2(f)

FDS Matters

[redacted]

SCHEDULE 3.2(g)

Partner Matters

[redacted]

SCHEDULE 3.2(g)(iv)

Certain Cardholder Terms

•	APR (standard, promotional, default, debt management agencies, as well as FCI calculation methodology - fixed or variable, frequency and floor)

•	Late Fee - dollar amount and methodology of assessment

•	Over limit Fee - dollar amount and methodology of assessment

•	Grace Period - number of days

•	Minimum Payment Requirement – dollar amount and methodology of assessment

•	NSF/Returned Check Fee - dollar amount and methodology of assessment

•	Minimum Finance Charge - dollar amount and methodology of assessment

•	ISF (International Service Fee) - dollar amount and methodology of assessment

•	Cash Advance Fee - dollar amount and methodology of assessment

•	Pay by phone Fee - dollar amount and methodology of assessment

•	Annual Fee - dollar amount and methodology of assessment

•	Statement Reproduction Fee

•	Replacement Card Fee - dollar amount and methodology of assessment

•	Balance Transfer Fee - dollar amount and methodology of assessment

•	Inactive Cardholder Fee - dollar amount and methodology of assessment

•	Method of computing Average Daily Balance

•	Additional Pricing Terms that change with customer behavior (i.e., Universal Default)

SCHEDULE 4.1(b)

Operating Procedures

See attached Operating Procedures.

During the initial 18 months after the Effective Date, Bank may propose changes to the Operating Procedures to conform the Program to procedures/practices followed by Bank with respect to its other credit card programs (or partner programs as appropriate). In connection with any such proposal, Bank shall provide to the Operating Committee a description of such changes (including the proposed timing thereof), information with respect to the expected impact on the operation of the Program and other information reasonably requested by the Operating Committee. The Operating Committee shall consider such changes in good faith and shall not unreasonably withhold consent to such changes that do not adversely impact the FDS Channels or servicing thereof, the Loyalty Program or the customer experience; provided that, in each such case, Bank shall bear the cost of any such change, which cost shall not be a Program Expense.

Following the initial 18 months after the Effective Date, changes to Operating Procedures will be subject to the approval of the Operating Committee and appropriate expense treatment.

SCHEDULE 4.2(a)(iv)

Early Age Collections1

Delinquency Status

	Month 1		Month 2		Month 3
	Bill Date	Due Date	Bill Date	Due Date	Bill Date	Due Date
	1st	25th	1st	25th	1st	25th
# of Days	0	25	30	55	60	85

FDS	Bucket 1		Bucket 2		Bucket 3
Bucket	0 ~ 30		31 ~ 60		61 ~ 90

FDS	------0 ~ 90 days: Bucket 1, 2, & 3-------
To Service (“Early Age Collections”)

[1]	Any advancement in age occurs when a required payment is not posted to the account record prior to the next month’s billing.

SCHEDULE 4.6(b)

Risk Management Policies

I. General Strategy

Risk Management manages both the proprietary portfolios and bankcard portfolios for FDS Bank and GECCCC owned accounts. Though each is managed separately, some specific customer derogatory data and customer profile data from co-branded accounts are utilized and visible between portfolios to hedge risk and improve overall portfolio management.

Account Management/Authorizations

Proprietary Algorithm (transaction decision tree)

[redacted]

Bankcard Algorithm (Visa co-brand)

[redacted]

Account Management/Line Management

Proprietary Guideline Management

[redacted]

Bankcard Line Management

[redacted]

Exception Policies

Employee Accounts

[redacted]

VIPs

[redacted]

Score Card Usage

Listed below are general overviews of models currently in use for the Proprietary and Visa portfolio. Each portfolio is managed separately from one another with [redacted]. Empirically derived scorecards are used throughout the life cycle of both portfolios. These scorecards are updated on a scheduled basis to ensure the most current score is used to decision the account.

Proprietary

[redacted]

Bankcard (Visa)

[redacted]

II. New Account / Acquisition Policy Overview

Applications submitted by FDS retail division, in the normal course of business, adhere to the following process:

[redacted]

The bureau data returned also is classified into the following bureau sizes:

[redacted]

III. FDS Bank – Proprietary Authorization Process Policy Overview

Transactions submitted by FDS retail division in the normal course of business, adhere to the following process:

[redacted]

BASE Algorithm

[redacted]

502 Delinquent / Over-Guideline Table

[redacted]

Current Accounts (Days Delinquent value is less than 7):

[redacted]

Past-Due Accounts (Days Delinquent value is greater than 6):

[redacted]

FDS Bank – Visa Authorization Process Policy Overview

BASE Algorithm

[redacted]

Over- Limit Table

[redacted]

Current Accounts (Days Delinquent value is less than 7):

[redacted]

Past-Due Accounts (Days Delinquent value is greater than 6):

[redacted]

Cash Advance / Quasi Cash Rules

[redacted]

IV. FDS Bank Card Reissue Criteria

[redacted]

Card Level/Product type specific reissue criteria:

The additional criteria are exclusive to the product type and listed below. [redacted]

Gold, Platinum and Elite Visa

[redacted]

Gold, Platinum or Elite Visa

FICO score cut at reissue

Score cut
Bloomingdales	[redacted	]
Macy’s	[redacted	]

Red Visa

There is no minimum spending on the proprietary required for the Red level Visa.

Red Visa

FICO score cut at reissue

Score cut
Bloomingdales	[redacted	]
Macy’s	[redacted	]

Stand Alone Visa (SAV)

SAV is a replacement card for inactive proprietary customers with a single Visa credit line. An expiration period of 2 years is assigned on all reissued cards. All SAV accounts must meet score criteria and have had at least $1.00 spending during those 2 years to be reissued.

SAV Visa

FICO score cut at reissue

Score-cut
Bloomingdales	[redacted	]
Macy’s	[redacted	]

SCHEDULE 4.6(c)(i)

Risk Management Targets

Private Label - New Account Acquisition

1.	New Accounts – Score cut/Pass Rate (excluding Internet Applications)

Current score and guideline ranges: [redacted]

2.	New Account Guideline Ranges (Systemically set):

Current score and guideline ranges: [redacted]

•	Guideline ranges are noted. [redacted]

•	Exceptions include: [redacted]

3.	Internet – New Account Guideline Assignment Target

•	Guideline ranges from [redacted]

NA Score	Target Macy’s Guideline	Target Bloomingdale’s Guideline
[redacted]	[redacted]	[redacted]

[redacted]

4.	Pre-screened Applications-Exception

[redacted]

Private Label – Systemic and Manual Credit Transaction Authorizations

1.	Private Label- Credit Authorizations

•	Authorizations overall auto-approval rate:

Target:	[redacted]

•	Authorizations referral rate:

Target:	[redacted]

2.	Private Label- Guideline Distribution

[redacted]

•	Composition of Accounts by Credit Guideline (All account types):

TOTAL PRIVATE LABEL - REVOLVING

Guideline Range	% of Accounts	Target Avg Guideline
[redacted]	[redacted]	[redacted]

[redacted]

Visa/Cobrand – New Account Acquisition

1.	New Account Pass Rate Targets

[redacted]

2.	Visa New Account Acquisition

•	Limit Assignment Distribution for POS opened Visa:

NA Score	Limit Range	Avg Limit Target
[redacted]	[redacted]	[redacted]

3.	Visa Account Limit Distribution Targets

VISA (Excl. SAV)

Limit Range	% of Accounts	Target Avg Limit
[redacted]	[redacted]	[redacted]

[redacted]

4.	Visa - Credit Authorizations

•	Authorizations overall approval rate:

Target	[redacted]

5.	Visa – Cash Authorizations

•	Cash approval rate:

Current	[redacted	]
	[redacted	]
Targets	[redacted	]
	[redacted	]

•	[redacted].

Fraud Prevention-Visa

Visa False/Positive Ratios:	Target
False/positive ratios prior to blocking account	[redacted	]
False/positive ratios prior to blocking a transaction	[redacted	]

Attachments

The following current decision matrices are in place: [redacted]

May Accounts. [redacted]

Application of Schedule 4.6(c)(ii). In the event of conflict between this Schedule 4.6(c)(i) and Schedule 4.6(c)(ii), Schedule 4.6(c)(ii) shall control.

PROPRIETARY ACCOUNTS - Exceptions

New Accounts - Credit Line Assignment & Cutoff Strategy

Canadian Addresses			Puerto Rico Store
FICO Score	ALL DIVISIONS		FICO Score
[redacted]	[redacted]		[redacted]	[redacted]

No Hit/Thin File Line Assignment - Market Max

NO HIT Market Max SCORE	ALL Divs (Excl MCF)	MCF (Burdines)	NO HIT Market Max SCORE	BLOOMIES 9/04 Forward
[redacted]	[redacted]	[redacted]	[redacted]	[redacted]

Internet Line Assignment - New Bureau Score

BUREAU SCORE	Macy’s		Bloomingdale’s
[redacted]	[redacted]		[redacted]

Macy’s Acquisition Score (Bureau Score) Cutoff and Line Distribution

[redacted]

Bloomingdale’s Acquisition Score (Bureau Score) Cutoff and Line Distribution

[redacted]

Proprietary POS INCREASE Logic

[redacted]

POS VISA CUTOFF and LINE ASSIGNMENT TABLE (Applicants 18-20 years of Age)

[redacted]

POS VISA CUTOFF and LINE ASSIGNMENT TABLE (Applicants over 20 years of Age)

[redacted]

PROPRIETARY ACCOUNTS (FDS AND GECC)

Increase/Decrease Logic at Billing

PART 1 - Increase Logic at Billing:

Current GL	Behav. Score	Risk Score	All other Divs New GL	MCF (Burdines) New GL

[redacted]

PART 2 - Decrease Logic at Billing (changes specific to MCF (Burdines) in Bold and Italics).

Time on Books 0-12

Comp	Age 0	Age 1	Age 2	Age 3	Age 4+

[redacted]

Time on Books 13+

Comp	Age 0	Age 1	Age 2	Age 3	Age 4+

[redacted]

General Exclusions from Both Increases and Decreases

[redacted]

Exclusions from Increases Only

[redacted]

Exclusions from Decreases Only

[redacted]

SCHEDULE 4.6(c)(ii)

Risk Management Penalties

(a) Penalties associated with the failure to achieve the targets set forth in this Schedule shall be determined on the basis of the measurement period specified with respect to each target (with respect to each target, the “Measurement Period”) beginning with the first Fiscal Month or Fiscal Quarter, applicable, following the Effective Date. The Fiscal-Monthly report delivered pursuant to Section 4.6(c) (the “Risk Management Report”) shall set forth the applicable metrics with respect to each target for the applicable Fiscal Month and the full Measurement Period.

(b) If a target specified below is not achieved in any Measurement Period (measured as of the end of the applicable Measurement Period) (with respect to each target, a “First Failure”), Bank shall report within five (5) Business Days of receipt of the Risk Management Report to the FDS Companies the reasons for such failure and as soon as practicable thereafter (and in no event later than the thirtieth (30th) day following delivery of the Risk Management Report) implement a remediation plan designed to correct and prevent recurrence of such failure(s). [redacted]

(c) The parties agree to meet and discuss potential adjustments to the targets specified in this Schedule one year after the Effective Date or earlier, if mutually agreed upon. Any adjustments to the specified targets will only be made with the mutual agreement of the parties.

(d) [redacted]

(e) [redacted]

(f) [redacted]

1.	New Account Approval Rate Target: [redacted]

•	Measurement Period: Rolling Fiscal Quarter measured against Target

•	Penalty: [redacted]

2.	New Account Guideline Distribution Targets: See Chart Below

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

NA Score	Guideline Range	Actual Avg Guideline Target
[redacted]	[redacted]	[redacted]

[redacted]

3.	Private Label Authorizations Auto Approval Rate Target: [redacted]

•	Measurement Period: Fiscal Month

•	Penalty: [redacted]

4.	Private Label Authorizations Referral Rate Target: [redacted]

•	Measurement Period: Fiscal Month

•	Penalty: [redacted]

5.	Existing Private Label Account Guideline Distribution Targets: See Chart Below

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

TOTAL PRIVATE LABEL - REVOLVING

Guideline Range	% of Accounts	Target Avg Guideline
[redacted]	[redacted]	[redacted]

[redacted]

6.	Existing Private Label Account Guideline Distribution Targets

•	Target of [redacted]

•	Target of [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

7.	Visa Pass Rate Targets: [redacted]

•	Measurement Period: Fiscal Quarter or by Program (Prescreen, Upgrades, Reissues). To begin after the Targets have been established.

•	Penalty: [redacted]

8.	Monthly Visa New Account Guideline Distribution Targets: See Chart Below

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

NA Score	Limit Range	Avg Limit Target
[redacted]	[redacted]	[redacted]

[redacted]

9.	Quarterly Existing Visa Account Limit Distribution Targets: See chart below.

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

VISA (Excl. SAV)

Limit Range	% of Accounts	Target Avg Limit
[redacted]	[redacted]	[redacted]

[redacted]

10.	Quarterly Existing Visa Account Limit Distribution Targets;

•	Target of [redacted]

•	Target of [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

11.	Visa Authorizations Approval Rate Target: [redacted]

•	Measurement Period: Fiscal Month

•	Penalty: [redacted]

12.	Internet - New Account Guideline Assignments / Private Label Target: See Chart Below

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

NA Score	Target Macy’s Guideline	Target Bloomingdale’s Guideline	Overall Target
[redacted]	[redacted]	[redacted]

[redacted]

13.	Visa CASH Authorizations Approval Rate Target: [redacted]

•	Measurement Period: Fiscal Quarter

•	Penalty: [redacted]

14.	Monthly Visa Fraud Prevention-False/Positive Ratio Targets: See Chart Below

•	Measurement Period: Fiscal Quarter

•	Targets will be measured against actual Quarter performance, of which reporting will be lagged between 30 and 60 days.

•	Penalty: [redacted]

	Target		Penalty if over
Target false/positive ratios prior to blocking account	[redacted	]	[redacted	]
Target false/positive ratios prior to blocking a trans	[redacted	]	[redacted	]

[redacted]

15.	May Accounts

[redacted]

SCHEDULE 4.6(c)(iii)

Underwriting and Risk Management

If the targets set forth in Schedule 4.6(c)(ii) are not achieved with respect to any measurement period set forth on Schedule 4.6(c)(ii) with respect to the applicable target, [redacted]. The Parties agree that the basis for each of the target measurements will be calculated using the same parameters as was used to determine the targets. The targets in Schedule 4.6(c)(ii) were calculated using first Fiscal Quarter 2005 actual data, unless otherwise noted under the specific target. If Bank does not make any such adjustments (except as otherwise provided in Schedule 4.6(c)(ii)), or if such adjustments fail to result in such targets being achieved in the first measurement period following such cure period, [redacted].

SCHEDULE 4.7

Cardholder Terms

•	See attached Cardholder Terms

•	Grandfathered terms: Purchase trigger requirement for Macy’s proprietary customers for new terms in IA, ME, NC, WI, MT and MN

SCHEDULE 4.8(a)

Loyalty Programs

I.	Federated supports 2 Loyalty Programs which are tied to Credit Card usage for its brands – Macy’s Star Rewards and the Bloomingdale’s Insider Program

Macy’s Star Rewards (with 4 levels – Red, Gold, Platinum and Elite), was launched in March 2005, All cards that have an incremental level of benefits (Gold on up) carry an annual expiration date.2 Red VISA cards have expiration dates dating from approximately 2 years from date of issuance Red proprietary cards do not carry an expiration date. Benefits by level are illustrated in the chart below.

	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/ VISA
	RED - $0-499		GOLD - $500-$999		PLATINUM - $1,000-$2,499		ELITE $2,500 +
Cardholder only savings event	*	*	*	*	*	*	*	*
Advance notice of sales	*	*	*	*	*	*	*	*
Merchandise Star Rewards – Buy 6 get 1 free (bra, panty, hosiery)	*	*	*	*	*	*	*	*
Flexible payment plans*	*	*	*	*	*	*	*	*
Priority 800# customer service			*	*	*	*	*	*
Exclusive offers by mail			4 per year	4 per year	8 per year	8 per year	12 per year	12 per year

[2]

Gold, Platinum and Elite cards issued during the year have an expiration date that could, based on month of issuance, carry an expiration date of March in the first full year subsequent to date of issuance.

	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/ VISA	Macy’s	Macy’s/VISA
	RED - $0-499		GOLD - $500-$999		PLATINUM - $1,000-$2,499		ELITE $2,500 +
Earn Reward Certificates when you shop at Macy’s				1.5% on purchases (with qtrly. double reward opportunities)		3% on purchases (with qtrly. double reward opportunities)	2% on purchases (with qtrly. double reward opportunities) (customer call to activate)	3% on purchases (with qtrly. double reward opportunities)
Earn Reward Certificates when you shop outside Macy’s				1% on purchases		1% on purchases		1% on purchases
Complimentary services (gift wrap, basic alterations, local delivery)					12 per year	12 per year	18 per year	18 per year
Accepted wherever VISA credit cards are accepted		*		*		*		*
No annual Fee	*	*	*	*	*	*	*	*

				Rewards Plus opportunities for out of store shopping		Rewards Plus opportunities for out of store shopping		Rewards Plus opportunities for out of store shopping

Bloomingdale’s Insider Program

Bloomingdale’s Insider Program was launched in 1999, and provides increasing benefits and access to store service the more a customer spends.

Premier $0 - $999	Premier Visa $0 - $999	Premier Plus Visa $1,000 - $2,499	Ultimate Premier $2,500 +	Ultimate Premier Visa $2,500 +
Exclusive travel and entertainment offers	Exclusive travel and entertainment offers	Premier Benefits +	Premier Benefits +	Premier Plus Visa Benefits +

		Reward Certificates to use like cash toward Bloomingdale’s purchases – 3% on in store purchases and 1% on Visa purchases outside the store	Reward Certificates to use like cash toward Bloomingdale’s purchases – 3% on in store purchases – customers call to activate	Reward Certificates to use like cash toward Bloomingdale’s purchases – 3% on in store purchases and 1% on Visa purchases outside the store

		Ultimate access to events and offers created just to Ultimate Premier Insiders	Ultimate access to events and offers created just to Ultimate Premier Insiders	Ultimate access to events and offers created just for Ultimate Premier Insiders

Insider Preview Days with extra savings just for card users	Insider Preview Days with extra savings just for card users	Insider Preview Days with extra savings just for card users	Insider Preview Days with extra savings just for card users	Insider Preview Days with extra savings just for card users

		Double and Triple Rewards events which allow you to earn 6% and 9% of Bloomingdale’s purchases	Double and Triple Rewards events which allow you to earn 6% and 9% of Bloomingdale’s purchases	Double and Triple Rewards events which allow you to earn 6% and 9% of Bloomingdale’s purchases

		Ultimate Insider Hotline, an exclusive toll-free customer service line	Ultimate Insider Hotline, an exclusive toll-free customer service line	Ultimate Insider Hotline, an exclusive toll-free customer service line

		Unlimited free deluxe gift wrap on Bloomingdale’s purchases	Unlimited free deluxe gift wrap on Bloomingdale’s purchases	Unlimited free deluxe gift wrap on Bloomingdale’s purchases

		Online access to additional offers for Visa cardholders		Online access to additional offers for Visa cardholders

		12 Free Gift Wraps per year on Bloomingdale’s purchases	12 Free Gift Wraps per year on Bloomingdale’s purchases	12 Free Gift Wraps per year on Bloomingdale’s purchases

		Free Local Delivery, excluding furniture, rugs and mattresses	Free Local Delivery, excluding furniture, rugs and mattresses	Free Local Delivery, excluding furniture, rugs and mattresses

Insider Shoe Club	Insider Shoe Club	Insider Shoe Club	Insider Shoe Club	Insider Shoe Club

Insider Dining Club	Insider Dining Club	Insider Dining Club	Insider Dining Club	Insider Dining Club

Free catalogs and newsletters	Free catalogs and newsletters	Free catalogs and newsletters	Free catalogs and newsletters	Free catalogs and newsletters

No Annual Fee	No Annual Fee	No Annual Fee	No Annual Fee	No Annual Fee

	Visa Line of Credit	Visa Line of Credit		Visa Line of Credit

II.	In addition to the benefits of Macy’s Star Rewards and Bloomingdale’s Insider Program, multiple other tests are in market or in development for test or rollout in 2005 as follows:

•	[redacted]

III.	Macy’s also has a Bridal Loyalty Program, tied to card usage/enrollment – Macy’s Registry Star Rewards. This program is targeted both at the bridal couple and the guests.

Benefits are as follows

•	10% on pre-occasion spending at Macy’s with a Macy’s card

•	5% on what the guests buy the couple from the Macy’s registry

•	10% completion discount on registry purchases

After the wedding, the couple receives an electronic gift card with the value of 10% on pre-occasion spending with the Macy’s card, plus 5% of what their guests purchased at Macy’s from the couple’s registry.

IV.	Funding for Loyalty Programs

(a) There shall be included on each Monthly Settlement Sheet, and Bank shall pay to the FDS Companies pursuant thereto, [redacted].

(b) “Earned Amounts” means [redacted]

(c) “Assumed Redemption Percentage” means (i) until January 28, 2006, the percentage set forth for each Cardholder Level listed below, and (ii) thereafter shall be the actual redemption percentage for the previous Fiscal Year.

%	Cardholder Level	%	Cardholder Level
[redacted]	Macy’s Elite Visa	[redacted]	Bloomingdale’s Ultimate Premier Visa
[redacted]	Macy’s Platinum Visa	[redacted]	Bloomingdale’s Premier Visa
[redacted]	Macy’s Gold Visa

(d) [redacted]

(e) [redacted]

SCHEDULE 4.8(b)(i)

Payment Plans

1.	Revolving Credit. No interest if customers pay in full within 25 days. If full payment not received, interest assessed on balance. Minimum payment of $5.00 or 2.5%, whichever is greater.

2.	Regular. Same as Revolving Credit, except the Systems and the Billing Statement always show the minimum due to be the balance; no finance charge or late fees are ever assessed regardless of the delinquency status.

3.	Deferred Credit Payment Plans.

Deferred Credit Payment Plans	Departments Eligible for Use	Deferral Period	Minimum Purchase Required*	Down Payment Required	Minimum Payment Required	Interest Penalty If Not Paid In Full Prior to End of Deferral

3 Month DPI[1]	Bedding Dept. (# 671)	90 Days from purchase date[3]	$300	None	None	None

3 Month DPI[1]	Furn./Flr. Cov. Licensed Depts.[2]	90 Days from purchase date	$500[5]	None	None	None

6 Month DPI	Bedding Dept. (# 671)	180 Days from purchase date[3]	$500	None	None	None

6 Month DPI	Furn./Flr. Cov. Licensed Depts. [2]	180 Days from purchase date	$750[5]	None	None	None

SEAT (12 mo.)	Home Depts. Licensed Depts.	12 Months from purchase date	$1000	25% of Purchase Price	Standard 2.5% of Avg. Daily Balance	Accrued interest will be charged on unpaid balance from date of purchase

12 Pay[4]	Decorative Table Top Depts.	12 Months from purchase date	$200	None	12 Equal Payments (Price / 12)	None

*	Minimum purchase requirements for 3/6 month DPI and SEAT account types are set at $499 ($299 bedding), $749 ($499 bedding) and SEAT $999 on the FACS’ system tables to accommodate merchandise marketed $1 below stated minimum. Sales tax and delivery fees and warranties are not included when qualifying a customer to meet the stated minimums.

[1]	DPI is deferred payment and interest.

[2]	Licensed departments that use free credit offers will be charged the appropriate cost rate to sales.

[3]

Assumes customer bills on the same day the deferral period has ended. (If the customer’s next billing cycle closes after the deferral period has ended, the customer may benefit from additional deferred days until the billing occurs.)

[4]

12 Pay account type does not require a systemic table update, therefore, no communication to FACS is necessary when account is used for decorative tabletop departments. Minimum purchase may vary per division (i.e. Macy’s West uses $300). Jewelry minimum purchase for Macy’s East is $500 (effective Aug. 2002). Jewelry minimum purchase for Macy’s West is $750 (effective Oct. 2003)

[5]	Increased minimum purchase requirements implemented August 2001 home sale (effective July for Bloomingdale’s).

SCHEDULE 4.8(b)(ii)

If percentage of Average Private Label Interest Free Receivables to Average Private Label Receivables:

[redacted]

The Parties agree that the thresholds set forth in this Schedule with respect to the May Accounts (as defined in the Purchase Agreement) shall be based on the same range as the thresholds set forth in this Schedule [redacted]. After such time as the May Accounts have been fully transitioned to the Federated brands and strategies, as applicable, and operated on terms consistent with the Federated policies and procedures, the transitional thresholds set forth in the previous sentence shall no longer be applicable and the thresholds set forth in this Schedule shall apply to all Accounts; provided that [redacted].

SCHEDULE 5.4(a)

Additional Marketing Support

(i)	[redacted]

(ii)	[redacted]

(iii)	provide such reasonable assistance to FDS and its Affiliates as FDS may request in connection with the training of personnel of FDS and its Affiliates regarding the Program, including providing training materials;

(iv)	collaborate with the FDS Companies to identify and test marketing initiatives (using Bank’s resources);

(v)	[redacted]

(vi)	[redacted]

(vii)	facilitate marketing opportunities for FDS and its Affiliates with Bank’s other partners and clients on mutually agreeable terms;

(viii)	[redacted]

(ix)	[redacted]

(x)	[redacted]

SCHEDULE 5.6

FACS Marketing Plan – 2005

Primary objective - drive Federated retail sales through credit and loyalty tactics

Specific 2005 Goals:

•	Active Customer Management – [redacted]

•	Customer Acquisition – [redacted]

•	Star Rewards Loyalty Launch (including 4/8/12 loyalty mailings, online interface)

•	Statement redesign implementation

•	Groundwork for Bloomingdale’s Loyalty Relaunch in Spring 2006

•	[redacted]*

Budget - Fall 2005 – [redacted]
$M
[redacted]	[redacted]

Budget - Fall 2005 – [redacted]*
$M
[redacted]	[redacted]

*	[redacted]

SCHEDULE 6.2(b)

Program Privacy Policy

See attached Program Privacy Policy.

SCHEDULE 7.3

Services and Service Level Standards

Definitions

The following terms shall have the following meanings when used in this Schedule 7.3:

[redacted]

“Abandon Rate” means the rate to “offered” calls where a customer hangs up after the call has been queued to an agent.

“ASA” means the average speed to answer a call queued to an agent either directly or after the customer has used the automated voice response application.

“Call Blockage” means calls which are denied access to the switch due to inbound trunk capacity exceeding maximum level.

“Conforming Payments” means Payments received in a single envelope, with a single billhead and a single check (no staples/no tape).

[redacted]

[redacted]

“Non-Conforming Payments” means any payments which are not Conforming Payments.

[redacted]

“Presidential Disputes” means written inquiries addressed to a retail division principal or inquiries from the OTS, FTC, Attorney Generals, or Better Business Bureau.

[redacted]

“Reg Z Correspondence” means inquires directed to the referenced Reg Z PO Box on the back of the customer’s billing statement. Currently, PO Box 8066 (Prop) and PO Box 8108 (VISA).

“Telephone ASA (Cardholder)” means calls initiated by a Cardholder, including calls initiated by a Cardholder either directly via DID or alternatively via 1-800 number access.

“Telephone ASA (Stores)” means calls initiated by a Cardholder from a store courtesy phone or a call placed by a store associate from the selling floor.

“Written Correspondence” means inquires directed to the General Correspondence PO Box or those pieces received from the payment center.

SLAs

Category I Standards	Target
[redacted]	[redacted]

Category II Standards	Target
[redacted]	[redacted]

Category III Standards	Target
[redacted	[redacted]

SLA Compliance Measurement and Penalties

(a) General. Compliance with SLAs shall be determined on a quarterly basis (the “Measurement Period”) beginning with the first full three Fiscal-Month period following the Effective Date. The Fiscal-Monthly report delivered pursuant to Section 7.3(a) following the end of a Measurement Period shall set forth information for the SLA performance information for the applicable Fiscal Month and the full Measurement Period. Each SLA is measured on an average basis over the Measurement Period.

(b) Category III SLAs.

(i)	If the FDS Companies [redacted]

(ii)	If the FDS Companies [redacted]

(iii)	If the FDS Companies [redacted]

(iv)	[redacted]

(c) Category II SLAs.

(i)	If the FDS Companies [redacted]

(ii)	If the FDS Companies [redacted]

(iii)	If the FDS Companies [redacted]

(iv)	[redacted]

(d) Category I SLAs.

(i)	If the FDS Companies [redacted]

(ii)	If the FDS Companies [redacted]

(iii)	If the FDS Companies [redacted]

(iv)	[redacted]

(e) Collections. The Collections related service levels defined in Schedule 7.3 will be in effect as of the Effective Date. The metrics will be reviewed by the parties between now and the Effective Date [redacted]

SCHEDULE 7.4(b)

Internet Services

Bank shall provide secure data feeds into FDS Systems designated by FDS from time to time, in formats agreed to by the Parties in advance from time to time, and shall provide the necessary data feeds and website content, to enable the websites branded with the FDS Licensed Marks and maintained by or on behalf of FDS or any of its Affiliates to display the following information and offer the following functions and features to be performed on-line through such websites:

(a)	on-line access to Credit Card Applications for the FDS Credit Cards branded with the applicable FDS Licensed Marks and the capabilities to permit persons to complete and submit such Credit Card Applications and receive authorizations in real-time on-line;

(b)	[redacted]

(c)	access to Cardholder Account information, Billing Statements and unbilled Account activity;

(d)	[redacted]

(e)	email response to inquiries submitted via email to a designated website email address(es);

(f)	VIP recognition of on-line users;

(g)	Loyalty Programs rewards status;

(h)	status messaging; and

(i)	all other features and functionality available on websites branded with the FDS Licensed Marks and maintained by or on behalf of FDS or any of its Affiliates with respect to the Business prior to the Systems Transition Date.

SCHEDULE 9.2(a)

Monthly Settlement Sheet

The following items will be included in the Monthly Settlement Sheet (in a form agreed upon by the Parties from time to time):

•	the calculation of Pre-tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period;

•	[redacted]

•	[redacted]

•	[redacted]; and

•	all other information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of such Fiscal Month.

SCHEDULE 9.2(b)

Quarterly Settlement Sheet

The following item will be included in the Quarterly Settlement Sheet (in a form agreed upon by the Parties from time to time):

•	[redacted]

•	[redacted]; and

•

all other information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of such Fiscal Quarter or the last Fiscal Month of such Fiscal Quarter, as the case may be.

SCHEDULE 9.2(c)

Year-End Settlement Sheet

The following items will be included in the Year-End Settlement Sheet (in a form agreed upon by the Parties from time to time):

•	the calculation of Pre-tax Profit and the other amounts and estimates set forth on Schedule 1.1(i) for the applicable period;

•	all amounts payable pursuant to Section 9.4(c);

•	[redacted]; and

•

all other information required to determine the payments to be made by the Parties pursuant to this Agreement in respect of the last Fiscal Month or the last Fiscal Quarter, as the case may be, of such Fiscal Year and any annual payments to be made in respect of such Fiscal Year.

SCHEDULE 9.3(a)

FDS Compensation

(for each Fiscal Month)

(a) Net Credit Sale Share. The sum of:

(i)	with respect to the prior Fiscal Month, an amount equal to [redacted]; and

(ii)	with respect to the prior Fiscal Month, an additional amount equal to [redacted]

(b) New Account Payments. The sum of:

(i)	an amount equal to [redacted];

(ii)	an amount equal to [redacted];

(iii)	an amount equal to [redacted]; and

(iv)	an amount equal to [redacted].

(c) FDS Profit Share. An amount equal to (i) the FDS Profit Share in respect of the period from the beginning of the then-current Fiscal Year through the end of the preceding Fiscal [redacted].

(d) Marketing Reimbursement. [redacted]

(e) In-Store Payment Reimbursement. An amount equal to [redacted]

(f) Account Application SPIF Reimbursement. With respect to the prior Fiscal Month, an amount equal[redacted]

(g) FDS Services. [redacted]

(h) Value Proposition Payments. [redacted]

(i) Card Association Payments. [redacted]

SCHEDULE 9.4(a)

Budget

In M’s

[redacted]

Notes:

[redacted]

SCHEDULE 9.4(c)

Expense Categories

Expense Category	Responsibility

Bank’s servicing expenses (in accordance with Schedule 1.1(g))	[redacted]

FDS Companies’ servicing expenses (in accordance with Schedule 1.1(g))	[redacted]

Bad debt expenses	[redacted]

Bad Debt Reserve Note: [redacted]	[redacted]

Funding Costs	[redacted]

VISA Reward Expenses	[redacted]

SCHEDULE 11.1(c)

Conflicts; Defaults; Etc.

Requisite Regulatory Approvals

•	HSR, if applicable.

•	Bank Merger Act with respect to each of the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption.

•	OTS approval with respect to each of the First Purchase and Assumption, the Second Purchase and Assumption and the Third Purchase and Assumption.

•	OCC approval and OTS approval with respect to the purchase of the CEBA Equity Interests.

Third Party Consents

•

Software License Agreement between Pitney Bowes docSense, Inc. as licensor, and FACS and Federated Systems Group, Inc. (“FSG”) as licensee, dated as of March 18, 2003. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

Master Software Agreement between Exstream Software, Inc. as licensor, and FACS and FSG as licensee, dated January 1, 2003. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

Professional Services Agreement between Prinova Technologies, Inc. and FACS, dated August 4, 2004, and related Statements of Work and Support Services Agreement. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

IT Services Agreement between Xerox Global Services, Inc. and its parent company Xerox Corporation (jointly, “XGS”) and FACS, dated as of November 24, 2004, and related Statement of Work and EOMS Software Ver 8.     Master License and Support Agreement. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

Services Agreement for Custom Scoring Models between Experian Information Solutions, Inc. and FACS dated June 7, 2004, as amended. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

FACS GROUP, INC. AGREEMENT between FACS and Fair, Isaac and Company, Incorporated (“FICO”) signed June 26 and June 30, 1998 (prop behavior scorecard). [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•

FINGERHUT CORPORATION TRIAD SOFTWARE SYSTEM LICENSE AGREEMENT between Fingerhut Corporation (“Fingerhut”) and FICO signed August 7 and 13, 1997, as assigned by Fingerhut to FACS in Assignment and Assumption Agreement between Fingerhut, FACS, and FICO dated May 24, 2000, as amended. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•	Master Customer Agreement between HNC Software, Inc. and FSG dated as of March 29, 2001. [Contract to be amended to permit the activities contemplated by the Program Agreement.]

•	Assurant contracts:

o	FACS Program Agreement effective March 1, 1977 between FACS and American Bankers Insurance Company of Florida, American Bankers Life Assurance Company of Florida, and Bankers American Life Assurance Company (collectively, “ABIG”), as amended. [run off]

o	FACS and ABI Alliance Agreement effective February 1, 1998 between FACS and ABIG

o	FACS and ABI Accidental Death Program Agreement effective March 1, 1998 between FACS and ABIG. [run off]

o	Insurance Service Agreement effective July 1, 2002 among Fortis Benefits Insurance, FACS, iTrust Insurance Agency, Inc. (“iTrust”), and FACS Insurance Agency, Inc. (“FACS Insurance Agency”).

o	FACS and RMI Membership Program Agreement, effective May 1, 1998 between Roadgard Motor Club, Inc. and FACS. [run off]

o	FACS and Womensense Service Expense Reimbursement Agreement, effective September 1, 1998, between Consumer Assist Network Association, Inc., d/b/a/ WomenSense and FACS. [run off]

•	Marketing Agreement dated as of February , 2002 between FACS and FDSB and Trilegiant Corporation, as amended.

•	Revenue Enhancements Products Agreement between FACS, iTrust, and National Union Fire Insurance Company of Pittsburgh, PA dated as of October 1, 2002.

•	Joint Marketing Agreement dated June __, 2001 between FACS and FDSB and Progeny Marketing Innovations LLC (f/k/a FISI*Madison L.L.C.), as amended

•	Consumer Credit Information and Credit Card Fraud Alert Registry Service Agreement between CreditComm Service LLC and FACS dated April 5, 1999. [run off]

•	Perpetual License Agreement, by and between Group 1 Software, Inc. and Federated Systems Group, Inc. dated March 30, 1990 and Addenda #2-11

•	Software License Agreement by and between Vanguard Integrity Professionals and Federated Systems Group, Inc. dated September 29, 1997

•	License Agreement, by and between The Systems Center, Inc. and The Sabre Group, dated June 28, 1988

•	Software Program Product License Agreement, by and between Software Engineering of America and The Sabre Group, dated October 15, 1987

•	Software Program Product License Agreement, by and between Software Engineering of America and The Sabre Group, dated August 28, 1989

•	Proprietary Software License Agreement, by and between Advanced Software Technologies Company, Ltd. and The Sabre Group dated January 28, 1988

•	CPU License Agreement, by and between Levi, Ray & Shoup, Inc. and Federated Systems Group, Inc. dated March 11, 1998

•	Software License and Services Agreement, by and between LBSS, Inc. and Federated Systems Group, Inc. dated November 3, 2000

•	Permanent License Agreement for Proprietary Software Products and Maintenance, by and between Compuware Corporation and The Sabre Group, dated March 28, 1986

•	Enterprise Addendum, by and between Compuware Corporation and Federated Systems Group, Inc., dated August 31. 2001 and Enterprise Schedule No. 1

SCHEDULE 11.1(d)

Litigation

Date Served	Case Name
	John W. Morrow vs. The Bon Marche and FACS Group, Inc.	[redacted]

2/4/2004	Barbara Kelly v. Bloomingdale’s, Inc.	[redacted]

6/16/2003	Carlos M. Benitez, Jr. vs. Experian Corp. y/o Experian Inc, Equifax Corp y/o Equifax Inc, Trans Union Corp y/o Trans Union Inc, Macys de Puerto Rico, et al	[redacted]

7/27/2004	Elizabeth A. Olson v. The Bon, Inc. and FACS Group	[redacted]

1/10/2005	Huguette A. Flambert Riboul v. Macy’s	[redacted]

7/31/2002	Emily J. Moskowitz vs. Bloomingdale’s, Inc	[redacted]

3/1/2005	Felix R. Gonzalez v. Experian Information Solutions, Inc., FDS National Bank, et. al.	[redacted]

12/3/2004	Kenneth J. Warren vs. FACS Group, Inc.	[redacted]

3/9/2005	Benjamin Chiang vs. Rich’s Department Stores, Inc. d/b/a/ Rich’s-Macy’s	[redacted]

3/9/2005	Ava Lee vs. Rich’s Department Stores, Inc. d/b/a/ Rich’s-Macy’s	[redacted]

1/11/2005	Laura Morales v. Burdines, Inc. and Premier Recovery, Inc.	[redacted]

3/2/2005	Shaunda N. Williams v. Trans Union LLC, Belden Jewelers, a Division of Sterling Jewelers, Inc., W.S. Badcock Corporation, dba Badcock Home Furnishing Centers, Burdines, A Division of Federated Systems Group, Inc.	[redacted]

Feb. 2005	Ignacio Agustin Gomez v. Macy’s Department Stores, Inc., et al	[redacted]

5/2/2005	William C. Roberts v. FDS Bank, Federated Dept. Stores, Macy’s East	[redacted]

SCHEDULE 11.1(g)

2005 YTD Portfolio and Operational Enhancements and Changes

a.	New loyalty program for Macy’s (“STAR Rewards”)
i.	New card designs and overall card structure

ii.	Statement re-design (including rewards certificate on statement)

iii.	[redacted]

iv.	On-line activation capability on macy’s.com

v.	“STAR Rewards” marketing collateral

b.	Change in hours of operation for Customer Service

i.	Extended hours (nights and weekends) for home calls – July 2005

ii.	New hours include all store hours availability for home calls

c.	[redacted]

i.	[redacted]

d.	[redacted]

i.	[redacted]

ii.	[redacted]

e.	[redacted]

i.	[redacted]

f.	Fraud prevention referrals for STAR Rewards launch

i.	[redacted]

ii.	[redacted]

iii.	[redacted]

g.	International Service Fee Assessment planned for July 2005

h.	On-line EZ-Pay capabilities accessible on macy’s.com

i.	Effective in March, 2005

i.	Language of Preference capabilities

i.	Ability for customer to request statements and credit correspondence to be delivered in Spanish

ii.	Available during Spring season 2005

j.	[redacted]

i.	[redacted]

SCHEDULE 16.2(d)(i)

Adjusted Fair Market Value

“Adjusted Fair Market Value” means [redacted]

SCHEDULE 16.2(d)(iv)

Penalty Amounts

[redacted]

SCHEDULE 16.2(e)

Fair Market Value

“Fair Market Value” means the value determined in accordance with the procedures specified in Schedule 16.2(e)(i) (including the use of the assumptions set forth in Schedule 16.2(e)(ii)); provided that [redacted]

SCHEDULE 16.2(e)(i)

Fair Market Value Procedures

In the event FDS or the Nominated Purchaser exercises the repurchase right, each of FDS and Bank shall promptly nominate an independent appraiser (each, an “Independent Appraiser”) and provide written notice of such nomination to the other within 30 days of delivery to Bank of the exercise notice from FDS. Within fifteen days of the receipt of such nomination by the other Party, each of FDS and Bank shall advise the other Party that they either accept or challenge the other Party’s selection of Independent Appraiser. In the event that either Party objects to the Independent Appraiser nominated by the other Party, the Parties will negotiate in good faith to resolve such difference and, in the event that no resolution is obtained within fifteen days after the date of notice of any objection to any nominated Independent Appraiser is given, such dispute shall be resolved pursuant to Section 12.3 of the Agreement. If both of the nominated Independent Appraisers are acceptable, each of FDS and Purchaser shall promptly retain their respective nominated Independent Appraisers and provide such information to both Independent Appraisers as is necessary to permit each of the Independent Appraisers to provide a determination of the fair market value of the Program Assets (the “Appraised Value”) as of a date selected by the Parties for such purpose (which date will be not later than 45 days after the date on which the Parties have agreed on the designation of the Independent Appraisers); provided, that the information provided to both Independent Appraisers shall be identical. Such appraisals shall be performed on the basis of the assumptions set forth in Schedule 16.2(e)(ii). [redacted].

SCHEDULE 16.2(e)(ii)

Certain Assumptions

1.	Each Party shall cause its Independent Appraiser to appraise the value of the Program Assets in accordance with standard valuation methodology commonly used by purchasers of Credit Card portfolios and generally accepted in the marketplace for a purchase of a Credit Card portfolio of a size and type comparable to the Program.

2.	The appraisal of the Program Assets shall also be conducted in accordance with the following assumptions and principals:

(i)	[redacted]; and

(ii)	[redacted].

3.	[redacted]